Exhibit 99.1

TECHNICAL SUMMARY REPORT

AMERICAN WEST POTASH, LLC

2012 POTASH RESOURCE ASSESSMENT FOR THE HOLBROOK BASIN PROJECT HOLBROOK, ARIZONA, USA

Prepared For:

American West Potash, LLC

600 17th Street, Suite #2800 South

Denver, Colorado 80202

Prepared By:

Tabetha A. Stirrett, Professional Geologist

North Rim Exploration, Ltd.

Avord Tower, 1020 – 606 Spadina Crescent East

Saskatoon, Saskatchewan S7K 3H1

August 2, 2012

FINAL

Report Number: 12-932

Avord Tower, 1020-606 Spadina Crescent East • Saskatoon, Saskatchewan • S7K 3H1 • (306) 244-4878

CONTENTS

CONTENTS			1

LIST OF FIGURES			3

LIST OF TABLES			4

LIST OF APPENDICES			4

1.0	SUMMARY		5

2.0	INTRODUCTION AND TERMS OF REFERENCE		11

	2.1	INTRODUCTION	11

	2.2	AVAILABLE DATA	12

	2.3	TERMS OF REFERENCE	13

	2.4	Qualified Persons and Contributing Authors	14

	2.5	SITE VISIT	15

3.0	RELIANCE ON OTHER EXPERTS		15

4.0	PROPERTY DESCRIPTION AND LOCATION		16

	4.1	PROPERTY DESCRIPTION AND LOCATION	16

	4.2	PROPERTY TITLES IN ARIZONA	18

	4.3	MINERAL TENURE IN ARIZONA	18

5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY		19

	5.1	ACCESSIBILITY	19

	5.2	CLIMATE	19

	5.3	LOCAL RESOURCES	20

	5.4	INFRASTRUCTURE	20

	5.5	PHYSIOGRAPHY	21

6.0	HISTORY		23

	6.1	HISTORY OF POTASH EXPLORATION IN THE HOLBROOK BASIN	23

	6.2	RESOURCE EXPLOITATION HISTORY IN THE HOLBROOK BASIN	24

7.0	GEOLOGICAL SETTING AND MINERALIZATION		25

	7.1	GEOLOGICAL SETTING	25

	7.2	LOCAL GEOLOGY AND MINERALIZATION	29

	7.3	STRUCTURAL GEOLOGY AND GEOLOGICAL CROSS SECTIONS	38

	7.4	DISTURBANCES AFFECTING GEOLOGY OF THE POTASH-BEARING MEMBERS	41

	7.5	CARLSBAD POTASH MINE, NEW MEXICO: AN ANALOG	44

8.0	DEPOSIT TYPE		44

9.0	EXPLORATION		47

	9.1	SEISMIC PROGRAM	48

10.0	DRILLING		52

	10.1	2012 DRILLING PROGRAM	52

	10.2	DRILLING PROCEDURES	53

	10.3	CORE RETRIEVAL	55

	10.4	SPOT CORES	57

	10.5	GEOPHYSICAL WIRELINE PROGRAM	58

11.0	SAMPLE PREPARATION, ANALYSIS AND SECURITY		59

	11.1	GEOCHEMICAL SAMPLING	59

	11.2	CONTROLS ON SAMPLE INTERVAL DETERMINATION	59

	11.3	SAMPLING METHOD AND APPROACH	60

	11.4	SAMPLE SECURITY	64

	11.5	QUALITY CONTROL PROCEDURES	65

	11.6	GEOMECHANICAL SAMPLING	68

12.0	DATA VERIFICATION		70

	12.1	HISTORICAL DATA	70

	12.2	RECENT DATA	70

	12.3	ASSAY-TO-GAMMA CORRELATION STUDY	71

	12.4	COMPARISON OF GREC METHOD TO ACTUAL HISTORICAL ASSAY DATA	73

	12.5	REVIEW OF STANDARDS AND REPEAT ANALYSIS	75

13.0	MINERAL PROCESSING AND METALLURGICAL TESTING		77

14.0	3-D MODELLING AND MINERAL RESOURCE ESTIMATES		77

	14.1	MINERAL AND PRIVATE LANDS	77

	14.2	ASSUMPTION AND METHODOLOGY	77

	14.3	GEOLOGICAL MODEL	78

	14.4	MINERAL RESOURCE	79

	14.4.1	INFERRED MINERAL RESOURCE	79

	14.4.2	INDICATED MINERAL RESOURCE	79

	14.4.3	MEASURED MINERAL RESOURCE	80

	14.5	POTENTIAL CONVENTIONAL MINERAL RESOURCE CRITERIA	80

	14.5.1	KR-1 DISCUSSION	83

	14.5.2	KR-2 DISCUSSION	83

15.0	MINERAL RESERVE ESTIMATES		89

16.0	MINING METHODS		89

17.0	RECOVERY METHODS		89

18.0	PROJECT INFRASTRUCTURE		89

19.0	MARKET STUDIES AND CONTRACTS		89

20.0	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT		89

21.0	CAPITAL AND OPERATING COSTS		89

22.0	ECONOMIC ANALYSIS		89

23.0	ADJACENT PROPERTIES		90

24.0	OTHER RELEVANT DATA AND INFORMATION		92

25.0	INTERPRETATION AND CONCLUSIONS		92

26.0	REFERENCES		95

27.0	CERTIFICATION OF QUALIFIED PERSON		97

LIST OF FIGURES

FIGURE 1: GENERAL LOCATION MAP OF PROJECT AREA	17
FIGURE 2: SOLUTION COLLAPSE BASIN WITH RESPECT TO POTASH BASIN (MODIFIED FROM WARREN, 2006)	22
FIGURE 3: GEOLOGICAL MAP OF NORTH EAST ARIZONA AND PROJECT AREA	27
FIGURE 4: SIMPLIFIED STRATIGRAPHIC COLUMN OF THE HOLBROOK BASIN	31
FIGURE 5: SIMPLIFIED CROSS SECTION THROUGH THE HOLBROOK BASIN	32
FIGURE 6: TYPE SECTION OF AWP-27 CORRELATING GEOPHYSICAL LOG SIGNATURES WITH CORE PHOTOGRAPHY IN “CYCLE 5” BEDS	36
FIGURE 7: TYPE SECTION OF DRILL HOLE AWP-17 INCLUDING THE POTASH AND RESOURCE INTERVALS	40
FIGURE 8: ANOMALIES AFFECTING POTASH- BEARING HORIZONS	43
FIGURE 9: LOCATION OF THE 2011 SEISMIC LINES	49
FIGURE 10: SUPAI TO MARKER 1 ISOCHRON MAP	51
FIGURE 11: STEWART BROTHERS DRILLING’S RIG	52
FIGURE 12: STEWART BROTHERS DRILLING PERFORMING CORE RECOVERY WITH NORTH RIM CORE SUPERVISOR	57
FIGURE 13: PHOTOGRAPH TAKEN INSIDE OF AWP’S CORE LAB FACILITY	60
FIGURE 14: AWP’S DRY 2-HORSEPOWER BAND SAW WITH DUST COLLECTION SYSTEM	62
FIGURE 15: SAMPLING INTERVAL FROM DRILL HOLE “AWP-18” (CORE 2, BOX 7 AND CORE 2, BOX 8)	64
FIGURE 16: CORE PHOTO SHOWING LOCATION OF MECHANICAL SAMPLES TAKEN BY TETRATECH	69
FIGURE 17: BANNATYNE (1983) GREC METHOD	72
FIGURE 18: ALGER AND CRAIN GREC METHOD (1965)	72
FIGURE 19: HISTORICAL DRILL HOLE 01-23 GAMMA RAY/ASSAY/GREC COMPARISON	75
FIGURE 20: K2O POT003/POT004 STANDARD LIMITS	76

FIGURE 21: MGO POT003/POT004 STANDARD LIMITS	76
FIGURE 22: RESOURCE BUFFERS FOR KR-1 AND KR-2 (MEASURED, INDICATED AND INFERRED)	85
FIGURE 23: POTASH THICKNESS FOR KR-1 AND KR-2 INTERVALS	86
FIGURE 24: DISTRIBUTION OF POTASH GRADES FOR KR-1 AND KR-2 SEAMS	87
FIGURE 25: INSOLUBLE CONTENT OF KR-1 SEAM	88
FIGURE 26: ADJACENT PROPERTY LAND HOLDINGS WITH RESPECT TO THE PROJECT AREA	91

LIST OF TABLES

TABLE 1: PROJECT AREA RESOURCE SUMMARY TABLE	8
TABLE 2: GLOSSARY OF TERMS AND PHRASES	13
TABLE 3: APPROXIMATE GROUND ELEVATION AT WELL CENTRE FOR THE 2012 DRILL LOCATIONS	23
TABLE 4: SUMMARY OF POTASH MINERALIZATION	38
TABLE 5: SUMMARY OF POTASSIUM SALTS	46
TABLE 6: STOICHIOMETRIC AND CHEMICAL EQUIVALENCIES AND CALCULATIONS	47
TABLE 7: SUMMARY OF 2011 / 2012 EXPLORATION PROGRAMS	48
TABLE 8: SPOT CORES TAKEN BY TETRATECH	57
TABLE 9: DRILL HOLE 2011 WIRELINE PROGRAM	58
TABLE 10: ASSAY INTERVALS SUMMARIZED BY TEST WELL	59
TABLE 11: SAMPLE INTERVALS TAKEN BY TETRATECH FOR MECHANICAL TESTING	69
TABLE 12: ASSAY VS. GREC CORRELATION FOR THE HOLBROOK BASIN HISTORICAL WELLS	74
TABLE 13: PROJECT AREA RESOURCE SUMMARY TABLE	82

LIST OF APPENDICES

All appendices are located at the end of the report following Section 27.0.

Appendix A – Geological Cross Sections

Appendix B – Assay Standards

Appendix C – Assay Results

Appendix D – Metallurgical Testing Summary

Appendix E – Drill Hole KR-1 and KR-2 Summaries

1.0             SUMMARY

Introduction

North Rim Exploration Ltd. (hereinafter referred to as North Rim) was engaged by American West Potash (hereinafter referred to as AWP) to assist with the implementation of an infill drilling program to better delineate the resource defined from the 2011 exploration program.  The 2012 Phase 2 drilling program consisted of drilling and core assaying in order to complete a National Instrument 43-101 (NI 43-101) compliant Mineral Resource Estimation on their potash property located in the Holbrook Basin in Arizona, USA (hereinafter referred to as the “Project Area”).  The Project Area is located approximately 50 kilometers (km) (30 miles (mi)) east of the city of Holbrook, Arizona and encompasses approximately 90,000 acres (36,400 hectares) of both state and private land for which AWP has negotiated mineral leases, mineral rights, surface rights and state exploration permits.

The following Technical Report prepared by North Rim summarizes the updated Inferred and Indicated potash resources for AWP’s property, and includes the addition of a Measured Potash Resource.  The data used in the Mineral Resource Calculation incorporates historical data from the surrounding area, seismic work, the results from the twelve holes drilled completed during 2011, and the results from ten potash exploration drill holes completed in 2012.

The Holbrook Basin is a 13,000 km2 (5000 mi2) sub-circular to kidney shaped sedimentary basin in east-central Arizona located along the southern edge of the Colorado Plateau.  Its basin-fill strata are characterized by Pennsylvanian to Permian aged siliciclastic sediments interbedded with a relatively thick sequence of halite and other evaporites which define its depositional edges.  Potash occurs as discrete mineralized horizons within the uppermost halite beds of this evaporite sequence.  The most laterally extensive mineralization identified to date occurs within the second uppermost salt bed (“Sequence 2”) of the so-called “5-B Salt Phase”.  This interval was the primary exploration target during AWP’s 2012 drilling program.

The Holbrook Basin is similar geologically and in size with other evaporite basins currently producing potash in the United States, namely Intrepid Potash’s mines in Carlsbad, New Mexico and Moab, Utah.  The Carlsbad Mine is extracting potash from depths of 243 metres (m) to 457 m (800 to 1500 feet (ft)) using conventional, continuous mining machines that can target potash beds as thin as 40 inches but can cut a minimum bed thickness of 52 inches.  The Cane Creek Mine near Moab, Utah originally extracted potash using conventional mining methods at 914 m (3000 ft); however, in 1970 the operation was converted to a solution mine.  The minimum K2O grades that have been recovered from Intrepid’s mines are as low as 8.0% (12.7 % KCl) but are dependent on individual mine operating procedures.  The Holbrook Basin potash does not have Langbinite, has lower carnallite content and lower insolubles than currently seen at the Intrepid Carlsbad Mine.

Zonge International Inc. of Colorado recorded 2D seismic data on 70 linear miles (112.7 km) over the Project Area in 2011, on behalf of AWP.  RPS Boyd PetroSearch of Calgary Alberta interpreted the data to identify possible geological or structural anomalies.  In general the Project Area was found to be relatively undisturbed and with generally flat lying geology.  As identified in the RPS Boyd PetroSearch seismic report there are no features which would indicate large scale salt dissolution, removal or channelling.  Minor features are present and may be avoided or delineated further with additional seismic data to assist in future drill holes or mine planning.  At this time, the 2012 drill holes have not been incorporated into the seismic report from 2011.

Mineral Resource Estimate

For the purpose of this report the Mineral Resource Estimate is based on the assumption that recovery of the potash will be by conventional underground mining methods as they exist today.  TetraTech is currently compiling a Feasibility Study (FS) (plus-minus 15% costs) and is expected to release it in early fall 2012.  AWP and TetraTech are also preparing to upgrade and move this FS to a Definitive (Bankable) Feasibility Study (DFS) with targeted release in early 2013.  Based on the positive results from the TetraTech Preliminary Economic Assessment (PEA) released in December 2011 (TetraTech, 2011), the 2012 program was designed to tighten up the drill hole spacing to increase confidence in the Inferred and Indicated Resource as well as add a Measured Resource category.

The calculation was performed through a combination of assay results from the 10 newly drilled 2012 wells, 11 of the 12 wells drilled in 2011, and the equivalent K2O values calculated from the 57 historical wells’ Gamma Ray Estimation Curves (GREC).  In determining the resource for conventional mining a “Mineral Resource Interval” was chosen to calculate the resource.  The “Mineral Resource Interval” is defined as the laterally correlatable potash horizons occurring within Sequence 2 of the 5-B Salt Phase.  These horizons are identified, differentiated and correlated by their unique stratigraphic position within the depositional sequence.  The intervals were verified with wireline logs using consistent inflection points from the gamma ray logs.

Three potash horizons were identified on the AWP Project Area and have been deemed, in descending stratigraphic order, the Upper, Medial and Lower potash horizons.  For the purposes of the Mineral Resource Calculation, these horizons were grouped into KR-1 (Upper) and KR-2 (Medial and Lower) Geological Resource.

The following criteria were used when selecting the “KR-1 Mineral Resource”:

•                  Assigned only Inferred Resource;

•                  Grade (K2O %) x Thickness = 2.4 m or 8 ft;

•                  8% K2O minimum grade cutoff;

•                  Minimum bed thickness of 0.3 m (1 ft);

•                  A 23 % Insoluble cutoff; and

•                  Less than 10 % carnallite.

The following criteria were used when selecting the “KR-2 Mineral Resource”:

•                  Assigned Inferred, Indicated and Measured Resource;

•                  Grade (K2O %) x Thickness = 12 m or 40 ft;

•                  Minimum bed thickness of 1.2 m (4 ft);

•                  Less than 10 % insoluble content; and

•                  Less than 10 % carnallite.

At this time, engineering feasibility studies are being conducted on the Project Area so the above criteria may be modified after such studies are completed.  The thicknesses used for the Resource Calculation are not a ‘mining cut’ and may be reduced once engineering studies are completed.

Measured, Indicated and Inferred Resource Summaries

Inferred resources are based on either the results of assayed drill holes or GREC calculated grades.  Indicated and Measured Resources are based on the results of either the assayed drill holes.  Based on interpreted geological and property constraints and confidence in lateral continuity of the potash beds the following resource radius of influence (ROI) were selected; Measured 0 to 0.5 km (0 to 1640 ft); Indicated 0.5 to 1.6 km (1640 to 5250 ft) and Inferred 1.6 to 3.2 km (5250 to 10500 ft).  All historical wells were assigned to the Inferred category due to a lack of reliable assay data and the lack of historical core available for verification assay.

A summary of Inferred, Indicated and Measured Potash Resources are presented in Table 1.

Table 1: Project Area Resource Summary Table.

RESOURCE SUMMARY TABLE

MEASURED RESOURCES SUMMARY(1)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
KR-2	2.02	9.27	9.78	2.62	3.24	33.39	5.17	3.26	0.136
Total	N/A	9.27	N/A	N/A	N/A	33.39	5.17	3.26	N/A

INDICATED RESOURCES SUMMARY(2)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
KR-2	1.92	75.76	9.76	2.42	3.15	259.47	40.09	25.33	0.129
Total	N/A	75.76	N/A	N/A	N/A	259.47	40.09	25.33	N/A

INFERRED RESOURCES SUMMARY(3)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	1.01	104.33	10.89	3.79	16.57	204.46	35.23	22.26	0.082
KR-2	1.95	81.06	10.73	1.99	2.67	282.4	47.94	30.29	0.144
Total	N/A	185.39	N/A	N/A	N/A	486.86	83.17	52.55	N/A

(1)               Measured Resource radius of influence is 0 – 500 m Potash Unit KR-2

(2)               Indicated Resource radius of influence is 500 - 1600 m for Potash Unit KR-2

(3)               Inferred Resource radius of influence is 0 – 3200 m for Potash Unit KR-1 and 1600 – 3200 m for Potash Unit KR-2

(4)               “Total Sylvinite Tonnage” refers to total amount of in-situ resource in the Project Area Deductions include 15% for unknown anomalies

(5)               “Total KCl Tonnage” refers to the total amount of KCl resource in the Project Area. Deductions include 15% for unknown anomalies (Does not include mining extraction ratio or plant and transport losses)

(6)               “Total K2O Tonnage” refers to the total amount of K2O resource in the Project Area. Deductions include 15% for unknown anomalies (Does not include mining extraction ratio or plant and transport losses)

(7)               MMT = Million Metric Tons

(8)               Assuming 640 acres or 2,589,988m2 per section. To be applied only for the seam reported on.

Conclusions

AWP’s Project Area, when compared to other sedimentary basins hosting potash deposits, exhibits several positive factors that make it favourable for further potash exploration, resource delineation, and possible mine development:

•                  The resource calculated now has the addition of a Measured Resource and additional Indicated Resource.  The Feasibility Study currently being completed has a planned release date in fall 2012.  AWP and TetraTech are also preparing to upgrade and move this FS to a Defensible (Bankable) Feasibility Study with targeted release in early 2013.

•                  Potash resources appear to be of comparable grade, thickness and with low impurities, such as insolubles and carnallite, when compared to Intrepid’s Carlsbad Mine.

•                  The potash beds in the Project Area occur at relatively shallow depths, less than 551 m (1800 ft), with an average depth of approximately 435 m (1427 ft).

•                  Seasonal climate variations are minimal compared to Canadian and Russian potash operations which lower operation costs.

•                  Unlike other parts of the world where potash is mined, there is no competition with the Oil and Gas industry in the Holbrook Area (Rauzi S. L., 2008).

•                  The Project Area is close to very large, year round potash markets in Arizona, California and Mexico.  The US imports more than 80 % of the potash it consumes and is the second largest consumer of potash in the world.  The Project Area is close to four international export ports.

•                  The state of Arizona supports the development of its mineral resources, works closely with the mining industry and has a favourable potash royalty structure.

•                  The Project Area is in close vicinity to infrastructure including rail, major highways, gas and power.

•                  Opportunities for acquiring bolt-on acreage and additional property interests within the Holbrook Basin to increase the overall resource.

Potential Risks Requiring Further Investigation

Permitting and Licensing:  AWP has followed a strategy of acquiring only state and private lands and mineral rights, thus, permitting will be conducted through Arizona State agencies.  Primary agencies include:

•                  Arizona State Land Department (ASLD) — conversion of the mineral exploration permits into mineral leases.

•                  Department of Environmental Quality - air, water and wastewater permits.

•                  Department of Water Resources - fresh water wells and water usage.

•                  State Mine Inspector - permit for mining operations which would include safety, hazardous materials and control.

Petrified Forest National Park:  AWP is working closely with State and Park officials, and will have to continue to do so, in minimizing the impact on the surface areas and Park visitors.

Water Supply: AWP plans to work with the Department of Water Resources to obtain, prove and be granted water rights.  AWP is also evaluating obtaining these water rights from area wells or drilling its own water wells.

Salt Back Thickness: It has been observed in the core that the roof or “back” above the upper potash resource interval (KR-1) and localized areas of the lower potash resource interval (KR-2) is made up of insoluble materials such as clays and anhydrites, which can present challenges with roof control and the mining progress.  Rock mechanics studies have been initiated to determine how best to handle the “salt back” and provide recommendations for control.  Samples for mechanical testing were taking during the 2012 program and the results of these tests are expected to be released in early 2013.  Well AWP-23 was cored from top to bottom to provide core for geomechanical testing.  These results will also be available early 2013 and will provide information regarding the overlaying strata rock mechanics and aquifer delineation.

Recommendations

The Project Area has an adequate Measured, Indicated and Inferred Resource base to support the DFS which is currently underway.  The following recommendations are made by the author:

•                  Additional seismic that was acquired in the northwest portion of the Project Area during the 2011 program should be processed and updated with the data from 2012.  This will assist with placing any new wells.  Estimated cost $25,000.

•                  Complete the Definitive Feasibility Study.  This study will focus on determining the economics of a conventional underground mining operation in the Project Area, and will also include beginning baseline environmental studies, permitting, metallurgical, hydrogeological and geotechnical studies.  Estimated cost $5,000,000 to $8,000,000.

•                  Conduct infill drilling of 5 to 10 wells to increase the Indicated and Measured Resource base and provide additional information for the Feasibility Study.  Estimated cost $2,000,000 to $3,000,000.

2.0             INTRODUCTION AND TERMS OF REFERENCE

This report was prepared by North Rim Exploration Ltd. (hereinafter referred to as “North Rim”) at the request of American West Potash, LLC (hereafter known as “AWP”) to update the Mineral Resource Estimate (Stirrett & Gebhardt, 2011) generated for its Holbrook Basin Project (herein referred to as the “Project Area”) following the completion of a potash infill drilling program in 2012.  AWP is a corporation based in Denver, Colorado whose goal is to assess the economic potential of potash deposits in the Holbrook Basin.  This report discusses historical exploration efforts and AWP’s recent drilling and seismic activities in the Project Area, and outlines the details of a Potash Mineral Resource Estimate compliant with National Instrument 43-101 Report Form F-1.  North Rim is entirely independent of AWP and has no interest in any manner in the property in question.

2.1       INTRODUCTION

The information upon which this report is based was obtained from 10 drilled test holes completed by AWP in 2012, 12 test holes completed by AWP in 2011, public historical exploration data acquired by various companies between 1960 and 1970, as well as publicly available record sources including technical reports, geological reports, and potash geochemical analyses.

August 2, 2012 is the effective report date.  The seismic survey data presented in this report is effective as of September 29, 2011.  The geoanalytical assay results obtained from Huffman Laboratories Inc. of Golden, Colorado is effective as of June 27th, 2012.

For this report, North Rim performed the following scope of work:

•                  Planned and assisted AWP with the implementation of the 2012 (Phase 2) exploration drill program;

•                  Reviewed the recovered cores and generated detailed geological core descriptions;

•                  Compiled and interpreted the regional and local geology;

•                  Performed core analysis, geochemical sampling, and summary of assay results;

•                  Reviewed 63 historical wells (LAS and PDF files) of which 57 met the criteria for inclusion in the Resource Calculation, 21 of which did not contain potash;

•                  Reviewed land agreements as provided by AWP to verify land tenure;

•                  Reviewed RPS Boyd PetroSearch’s 2D seismic reports; and

•                  Calculated Inferred, Indicated, and Measured Resources based on NI-43-101 compliance requirements.

2.2       AVAILABLE DATA

Cores from the 10 potash test holes completed in 2012, and from the 12 potash test holes completed in 2011 on the Project Area, which are referenced throughout this report, are all available for inspection at AWP’s core facility located in Holbrook, Arizona.  The core from two of the 12 test holes has been inspected by the principal author, Ms Tabetha Stirrett to verify their contents.  The remainder of the core was inspected by other geological professionals under the direction of the principal author.

As with other potash deposits, the Mineral Resource may be affected by geological phenomena that have deleterious effects upon the Mineral Resource, these include but are not limited to:

•                  Depositional limitations and local paleotopography;

•                  Absence of material due to erosion; and

•                  Leach, washout, and salt collapse anomalies.

Although no critical anomalies have yet been identified on the property, the possibility of the above mentioned anomalies does exist for the Project Area (see Section 7.4).  While the present study incorporates estimates as to the extent of such anomalous ground based upon knowledge gained in the 2011 2D seismic reports (Edgecombe, 2011), further work, such as regional 2D extensions may identify subsurface anomalies in other portions of the Project Area.

The Permian stratigraphy of the Holbrook Area and the local processes affecting evaporite formation, potash precipitation, preservation, diagenesis, and dissolution are topics of both historical and on-going research by numerous industry, academic, and government bodies.  The detailed stratigraphic correlations that are presented herein are based upon these reports; however, they have been modified by the author based on personal experience with other potash deposits.

Property descriptions and land status were obtained from the list of lands as set forth in the documents provided by AWP.  No attempt to independently verify the land tenure information was made by the author.  Mineral Resource Estimate Calculations were based upon review of available technical sources and were completed under the direct supervision of Mrs. Tabetha Stirrett, P. Geo.  The economic potential of the Project Area is beyond the scope of this report.

The reader is reminded that the term “ore” should not be used, disclosed, or implied unless proven reserves have been estimated on the property.  To be called ore, the economic factor must be taken into account and it must be possible to extract metals or minerals profitably from the ore.  Since no proven reserves have been identified during the course of work undertaken to prepare this report, the term “ore” has not be used; however, where the term “ore” is used in this report, it is in the context of a direct quote taken from third-party reports or papers and as such is not compliant with recommendations set forth in NI 43-101.

2.3       TERMS OF REFERENCE

Throughout this report geological, technical, and potash industry specific terminology is commonly employed. Table 2 provides an alphabetized list of definitions for many of these terms and phrases.

Table 2: Glossary of Terms and Phrases

GLOSSARY OF TERMS

Term	Chemical Formula	Definition
Assay	N/A	A test performed to determine a sample’s chemical content.
Carnallite	KCl.MgCl2 6H2O	A mineral containing hydrated potassium and magnesium chloride.
Halite	NaCl	Sodium Chloride – Naturally occurring salt mineral.
G x T	N/A	Grade multiplied by thickness in either meters or feet.
Sylvite	KCl	Potassium Chloride – A metal halide salt composed of potassium and chorine. Generally known as potash.
Sylvinite	N/A	Mineralogical mixture of halite and sylvite +/- minor clay and carnallite.
K2O	K2O	Potassium Oxide - A standard generally used to indicate and report ore grade.
Insoluble	N/A	Water-insoluble impurities, generally clay, anhydrite, dolomite or quartz.
Seismic Anomaly	N/A	A structural change in the natural, uniformly bedded geology.
Dissolution and Collapse Anomaly	N/A	Occurs where the sylvinite bed has been removed by dissolution of salt and the resulting void is in-filled by material caved from above.
Leach Anomaly	N/A	Occurs where the sylvinite bed has been altered such that the sylvite has been removed and replaced by halite.
Washout Anomaly	N/A	Occurs where sylvite bed has been replaced or altered to a halite mass that consists of medium to large halite crystals within a groundmass of smaller intermixed halite and clay insolubles.
CIM	N/A	The Canadian Institute of Mining, Metallurgy and Petroleum.

North Rim Exploration Ltd. is a privately held geological and mine engineering consulting firm based in Saskatoon, Saskatchewan that was founded in 1984 by Mr. Steve Halabura, P. Geo., F.E.C. (Hon.).  North Rim has been issued a Certificate of Authorization No. C905 with the Association of Professional Engineers and Geoscientists of Saskatchewan (APEGS), and holds a “Permission to Consult” in the field of geology for petroleum, potash, and other precious and industrial minerals resources.

Neither the whole nor any part of this study nor any reference thereto may be included in any other document required by Securities Regulatory Authorities or other public forum without the prior written consent of North Rim regarding the form and context in which it appears.

Copyright of all text and other matter in this document, including the manner of presentation, is the exclusive property of North Rim and American West Potash. It is a criminal offence to publish this document or any part of the document under a different cover, or to reproduce and/or use, without written consent, any technical procedure and/or technique contained in this document. The intellectual property of this report reflected in the contents resides with

North Rim and American West Potash. North Rim does not have, at the date of this Report, and has not had within the previous years, any shareholding in or other relationship with American West Potash and consequently considers itself to be independent of American West Potash. North Rim will receive a fee for the preparation of this Technical Report in accordance with normal professional consulting practices. This fee is not contingent on the conclusions of this Report and North Rim will receive no other benefit for the preparation of this Report. North Rim does not have pecuniary or other interests that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the Company’s Project.

2.4       QUALIFIED PERSONS AND CONTRIBUTING AUTHORS

The Qualified Person (QP) for this report is Ms Tabetha A. Stirrett, P. Geo. of North Rim Exploration Ltd.

In January 2008 Ms Stirrett joined the North Rim team as a Senior Geologist and Business Development Manager in charge of diversifying North Rim’s client portfolio.  Tabetha has worked on potash and coal projects for Encanto Potash, America West Potash, North Atlantic Potash, Athabasca Potash, NuCoal Energy, Westcore Energy and Wescan Goldfields.  Her experience has been mainly focused in the management and design of drilling programs as well as detailed core logging, interpretation and analysis and Mineral Resource calculations.

Since 2010, Tabetha has completed six NI 43-101 Resource Calculations, two for American West Potash, three for Encanto Potash, one of which was a Preliminary Economic Assessment and another for a privately held company.  She has completed data reviews of historical potash deposits in Australia and Arizona, and has completed a Historical Resource Calculation of a potash deposit in the Holbrook Basin, Arizona.  She was responsible for the placement of drill holes and project management of the drilling programs for both the Encanto and American West Potash Projects.  Tabetha has completed several confidential Due Diligence and Geological Reviews since starting with North Rim.  In 2012 she completed reviews of properties in Laos, North America, Turkey and Australia.  In 2011 she completed a review of a potash property in Brazil.

Previous to her North Rim experience Tabetha worked as the Assistant Manager of the Weatherford Open Hole Wireline station in Edmonton, AB.  She managed and mentored a group of approximately 20 geologists and engineers.  Tabetha has 8 years of experience in the quality control and interpretation of wireline geophysical logs.  In addition to her oil and gas experience, Tabetha has worked in Northern Saskatchewan as a gold exploration geologist for two junior gold mining companies.  As the Project Manager, she was responsible for the overall geology, organization, and supervision of exploration projects.

Tabetha Stirrett is a Professional Geologist registered with the Association of Professional Engineers and Geoscientists of Saskatchewan.

Mrs. Stirrett has reviewed all sections of the report presented herein as well as the Mineral Resource calculation.

Contributing authors to this report include Ms. Kelsey Mayes, P. Geo., Ms. Kendra Ford Geologist in Training, Mr. Louis Fourie, P. Geo. and Brett Dueck Engineer in Training.

Mr. Brett Dueck of North Rim, Engineer-In-Training who provided engineering and drilling expertise (Section 10).

Ms Kendra Ford of North Rim, Geologist-In-Training who performed detailed geological core descriptions, geochemical assay sampling, and provided geological expertise (Section 6, 7, 10, 11, and 13).

Mr. Louis Fourie, P. Geo. of North Rim, Specialist Resource Geologist who constructed the geological model and performed detailed Resource Calculations using Vulcan software (Section 14).

Ms Kelsey Mayes, P. Geo. of North Rim, Geologist who performed detailed geological core descriptions, geochemical assay sampling, and provided geological expertise (Section 7, 11, 12 and 23).

Mr. Andrew Masurat of North Rim, Geologist-In-Training who assisted in data preparation.

Mr. Tanner Soroka, P. Geo. of North Rim, Geologist who performed detailed geological core descriptions, geochemical assay sampling, and provided geological expertise (Sections 7, 8, and 12).

2.5       SITE VISIT

As required by National Instrument 43-101, a site visit was made by the principal author to the Project Area in 2012 from April 4 to 10th.  During this visit the following activities were undertaken:

•                  Reviewed the 2012 drilling locations;

•                  Observed the abandonment and reclamation of the 2011 drill sites;

•                  Reviewed the cores from AWP-15 and AWP-16; and

•                  Observed the infrastructure, local communities and general lay of the land surrounding the Project Area.

3.0             RELIANCE ON OTHER EXPERTS

In the preparation of this report, North Rim has acquired and employed information from publically available technical sources which are based upon the results of previous potash exploration activities carried out in north eastern Arizona.  These sources are filed through the Arizona State Energy Offices and contain opinions and statements that were not prepared under North Rim’s supervision.  North Rim does not take responsibility for the accuracy of this historical data and these items will hereinafter be referred to as “third-party-reports” or “historical information”.  It is not known if the personnel, facilities, or analytical procedures used by previous evaluators were independent, or if the authors of those reports were considered “Qualified Persons” (QP) as defined by National Instrument 43-101.

North Rim has held internal discussions with company management as well as other external experts in the potash industry who have been involved with the Holbrook Potash Project.  The author has relied upon the following experts for technical information:

•                  Mr. Pat Avery of AWP, who provided North Rim with general project information as well as land owner agreements and state land agreements (Section 4).

•                  Roger Edgecombe of RPS Boyd PetroSearch, for the 2011 2D seismic interpretations used in calculating the Mineral Resource (Section 9).

•                  Mr. Ron Keil from Huffman Laboratories, for geochemical analyses (Section 11).

•                  Lawyer Jeff Knetsch of Brownstein, Hyatt, Farber, Schreck LLP is the lead attorney who represents AWP, and was the law firm responsible for creating and reviewing the legal agreements made between AWP and the private land owners in the area.

4.0             PROPERTY DESCRIPTION AND LOCATION

4.1       PROPERTY DESCRIPTION AND LOCATION

The Holbrook Salt Basin spans the Coconino, Navajo and Apache Counties in Arizona, USA.  AWP’s Project Area is completely located within Apache County, immediately east of the Petrified Forest National Park (PFNP), and south of Navajo, Arizona.  The map shown in Figure 1 illustrates AWP’s current land positions.  At the time of writing this report, AWP has control of 147 sections of land comprising of approximately 90,000 acres.  AWP has leased 38 sections of exploration permits from ASLD and has leased 109 sections of mineral rights from private landowners.

Figure 1: General Location Map of Project Area.

4.2       PROPERTY TITLES IN ARIZONA

Land in Arizona is owned by a wide variety of organizations including Federal, Indian Trust, private interest, and the State Trust. According to the 2010-2011 Arizona State Land Department (ASLD) Annual Report (Brewer, 2011), the ASLD’s “mission has been to manage the Land Trust and to maximize its revenues for the beneficiaries.  All uses of the land must benefit the Trust, a fact that distinguishes it from the way public land, such as parks or national forests, may be used”.  The State Trust has 13 beneficiaries, of which state education accounts for over 90% of revenue disbursements.  Historically, most State Trust lands have been leased for grazing; however, in recent years, revenue from mineral exploration, development and production activities have significantly increased in revenue.

4.3       MINERAL TENURE IN ARIZONA

Pursuant to the ASLD’s application for Mineral Exploration Permits, the ASLD requires an “Exploration Plan of Operation” to be filed and approved by that agency before any exploration work begins.  At the time of writing this report, AWP has a current Exploration Plan of Operation on file with the ASLD.

The State of Arizona issues Exploration Permits which are valid for a period of one year and are renewable for a period of up to five years.  The annual rental fee for an exploration permit is as follows:

•                  $2.00 per acre for the first year, which payment also covers the second year’s rental fee.

•                  For years three through five, $1.00 per acre per year.

•                  $500 fee associated with each annual renewal.

The State of Arizona requires the following minimum exploration expenditures and allows cash payment in lieu of exploration activity:

•                  $10.00 per acre per year for years one and two.

•                  $20.00 per acre per year for years three through five.

The client has indicated that 15 of the state exploration permits expire in 2014 and 23 state exploration permits expire in 2015.  This converts to the following required expenditure amount due for 2012 payments:

9,478 acres x $20 per acre = $189,560

13,728 acres x $10 per acre = $137,280

23,206 total acres; $326,840

The holder of the permit has the surface rights necessary for prospecting and exploration and the right to access the land covered by the permit.  The permit holder is liable to and must compensate the owner and any lessee of the surface of the State Land covered by the permit for any loss to the owner and for any damage resulting from exploration activities.  An Exploration Plan of Operation must be valid during all exploration activities annually and be approved by the Arizona State Land Department prior to startup of exploration activities.  An exploration permit is not a right to mine and a mineral lease must be obtained before mining activities can begin.

On the privately owned sections, AWP has negotiated nearly 100 % of the potash mineral rights and also has a long term surface rights lease agreement that can be extended indefinitely as long as AWP continues to actively pursue the exploration, development, mining, operations and/or reclamation of mineral deposits on these privately owned sections.  These lease agreements allow AWP the ability to perform the necessary exploration activities on the property as required.  The following details AWP’s obligations to the private leases:

•                  On 5,107 acres the agreement is as follows:

•                  $1.00 per acre per year for the first two years.

•                  $2.00 per acre per year for years three and four.

•                  $5.00/acre per year thereafter.

•                  This equates to a $10,214 lease payment for 2012.

•                  On 60,600 acres the agreement is as follows:

•                  Annual rental fee and access fees of $90,000 per year

5.0             ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

5.1       ACCESSIBILITY

The Project Area is located within the Holbrook Salt Basin and is situated entirely within Apache County in northeastern Arizona.  Access to the area is provided via Interstate Route 40 (I-40) to Navajo, Arizona, and then south on Kerr McGee Road and Route 2015.  It is defined as having the Navajo Indian Reservation at its north and northeastern boundary and the PNFP to the west, and does not extend south of Township 16.  The area is well covered by both highways and secondary roads.  Secondary and ranch roads allow all-weather access to most locations in the Project Area.  All locations not accessible via existing roads can be accessed by either four-wheel drive or all-terrain vehicles.  The Santa Fe Railway transects the Northern part of the Project Area.

5.2       CLIMATE

The Project Area is located in a high desert, semi-arid region.  Weather patterns are characterized by relatively dry conditions with hot spring, summer, and fall temperatures ranging from 11°C to 34°C (52°F to 93°F), and cool winter temperatures ranging from -7°C to

17°C (18°F to 63°F).  The area experiences two rainy seasons; one occurring in the winter, caused by cold fronts originating from the Pacific Ocean, and the other occurring as a monsoon during the summer.  The worst operating hazard to drilling and field operations are monsoon induced flash floods (Cox, 1965).  Aside from this, seasonal variations do not hinder industrial operations.  The average annual rainfall is 21.6 centimetres (cm) (Butrenchuk, 2009), mostly occurring as thunder showers with little recharge.  The winter months are generally cool and precipitation is of a low-energy type.  Seasonal variations in weather do not typically constrain exploration or mining.

5.3       LOCAL RESOURCES

The nearby towns of Holbrook, St. Johns, and Show Low provide locations for personnel, supplies, equipment and accommodation.  These centers can serve as shipping locations, and also as the sources of gas and water (Butrenchuk, 2009).  Holbrook was utilized as a base of operations during the 2011 and 2012 exploration programs.  Electricity is provided to the area by a coal-fired power station, the Cholla Plant, which is located just east of Holbrook near Joseph City.  In addition, water for drilling can also be obtained from range tanks, wells, and the Little Colorado River.  Drilling mud, diesel and other resources can be obtained locally or from Silver City, New Mexico which is approximately 370 km (231 mi) from the project.  The Project Area is well covered by an electrical distribution network and a gas supply system.  The gas and power lines follow the general trend of historic Route U.S. 66 and the Santa Fe Railway; however, in some areas the power line extensions are somewhat limited (Cox, 1965).

5.4       INFRASTRUCTURE

The Project Area is bound on the north by the heavy service Interstate 40 (1-40).  I-40 is the third longest major west—east Interstate Highway in the United States with its western end extending to Interstate 15 in Barstow, California.  Spanning from Oklahoma City to Barstow, the modern part of the I-40 overlays historic U.S. Route 66. I-40 intersects with eight of the ten primary north—south interstates, and five in the western United States.  Through Texas, New Mexico, Arizona and California it connects and crosses over 20 connecting federal or state highways.  These routes connect essentially all neighboring states; Nevada, Utah, and Colorado.  Other connecting highways flow to three US-Mexico crossings.

The vast assortment of highways in the area means that there is full service truck transport and support system throughout the southwest U.S. by way of route I-40.  AWP plans to use highly cost effective, lower freight cost truck service, in the nearest 320 — 480 km (200 - 300 mi).  This would conceivably work within New Mexico, Arizona, Utah, Colorado and southern California. AWP estimates that the freights run would cost approximately $15 to $25 per ton range.

The Project Area is bound on the north by the Burlington Northern Santa Fe (BNSF) mainline (Figure 1).  This is a dual track, dual direction mainline for heavy duty service.  It is part of the

Southwest system and runs through Fort Worth Texas, BNSF headquarters, westward through New Mexico, Arizona and into California. At the Barstow California Yard, a main line splits and services the Los Angeles area and the other one north to Stockton, Sacramento and northern exchanges.  Branch lines and independent short lines serve every western state.  These lines are practical to ship any produced product locally.  If international shipments of products are planned, export is readily possible from the Ports of Stockton, Long Beach and the Mexican Ports of Guaymas and Topolobampo.  BNSF directly serves Long Beach and Stockton and has rail service to the two Mexican ports, through the BNSF affiliate FXE, a rail line in Mexico.  BNSF provides tariff and specialty rates across its system.  The BNSF webpage (About BNSF Railway) provides information on tariff rates.

BNSF also runs a heavy duty spur line southward on the Southwest Line.  This East Coronado Junction Line parallels the Project Area on the eastern boundary and would be well suited for a potash rail loading facility.  This heavy duty line carries unit trains (65-100 cars) of coal to the coal fired power plants, Coronado Generating Station (Salt River Project) and Springerville Station (Tucson Electric Power).

In addition to the two coal-fired power plants, a third named Pacific Power’s Cholla Station (mentioned in Section 5.3) is found near Holbrook.  AWP staff has communicated with the power stations and has confirmed that they do sell to new users and quoted preliminary rates in the 6-7 cent/kw range.

5.5       PHYSIOGRAPHY

The regional lands are generally flat with minor low lying rolling hills, supporting ranching, light industry and areas of historical mining.  Limited vegetation in the range land consists of minor salt cedar and scrub grasses.  There is a little hay production in the valley bottoms and there are numerous ranches scattered throughout the Project Area.  The area is transected by the Little Colorado, a permanent stream, and the Puerco River, an intermittent stream (Cox, 1965).  Their confluence lies about three miles east of Holbrook and tends to generally produce fresh water. It is reported to be brackish to saline in the surrounding areas.  The divide area between the rivers is characterized by generally low grassland ridges, broad drainage areas and ledge form buttes and mesas.  The topography remains similar south of the Little Colorado, but with considerable pinon and cedar cover (Carr, 1966).  Ground water occurs throughout the area within the Coconino Sandstone Formation and forms a regional aquifer.  There are extensive areas of sink holes reaching the land surface which suggests major salt solution that likely contributes to the salinity of the water in the Coconino Sandstone (Cox, 1965).  These features are located approximately 50-60 km (31 to 37 mi) south of the Project Area and are shown in Figure 2.

Figure 2: Solution Collapse Basin with respect to potash basin (modified from Warren, 2006)

Ground level elevations from the 2012 drilling program are located in Table 3 and range from 1711 to 1808 m (5614 to 5933 ft) Mean Sea Level.  These elevations were taken by TetraTech surveyors using a TDS Ranger Data Collector with a Topcon HiPer Antenna, JAVAD LegAnt Antenna and Pac Crest Radio; and / or a Topcon FC-200 Data Collector with a Topcon GR-3 Antenna.  Both used the Real Time Kinematic navigation method, using a single reference station to provide real-time corrections.  These results are said to be accurate within less than 15 mm.

Table 3: Approximate Ground Elevation at Well Centre for the 2012 Drill Locations.

Drill Hole ID	Elevation (feet)	Elevation (meters)
AWP-15	5663	1726
AWP-16	5648	1721
AWP-17A	5724	1745
AWP-17	5723	1744
AWP-18	5872	1790
AWP-20	5614	1711
AWP-22	5757	1755
AWP-23	5756	1754
AWP-24	5933	1808
AWP-25	5878	1792
AWP-27	5810	1771

Note: All holes are vertical

6.0             HISTORY

6.1       HISTORY OF POTASH EXPLORATION IN THE HOLBROOK BASIN

Potash exploration in the Holbrook Basin can be traced back more than fifty years.  Prior to AWP’s exploration program there have been many companies exploring potash in this area since the 1970’s.

In the 1960’s and 1970’s, a total of 135 holes were drilled to delineate the potash in the area.  Arkla Exploration Company and Duval Corporation drilled 105 holes.  Other potash holes were drilled by Kern County Land, National Potash, New Mexico and Arizona Land, St. Joe American, and U.S. Borax.  Indications of potash in previously drilled oil tests started the potash play (Cox, 1965).  Only five holes penetrated the entire salt package, but 127 holes were drilled into the upper 30 to 90 m (100 to 300 ft) of salt where the potash is typically present.  Most of the historical holes were cored through the upper 30 m (100 ft) of salt to get direct information about the nature of the potash deposits.  Arkla and Duval reported the presence of potassium minerals sylvite (KCl), carnallite (KMgCl3), and polyhalite (K2Ca2Mg(SO4)4•H2O) in the main potash “pay zone” (Cox, 1965); (Carr, 1966).  Cox further indicated that carnallite was only locally present in the ore and that none of Duval’s holes encountered carnallite at the time of his report.  Six holes drilled by Kern County Land and Arkla contained as much as 3.0 % K2O (4.75 % KCl) as carnallite and a section below the main potash “pay zone” contained as much as 6.0 % K2O (9.50 % KCl) as carnallite (Cox, 1965).  Duval made a visual estimate of the K2O content by dragging a sharp 4-H pencil across the surface of a core.  The hardness of sylvite was such that the 4-H pencil gouged the sylvite but left a black mark on the halite.  As a result, the geologist was able to estimate the K2O content within 2.0 % to 3.0% (Cox, 1965).  Scattered blebs and traces of potash persist to about 9 m (30 ft) below the main potash “pay zone”.  Well logs, samples, core descriptions, and six assay reports from the potash drilling are available in the well files of the Arizona Oil and Gas Conservation Commission at the Arizona Geological Survey in Tucson.

In 2011, AWP conducted a potash exploration program.  A total of 12 potash test well were drilled to intersect the potash-bearing zone of the Supai Group.  Results of the drilling program are presented within the contents of this report as well as in North Rim’s 2011 NI 43-101 released in 2011 (Stirrett & Gebhardt, 2011).  The subsequent drilling in 2012 was a continuation of this program designed to better delineate the resource and update the 2011 NI 43-101.

To date, there has been no commercial production of potash in Arizona, either by conventional or solution mining, even though drilling by late 1965 indicated about 450 million tons of potential K2O covering an area of 80 mi² (Cox, 1965).  Cox estimated that 100 million tons of at least 60.0 % K2O (94.97 % KCl) product were economically recoverable.  By early 1966, Arkla estimated a potential of more than 285 million tons of nearly 20.0 % average grade K2O (31.66 % KCl) to be underlying its lease block, which left about 92.0 % of nearly 55,000 acres untested (Carr, 1966).  Carr reported that the amount of potash under Arkla’s prospective area exceeded the minimum economic requirement to justify installation of mining and ore-processing facilities by 540.0%.  Overproduction of potash in Saskatchewan during a period of government subsidies and a global glut of potash in the late 1960s may have been the biggest factors in preventing development of Arizona potash at the time.

For Historical Mineral Resource estimates the reader is cautioned that a qualified person has not done sufficient work to classify the historical estimates as current Mineral Resources or Mineral Reserves.  The Issuer is not treating the historical estimate as current Mineral Resources or Mineral Reserves as defined in Sections 1.2, 1.3 and 2.4 of NI 43-101.

Another factor in the lack of exploration of Arizona potash may be that the area underlain by potash in east-central Arizona is approximately centered under the Petrified Forest National Park (PFNP).  The Petrified Forest Expansion Act of 2004 substantially increased the area of potash underlying the park.  Isopach mapping originally performed by Rauzi suggests that some of the thickest potash may lie beneath the southern part of the PFNP.  A combination of State Trust and public and private land is available for potential development east and southwest of the PFNP (Rauzi S. L., 2008).

6.2       RESOURCE EXPLOITATION HISTORY IN THE HOLBROOK BASIN

The first discovery of salt in the Holbrook Basin seems to have been in 1920 during petroleum exploration drilling near Holbrook (Peirce W. , 1981).  Indications of potash among previously drilled oil tests started the potash play in the early 1960’s (Cox, 1965).  Since then, many additional drill holes in this region have penetrated salt, and as a consequence have helped to outline the Holbrook Salt Basin.

Helium was explored and produced near the northeastern limit of the potash deposit area from 1961 to 1976.  Two helium fields, the Pinta Dome and Navajo Springs, produced nearly 700 million cubic feet of grade-A helium from the Coconino Sandstone Formation (Rauzi S. L., 2008).  Concentrations of helium from these fields reached 10.0 % with an average of 8.0%, making it some of the richest helium-bearing gas ever produced (Rauzi S. L., 2008).

In the early 1970’s the salt commonly associated with potash was first used as a subsurface storage facility to store liquefied petroleum gas (LPG) at Adamana, east of Holbrook, AZ. Stable and clean areas of salt were dissolved underground to create the storage caverns, creating 11 storage wells at Adamana still operating today and served by the BNSF railroad (Rauzi S. L., 2008).  The total capacity of the 11 caverns is approximately 90 million gallons, with individual cavern volumes ranging from 7 to 11 million gallons (Rauzi S. L., 2008).

7.0             GEOLOGICAL SETTING AND MINERALIZATION

7.1       GEOLOGICAL SETTING

The Holbrook Basin is a 13,000 km2 (5000 mi2) sub-circular to kidney shaped sedimentary basin in east-central Arizona located along the southern edge of the Colorado Plateau.  The basin is oriented roughly northeast-southwest and spans the Coconino, Navajo and Apache Counties in Arizona with its eastern limits extending just over the Arizona-New Mexico State border.  It is situated along the gently north-dipping slope of the Mogollan Rim, a topographic high delineating the southern escarpment edge of the Colorado Plateau.  The basin is bound to the northeast by the Defiance Uplift (Figure 3).

Basin-fill halite deposits of the Pennsylvanian to Permian aged Supai Group define the depositional edges of the Holbrook Basin.  Within the basin area, the Supai Group can be subdivided into four Members as described by Winters (1963).  In ascending stratigraphic order they are the: “Amos Wash”, “Big A Butte”, “Fort Apache”, and “Corduroy” Members.  The “Amos Wash” and “Big A Butte” Members are comprised predominantly of reddish-brown siliciclastics, the latter of which is interbedded with gypsum and limestone (Winters, 1963).  The “Fort Apache” Member is a wide-spread fossiliferous limestone marker and the “Corduroy” Member, while lithologically similar to the “Big A Butte” Member in most parts of Arizona, contains thick accumulations of evaporite strata and halite within the confines of the Holbrook Salt Basin.  The Supai Group is overlain by the Permian Coconino Sandstone Formation, and underlain by the Pennsylvanian Naco Formation carbonates, which onlap unconformably onto Precambrian basement lithologies.

The majority of the salt deposits occur within the medial strata of the “Corduroy” Member, extending nearly 160 km (99 mi) in width from east to west and 60 km (37 mi) from north to south.  These beds underlie Arizona Townships 10 through 20 north and Ranges 16 through 31.  The salt is thickest in the basin center near Section 19, Township 16 north, Range 24 east, where it reaches a maximum composite thickness of approximately 180.0 m (590 ft) in historical test well “Arkla #1 NMA” (Figure 3).  Towards the basin margins the halite deposits intertongue with gypsum and anhydrite and eventually give way to siliciclastic-dominated “Corduroy” Member lithologies.  Structurally, the salt-bearing strata remain relatively flat-lying and undeformed, with little evidence of dissolution and faulting.  Seismic interpretation from 2011 suggests that faulting propagating from the underlying basement is present along the north easternmost edge of the basin.

Figure 3: Geological map of north east Arizona and Project Area

During the Early Permian when east-central Arizona was characterized by an arid climate and vast dry coastal plains, the Holbrook Basin salt deposits are interpreted to have been laid down in restricted low-energy marine conditions (Rauzi S. L., 2000).  During this time, the Holbrook Basin was a shallow isolated epeiric sea with prolonged periods of hypersaline sabkah-like conditions.  These conditions occurred due to restricted brine communication between the basin waters and the ancient world ocean, in turn, over saturating the waters with salt (Rauzi S. L., 2000).  These basinal conditions likely arose due to the presence of a naturally-restrictive geological barrier between the sea and the ancient ocean.  This barrier inhibited brine mixing and resulted in the formation of extensive bedded evaporite sequences.  The exact nature of this barrier is uncertain, but researchers interpret that its position may have been roughly coincident with the position of the present Mogollan Rim escarpment (Rauzi S. L., 2000).

Five cycles of salt deposition within the Holbrook Basin are described by Carr (1966) below.  As summarized by Rauzi (2000) “… each cycle starts with halitic mudstone and halite and ends with a fining upward sequence of siltstone and shale overlain by carbonate, which could represent flooding of the marginal and inner sabkha by marine water”.  Carbonate laminites deposited during brine freshening events mark the start of each cycle.  These deposits are interpreted to represent marine re-connection and flooding of the Basin during a rapid influx of sea water.  As brine communication again became restricted, evaporation and brine concentration progressed until gypsum and halite precipitated.  Continued evaporation of the basin waters resulted in sub-aerial exposure and the deposition of oxidized siliciclastics during desiccation of the basin and influx of terrestrial sediments (Carr, 1966).

Using this stratigraphic scheme, “Cycle 1” starts at the base of the “Big A Butte” Member, and ends with the deposition of the “Fort Apache” Member limestone which marks the start of “Cycle 2”.  “Cycle 2” through “Cycle 5” subdivides the “Corduroy” Member, with a correlatable carbonate unit marking the start of each new cycle.  “Cycle 5”, the uppermost cycle described by Carr (1966), is further subdivided into smaller-scale depositional events and is described in more detail in Section 7.2.

According to Rauzi (2000), nearly 1,000 km2 of salt within the northeastern and deepest parts of the Holbrook Basin are thought to host stratiform potash mineralization.  The mineralization occurs as relatively thin continuous beds within the uppermost salt sequences of the last major brining-upward cycle (Carr, 1966).  The “final cycle” salt beds are capped by several regionally-correlatable anhydrite marker beds which straddle the contact with the overlying Upper Supai Group redbed shales.  These anhydrite markers serve as excellent stratigraphic indicators as the potash mineralization is observed to occur at relatively consistent and uniform depths below them, although the salt between them can vary in thickness to some degree.

7.2       LOCAL GEOLOGY AND MINERALIZATION

The subsurface stratigraphy of the Project Area was interpreted through examination of several datasets which included historical exploration records, seismic investigations, geophysical borehole logs, drill cuttings and cores.  A simplified stratigraphic column of the Holbrook Basin within the Project Area is provided in Figure 4.  For practical purposes, the geology of the Holbrook Basin within the Project Area can be broadly subdivided as follows into:

1)              A thick uppermost Triassic to Permian-aged shale-dominated clastic sequence of interbedded mudstones, siltstones, and minor sandstones.  This sequence includes the Lower Triassic Chinle Formation and the underlying Permian Moenkopi Formation.  Also considered to be included within this stratigraphic interval are the sands and silts of the Bidahochi Formation, which caps the entire sequence locally and forms surface exposures within the Puerco Ridge Area;

2)              A relatively thick “upper-medial” sandstone unit with minor shaley interbeds termed the Permian Coconino Formation.  This unit is ubiquitous across the Project Area and its upper contact with the overlying Moenkopi is easily identifiable on geophysical well logs.  The Coconino Sandstone is characterized by highly porous, water saturated, cross bedded quartzose sandstone and exhibits good intergranular porosity and pore fluid communication.  The Coconino Sandstone is the principal source of groundwater in much of northern Arizona (Montgomery 2003), and is considered a significant brackish to fresh-water aquifer.  This unit is observed along surface exposures in the Holbrook Basin area to exhibit prominent regional fracturing (Lorenz & Cooper, 2001) and often is accountable for numerous drilling issues and circulation losses.

3)              A “lower-medial” sequence of Pennsylvanian to Permian-aged Supai Group sediments comprised of a lowermost unit of clastic sands, silts, and muds which are separated from an uppermost “redbed” shale unit by a relatively thick package of cyclically-bedded evaporite-carbonate rocks.  The evaporite beds are found at depths ranging from approximately 300 to 550 m (1000 to 1600 ft) in the Project Area.  Potash mineralization is hosted within the uppermost salt beds of the evaporite unit; and

4)              A basal sequence comprised of Devonian and Lower Pennsylvanian carbonate rocks.  These include the limestones and sandstones of the Pennsylvanian Naco Formation and local remnant occurrences of Devonian Martin Formation dolostones.  These rocks lie unconformably onto Precambrian basement rocks to the northeast (Rauzi S. L., 2000).

A simplified SW-NE geological section (Figure 5) modified from Peirce et al. (1966) provides a generalized summary of the spatial and stratigraphic relationships between these four subdivided units within the Project Area.

As mentioned in Section 7.1, the Supai Group sediments within the Holbrook Basin can be subdivided into five high order depositional cycles (Carr, 1966) with potash mineralization restricted to only the uppermost “Cycle 5” beds.  “Cycle 5”, in turn, can be subdivided into several smaller-scale depositional sequences.  These sequences are readily identifiable in drill core (Figure 6) and show up especially well on gamma-ray and neutron logs.  Figure 6 shows the relationship between the upper evaporite stratigraphy of the “Cycle 5” beds of the Holbrook Basin and the wire line log response.  It highlights the specific correlation of gamma-ray and neutron log signatures to multiple brining-upwards sequences and local potash mineralization.  Potash mineralization is recognized as an abrupt increase in radioactivity on the gamma ray log curve due to the concentration of naturally radioactive potassium (K40) bound within the crystal lattice of various potash ore minerals (e.g. sylvite and carnallite).

Figure 4: Simplified stratigraphic column of the Holbrook Basin

Figure 5: Simplified cross section through the Holbrook Basin

The detailed “Cycle 5” stratigraphy within the Project Area is summarized in descending stratigraphic order as follows:

Upper Supai Redbed Shale:

Readily identified in drill cuttings by its distinct reddish-brown color and high shale content, the upper contact of the Supai Redbed Shale intercalates with the overlying Coconino Sandstone. Silty mudstone characterizes the upper portion of this Supai unit and grades downwards into mud-dominated laminated redbed lithologies where it contains multiple gypsum-anhydrite stringers and seams. Two relatively thick regionally correlatable “Marker Anhydrites” (“A” and “B”) occur near its base. In the Project Area the Upper Supai Redbed Shale is between 24.4 to 37.0 m (80.0 to 120.0 ft) in vertical thickness from top to the base of the Marker “B” anhydrite.

Marker “A” Anhydrite:

The Marker “A” Anhydrite is the uppermost correlatable evaporite marker bed in the Project Area and occurs approximately 15.0 m (50.0 ft) below the top of the Supai Group. It is observed to pinch and swell across the Project Area, ranging in thickness from less than 1.5 m to more than 3.0 m (5.0 to >10.0 ft), and locally absent (as in AWP-20). Anhydrite beds are observed to occur above the Marker “A” Anhydrite, but their distribution is typically local and their use as a stratigraphic marker is limited.

Marker “B” Anhydrite:

The Marker “B” Anhydrite is present in all potash test wells drilled in the Project Area to date. It is separated from the overlying Marker “A” Anhydrite by a sequence of redbed mudstones of variable thickness, ranging anywhere from 3.0 to 9.0 m (10.0 to 30.0 ft). The Marker “B” is actually a dual-bedded unit comprised of a thin (~ 0.6 m or 2.0 ft) upper anhydrite and a thick (~ 3.0 to 6.0 m) (10.0 to 20 ft) to lower anhydrite which are separated by a thin (~ 0.6 m or 2.0 ft) mud layer. This leads to a distinctive “double boxcar” gamma ray-neutron log response that serves as a good stratigraphic marker. The base of the Marker “B” Anhydrite directly overlies top of the uppermost Holbrook Salt beds.

“5-A” Salt:

The “5-A” Salt is the uppermost preserved halite package in the Project Area and is comprised of multiple stacked brining-upwards (shallowing) sequences of halite and redbed mudstone. Each sequence is characterized by a clean, fine-grained basal halite (± anhydrite stringers) that grades upwards into a coarser, mudstone-rich salt that is capped by a thin redbed mudstone. The start of the subsequent overlying sequence is then marked by an abrupt transition to clean fine-grained halite, sometimes with a thin argillaceous gypsum band marking its base. Four sequences of similar composition comprise the “5-A” Salt within the Project Area. For simplicity, the uppermost sequence is deemed “5-A Salt 1” and the lowermost “5-A Salt 4”. Each sequence is 1.5 to 6.0 m (5.0 to 20.0 ft) thick, resulting in an average “5-A” Salt package thickness of 14.0 to 18.0 m (45.0 to 60.0 ft). Where post-depositional salt dissolution has occurred, the amount of material separating the Marker “B” and Marker “D” Anhydrites is reduced, in some cases to less than 4.5 m (15.0 ft).

A relatively thin (~ 0.6 to 1.0 m) but correlative gypsum/anhydrite bed, deemed the Marker “C” Anhydrite, occurs within the third “5-A” Salt sequence. This marker is generally thin and difficult to identify on well logs, therefore Marker “C” Anhydrite is not considered a significant stratigraphic horizon.

Marker “D” Anhydrite:

Anhydrite “D”, historically referred to as the “Puerco Anhydrite”, is present in all potash test wells located within the Project Area and marks the base of the “5-A” Salt Phase. It has historically been used as a stratigraphic datum as it is readily identified in drill core because of its characteristic mottled appearance, along with its persistence and thickness (generally ~4.5 m or 15.0 ft; locally, as in AWP-25, as thin as ~2.1 m or 7.0 ft). Its textural attributes are due to a network of coarse halite crystals entrained within its basal sulphate beds.

The Marker “D” Anhydrite directly overlies the top of the “5-B” Salt Phase.

“5-B” Salt:

The “5-B” Salt Phase is represented by six stacked brining-upwards sequences of halite and mud below the Marker “D” Anhydrite that have gamma-ray-neutron log signatures similar to the overlying “5-A” Salt Phase on account of their similar lithologies. Sequences range in thickness from 3.0 to 9.0 m (10.0 to 30.0 ft) each, yielding a total average package thickness of approximately 30.0 m (100.0 ft). The uppermost “5-B” Salt sequence is deemed “5-B Salt 1” and the lowermost sequence the “5-B Salt 6”. Within the Project Area, the “5-B Salt 6” sequence contains two to three thin argillaceous anhydrite beds, the lowermost of which denotes the base of the “5-B” Salt Phase.

The “5-B” Salt is the primary targeted exploration horizon in the Holbrook Salt Basin. All of the potash mineralization within the Basin to date has been found within these beds.

“5-C” Salt:

The “5-C” Salt is the basal salt unit of “Cycle 5”. Similar to the “5-A” and “5-B” Salt Phases, the “5-C” Salt Phase is comprised of seven or eight stacked brining-upwards sequences of salt and mud that can be differentiated from the overlying “5-B” Salt Phase by their reduced neutron log response (i.e. increased mud content). The upper four sequences of the “5-C” Salt Phase (“5-C Salt 1” to “5-C Salt 4”) were intersected and cored in one drill hole of the 2012 season (AWP-25), and the upper two sequences were intersected in several of the 2011 drill holes. None of the “5-C” Salt Phases intersected were observed to contain potash mineralization. The entire “5-C” Salt Phase is estimated at 40.0 to 43.0 m (130.0 to 140.0 ft) thick.

The base of the “5-C” Salt terminates with a basal carbonate bed marking the base of “Cycle 5.”

Although historically potash minerals have been identified within each of the six “5-B” sequences (Carr, 1966), only the “5-B Salt 2” sequence exhibits laterally continuous potash beds with thicknesses and grades of economic potential.  The “5-B Salt 2” sequence is actually a dual-bedded unit that is separated into upper and lower halite beds by a regionally correlatable 0.5 to 1.0 m (2.0 to 3.0 feet) thick insoluble-bearing salt marker band (Figure 6) that occurs 6.0 to 7.0 m (20.0 to 22.0 feet) below the top of the “5-B Salt 2” sequence.  The “5-B Salt 2” sequence is essentially comprised of two brining-upwards sub-sequences:

A lower incomplete sub-sequence grading upwards from ‘clean’ pink halite into brown clay-rich halite; and

An upper complete sub-sequence grading upwards from a ‘clean’ pink to beige gypsum-bearing halite into brown clay-rich halite capped by a thick reddish-brown mudstone bed.

Regardless of whether or not the unit is barren or mineralized, the “5-B Salt 2” sequence exhibits a relatively uniform average bed thickness of 8.0 m (26.0 ft) and retains both upper and lower sub-sequences.

Figure 6: Type section of AWP-27 correlating geophysical log signatures with core photography in “Cycle 5” beds

Potash mineralization may occur in up to three horizons within the “5-B Salt 2” sequence.  For the purposes of correlation and the determination of lateral continuity, North Rim has determined the stratigraphic limits and assigned names to each of the potash-bearing horizons. They are, in descending stratigraphic order (as defined by the Resource cut-offs discussed in Section 14.0) the “Upper”, “Medial” and “Lower” Potash Beds as summarized in Table 4.  A summary of each is provided as follows, with listed grades summarized for both 2011 and 2012 drill holes:

“Upper” Potash Bed:

The uppermost potash-bearing horizon constitutes the KR-1 “Upper Potash Resource” and was encountered in several of the mineralized 2012 potash test wells (AWP-16, AWP-17, AWP-18, and AWP-22). Where present, it occurs within the thick (~ 4.5 m or 15.0 ft) halitic, redbed mudstone cap that marks the top of the “5-B Salt 2” sequence. Its potash is characterized by weakly carnallitic sylvinite mineralization with a high insoluble grade, with weighted average values ranging from 7.90 % to 23.56 % insolubles. K2O values for individual samples in this horizon vary widely from 2.68 to 36.52 % K2O (4.24 to 57.70 % KCl) with the highest concentration of potash typically occurring within the lowermost beds of the mudstone cap. (Note: Locally mineralization up to 53.15 % K2O (84.12 % KCl) was observed in AWP-22; however, this was only over a thin (0.08 m / 0.26 ft) interval.) This mineralized horizon is generally very thin, averaging ~ 0.5 to 1.0 m (1.6 to 3.3 ft) across the Project Area, although locally it is up to 3.4 m (11.2 ft) as in AWP-18.

“Medial” Potash Bed:

The medial and lowermost potash-bearing horizons constitute the KR-2 “Lower Potash Resource” which exhibits the most laterally continuous mineralization identified on the Project Area to date. It tends to be closely associated with the insoluble-bearing salt band that subdivides the “5-B Salt 2” sequence. The mineralization occurs immediately above or below this marker, and in some cases is observed to straddle it; however, mineralization may also extend well away from this marker such that it is essentially contiguous with the “Upper” Potash Bed, as found in KG-04 and AWP-22. Average mineralized bed thickness is approximately 1.8 m (6.0 ft) and is typically dominated by sylvite. Insolubles are low in this interval, with weighted average values ranging from 0.10 % to 5.53%. It is locally found to be weakly carnallitic. K2O weighted averages for the “Medial” Potash Bed range from 8.08 to 11.83 % K2O (12.77 to 18.69 % KCl), making it the primary target for future exploration.

“Lower” Potash Bed:

The lowermost potash-bearing horizon is intermittent in occurrence across the Project Area and, where present, is found as a relatively thin bed within the basal salt of the “5-B Salt 2” sequence. It occurs immediately above the redbed mudstone cap that marks the top of the “5-B Salt 3” sequence, although in places it is observed to persist into the uppermost foot or so of this mudstone bed. The “Lower” mineralized horizon may be separated from the “Medial” horizon by an interval of barren halite (as seen in KG-01, AWP-15, AWP-16, and AWP-17, where sylvite was present as weak mineralization into the “5-B” Salt 3), but most often is found to be relatively contiguous with and only differentiated from the “Medial” Potash Bed by a thin bed of lower-grade mineralization.

For the purposes of calculating the potash Mineral Resource (as defined by the Resource cut-offs discussed in Section 14.0), the three horizons have been grouped into two separate units deemed the “Upper” and “Lower Potash Resources” as shown in Table 4.  The “Upper” potash horizon comprises the “KR-1” Resource.  The “Lower” and “Medial” horizons have been combined to form the “KR-2” Potash Resource, as the “Lower” potash horizon is often thin and only intermittent in occurrence across the Project Area.  A more detailed summary of the KR-1 and KR-2 intervals is presented in Appendix E.

Table 4: Summary of Potash Mineralization

Potash Mineralized Horizon	Potash Resource
“Upper Potash Bed”	“KR-1”
“Medial Potash Bed”	“KR-2”
“Lower Potash Bed”

7.3       STRUCTURAL GEOLOGY AND GEOLOGICAL CROSS SECTIONS

Three geological cross-sections were generated to provide a solid geological framework of AWP’s land base, and are shown in Appendix A.   A representative southwest-northeast (A — A’) geological section across the Project Area incorporates each of the 2011 potash test wells, while sections B — B’ and C — C’ incorporate both 2011 and 2012 wells.  These sections correlate each of the “5-B” Salt sequences and the interpreted distribution of known potash mineralization across the Project Area.

As shown, the thicknesses of the “5-B” Salt sequences remain relatively consistent within both mineralized and non-mineralized wells alike.  For example, the “5-B Salt 2” sequence (potash-bearing member) is present in both KG-10 (see cross-section A — A’) and AWP-25 (see cross-section B — B’) at the same thickness of that in the adjacent wells; however, both were non-mineralized.  The nearby wells KG-08 and AWP-24 also show significant thinning of the potash zone, while again having a consistent thickness of the “5-B Salt 2” sequence.  The overall result is an area of decreased to absent potash in the middle portion of the Project Area.  The reduction or absence of potash mineralization here suggests an area of non-deposition of penecontemporaneous potash mineralization rather than post-depositional erosion of pre-existing mineralized strata.  Overall the potash zones thin out towards the north, with wells AWP-20, KG-13, and KG-14 all having only thin zones of mineralization.

An alternative mechanism of potash removal, pertaining in particular to the complete absence of potash in KG-10 and AWP-25, may be argued where sylvite is replaced by halite during post-depositional “leaching”.  These types of post-depositional anomalies which affect potash basins are described further in Section 7.4.  Further studies and additional coring will be required to assess the validity of these arguments in the Project Area.

Figure 7: Type section of drill hole AWP-17 including the potash and resource intervals

Potash mineralization within the Project Area may be favorably distributed in small potash sub-basins within the larger Holbrook Salt Pan.  These sub-basins often exhibit minor topographic relief, allowing for a natural host for potash and salt accumulation during periods of sea water influx.  Variable influxes of potassium rich brines could have also occurred during periods when the salt basin was a closed system.  Seawater could have percolated through the lower Naco and Martin carbonate Formations, reacting with the rocks until it entered the basin as groundwater (Williams-Stroud, 1994).

7.4       DISTURBANCES AFFECTING GEOLOGY OF THE POTASH-BEARING MEMBERS

A disturbance that affects the normal characteristics of a potash-bearing salt horizon is considered to be an “anomaly” and thereby represents an area which is generally not suitable for mining.  Salt anomalies can substantially reduce the thickness and grade of the potash mineralized zone resulting in ore of undesirable composition being fed into the mill.  Salt anomalies also can indicate proximity to collapse structures (Warren, 2006) which, if water-bearing, may be disastrous to a potash mine.

The identification and delineation of deleterious anomalies must be taken into consideration during the exploration, mine planning and development phases of any potash project.  As noted in Section 7.3, there is a significant area of low to absent mineralization across the middle portion of the Project Area.  Geological anomalies are known to affect potash beds of similar age in New Mexico’s potash mines (Warren, 2006).  To date, evidence from the 2011 2D seismic and exploration drilling programs suggest the absence of any significantly extensive evaporite removal features within the immediate Project Area.  The consistent thicknesses of the “5-B” Salt sequences (also discussed in Section 7.3) support this; however, this is not to say that geological anomalies outside of the resolution of the available datasets may not exist.  The results of the 2D seismic survey are discussed in Boyd’s 2011 Holbrook 2D Seismic Interpretation Report, which can be found in North Rim’s 2011 report (Stirrett & Gebhardt, 2011).

Figure 8 outlines the different types of anomalous features that can be found within potash basins.

A “Leach anomaly” describes a post-depositional situation where the sylvinite bed has been replaced by a halite mass through introduction of diagenetic sodium-saturated brine.  Such anomalies are colloquially referred to as “salt horses”, a corruption of the term “salt horst” by miners.  Leach anomalies up to 100 meters in width and 200 m (656 ft) in length are well documented in New Mexico’s potash mines (Warren, 2006).  The absence of potash in KG-10 and AWP-25 may be the result of a leach anomaly.  The anomalies are believed to be associated with an underlying permeable carbonate unit which provides a source for deep circulating meteoric fluids to migrate up into the overlying potash-bearing strata (Warren, 2006).  The potash beds within leach anomalies are often thinner than their unaltered equivalents (Warren 2006), although stratigraphic boundaries are commonly preserved (Halabura & Hardy, 2007).  The nearby wells KG-08 and AWP-24 may be an example of this, as they each have only thin zones of potash mineralization.

Several indicators of proximity to this type of anomaly exist at the mining scale as described by Warren (2006) and include; a transition in clay color to mottled brown, patches of sylvite-poor potash crosscutting the stratigraphy, and significant drops in marker seam topography.  Unusually high grade zones encountered while mining may also serve as an indicator of proximity to a leach anomaly.  These zones occur where replacement of sylvite to halite takes place at the locus of fluid entry and is subsequently mobilized to and precipitated at the anomaly perimeter.  In essence, this forms a high grade ore halo or shell surrounding the barren halite pod (Warren, 2006).  Miners commonly refer to these enriched zones as “sweet spots”.  This may be supported by the presence of potash in the surrounding wells: AWP-18 to the northwest; KG-09 to the north; and KG-05 to the southwest, all of which had relatively high-grade mineralization.

Active dissolution of salt and subsequent karsting and collapsing is documented along the southwestern up-dip edge of the Holbrook Basin.  Here a linear active dissolution front (as shown in Section 5.5, Figure 2) responsible for the so called “Holbrook Anticline” has thinned the subsurface halite deposits and resulted in collapse of the overlying stratigraphic pile (Lorenz & Cooper, 2001). The salt removal is expressed by more than 300 sinkholes, fissures and topographic depressions with up to 100.0 m in relief (Neal, 1995).  The responsible dissolution mechanism is likely gravity driven meteoric waters originating near the Mogollan Rim percolating along the dip through the subsurface to interact with the Supai Group evaporites.  This area of dissolution is safely located approximately 50 to 60 km (31 to 37 mi) to the northeast of the potash-bearing portion of the basin.

Anomalies pose potential hazards for conventional underground potash mines and have varying impacts on mining operations.  An important aspect of estimating the potash potential of an area is to identify portions of the ground that may contain disturbances which affect the potash-bearing strata.  Generally, a combination of surface reflection seismic studies, both 2D and 3D, and careful examination of surface drill holes, underground (“in-seam”) geophysics, and geological observations of mining rooms is sufficient to identify potentially anomalous ground.  If a drill hole penetrates a disturbance, it may offer a vertical profile of an anomaly, but will not provide any information as to its lateral extent.  Reflection seismic surveys offer the possibility of mapping the lateral extent of such anomalies.  Seismic may not necessarily define the lateral extent of more subtle anomalies such as washout or leach anomalies.

Within the Project Area, interpretation of the 2D seismic data did not highlight any significantly extensive anomalous features on AWP’s land holdings which may hinder future development efforts.  The interpretations are only based on the datasets available at the time of writing this report and further investigations should be pursued.

Seismic interpretations from the 2011 exploration program are provided by RPS Boyd PetroSearch of Calgary, Alberta and can be found in North Rim’s 2011 report (Stirrett & Gebhardt, 2011).

Figure 8: Anomalies affecting Potash- bearing horizons

7.5       CARLSBAD POTASH MINE, NEW MEXICO: AN ANALOG

Intrepid Potash’s Carlsbad Mine in New Mexico, USA, produces potassium chloride, langbeinite and sodium chloride at depths between 245 to 450 m (800 to 1500 ft) below ground surface (Mine Site Locations: Intrepid Potash Website, 2010).  Intrepid Potash utilizes continuous mining methods mining grades as low as 8.0 % K2O (12.7 % KCl) (personal communication TetraTech, 2011).  The continuous mining machines have been modified to target a minimum mineralized interval of 40 inches (in), but cut a minimum of 52 in of potash due to head room requirements (Cox, 1965).  Carlsbad has developed mining patterns that allow them to extract up to 80.0 % of the ore (Hustrulid & Bullock, 2001).

8.0             DEPOSIT TYPE

The word “potash” is a contraction of the term “muriate of potash” which is widely applied to naturally occurring potassium-bearing salts and their manufactured products and is often expressed by the chemical formula “KCl” (“potassium chloride”).  While several salt species are classified as potash minerals, sylvite (“KCl”) is the natural form of the principal ore mineral.  Typical potash ore dominated by sylvite is therefore called “sylvinite”.  One tonne of chemically pure “KCl” contains an equivalent of 0.63 tonnes of “K2O” (potassium oxide), which permits comparison of the nutrient levels in various forms of potash.  Specifying “K2O” is a common way to indicate the amount of potassium in ore, or fertilizer.  Potash has historically been used in the manufacturing of many industrial and commercial materials including soaps, glass, and textiles; however, potash is most commonly used as a primary ingredient in the production of crop fertilizers.

Potash deposits are a type of industrial mineral deposit that occurs primarily within sequences of salt-bearing evaporite sediments.  Evaporite bodies are usually laterally extensive, layered and tabular in shape, although they can be structurally deformed and folded to varying degrees syn/post burial.  As they share a common formative genesis, potash mineral accumulations are hosted within the bedded halite layers of these evaporitic sequences, and are typically confined to relatively narrow stratiform intervals within the depositional sequence.  Most of the world’s salt and potash resources are extracted from these types of deposits with the majority of Canadian deposits employing conventional mining methods (Warren, 2006).  In situations where the deposit cannot be conventionally mined due to depth, solution mining may be employed.  Solution mining is done by injecting sodium brine into the deposit to favorably dissolve only the potash minerals.  The potash is recovered and crystallized into potassium salts from the potash-bearing liquor at surface.  Potassium salts may also be directly crystallized through brine pumping and solar evaporation as is done by various companies along the southern end of the Dead Sea (Warren, 2006).  The immense size of many worldwide potash deposits means that a potash processing facility may exploit a single deposit for decades.

The extreme solubility of potash salts results in their formation in only highly restricted settings, precipitating towards the end of the carbonate-evaporite depositional series (Warren, 2006). Potash salts are precipitated from saturated potassic brines as chemical sediments deposited at, or very near the depositional surface as the basin approaches desiccation.  Their geologic provenance therefore dictates that, excluding deformation, erosion, and other post-depositional destructive processes, nearly all potash deposits will exhibit some degree of lateral continuity.  Potash grade may vary greatly between deposits.  As described by Warren (2006), two controls (or combination of) determining potash grade are currently proposed:

1)              Sylvite and carnallite are precipitated from solution at or within a few meters of the depositional surface by the actions of brine reflux and brine cooling.  Potash grade and mineralogical character are directly related to and controlled by original brine chemistry as well as the geological mechanisms affecting the deposit at the time of deposition; or

2)              As the absence of primary sylvite in modern day analogues suggests, potash grade is controlled by the post-depositional alteration and replacement of primary carnallite-bearing sediments to sylvite.  The character of the deposit continually evolves while it is in contact with diagenetic fluids.

The author proposes that potash deposits can be of either “simple” or “complex” mineralogical character.  For the purposes of this report, a “simple” potash is considered to be any deposit characterized by “sylvinite” dominated ore with variable concentrations of impurities including halite, carnallite (KMgCl3•6H2O), and insolubles.  The potash deposits underlying the plains of Saskatchewan, Canada can also be considered a mineralogically “simple” potash deposit.  Deposits with ores bearing mixtures of various bittern potash salts and other exotic contaminant species are considered to be of a “complex” nature.  The potash deposits mined at Carlsbad, New Mexico contain sylvite dominated ores with minor langbeinite (2MgSO4•K2SO4), polyhalite (2CaSO4•MgSO4•K2SO4•2H2O) and variable proportions of insoluble contaminants, and can therefore be considered an example of a “complex” deposit.  Table 5 from Warren (2006) provides a summary of the various potash minerals and ores.

The potash deposits underlying AWP’s Holbrook Basin Project, particularly the mineralized “Medial” bed, appear to express a fair degree of lateral continuity across the Project Area.  The lateral persistence of this bed, in combination with relatively shallow burial depths, supports the possibility of extraction by means of conventional underground mining operations similar to

Intrepid Potash Inc.’s potash operation near Carlsbad, New Mexico.  The recently acquired exploration data also indicates that the Holbrook Basin potash is characterized by a relatively “simple” deposit mineralogy dominated by sylvinitic ore.  The typical potash interval from the Project Area can be described as a mixture of coarsely crystalline, interlocking, subhedral to euhedral sylvite and halite, with minor interstitial disseminations and stringers of clay and gypsum.  Sylvite is typically rimmed by red hematitic clays and in some instances carnallite.  Carnallite, however, is not ubiquitous in occurrence and does not appear to be stratigraphically controlled or patterned in distribution.

Table 5: Summary of potassium salts

Mineral	Composition	K2O%	Comments
Chlorides
Sylvite	KCl	63.2	Principal ore mineral
Carnallite	MgC12.KCl.6H2O	16.9	Ore mineral and contaminant
Kainite	4MgSO4.4KCl.11H2O	19.3	Important ore mineral
Sulphates
Polyhalite	2CaSO4.MgSO4.K2SO4.2H2O	15.6	Ore contaminant
Langbeinite	2MgSO4.K2SO4	22.7	Important ore mineral
Leonite	MgSO4.K2SO4.4H2O	25.7	Ore contaminant
Schoenite (picromerite)	MgSO4.K2SO4.6H2O	23.4	Accessory
Glaserite (aphthitalite)	K2SO4.(Na,K)SO4	42.5	Accessory
Syngenite	CaSO4.K2SO4.H2O	28.7	Accessory
Associated minerals
Halite	NaCl	0	Principal ore contaminant
Anhydrite	CaSO4	0	Common ore contaminant
Bischofite	2MgCl2.12H2O	0	Accessory contaminant
Bloedite (astrakanite)	Na2SO4.MgSO4.2H2O	0	Accessory
Loewite	2MgSO4.2Na2SO4.5H2O	0	Accessory
Vanthoffite	MgSO4.3Na2SO4	0	Accessory
Kieserite	MgSO4.H2O	0	Common ore contaminant
Hexahydrite	MgSO4.6H2O	0	Accessory
Epsomite	MgSO4.7H2O	0	Accessory
Ores
Sylvinite	KCl+NaCl	10-35	Canada, USA, Russia, Brazil, Congo, Thailand
Hartsalz	KCl + NaCl + CaSO4 + (MgSO4.H2O)	10-20	Germany
Carnallitite	MgCl2.KCl.6H2O + NaCl	10-16	Germany, Spain, Thailand
Langbeinitite	2MgSO4.K2SO4 + NaCl	7-12	USA, Russia
Mischsalz	Hartsalz + Carnallite	8-20	Germany
Kainitite	4MgSO4.4KCl.11H2O+NaCl	13-18	Italy

It should be noted that the presence of magnesium (“Mg”) is typically unfavorable in current technology flotation potash plants as concentrations over 0.25 % Mg may decrease the efficiency of the plant as additional processing may be required.  In Saskatchewan’s current processing plants technology can handle up to 0.51 % Mg, or 5.84 % carnallite (2.0 % MgCl2), in the mill feed.  The presence of carnallite is unfavorable in conventional underground mine workings as it may present stability issues due to the mineral’s affinity for moisture and natural deliquescent nature and lower compressive strength.  Conventional underground mines will avoid areas that have higher than 8.0 to 10.0% carnallite (3.43 % MgCl2) due to mining instability issues.

Chemical assay records report the Mg concentration as weight percent (“wt. %”) magnesium oxide (“MgO”).  “Carnallite” is a calculated equivalent value based on the present MgO content rather than a direct laboratory chemical analysis.  As the amount of soluble Mg present in a “simple” potash sample is directly attributed to its original mineralogical character (i.e. carnallite concentration) the equivalent carnallite content can be calculated by multiplying the MgO values by a stoichiometric factor of 6.8943; likewise, the equivalent magnesium chloride (“MgCl2”) content can be described as 2.3623 times the MgO content.  Throughout this report the magnesium content is reported both as equivalent carnallite (KMgCl3•6H2O) and equivalent magnesium chloride (MgCl2).  Table 6 outlines the stoichiometric, chemical equivalencies and calculations used in the resource calculations.

Table 6: Stoichiometric and chemical equivalencies and calculations

Mineral	KCl MgCl2 x 6H2O	Mg	MgCl2	MgO
Formula Weight	277.8688	24.3050	95.2110	40.3040
2x Formula Weight	555.7376
KCl MgCl2 x 6H2O		0.0875	0.3426	0.1450
Mg	11.4326		3.9173	1.6583
MgCl2	2.9185	0.2553		0.4233
MgO	6.8943	0.6030	2.3623
MgO x 6.8943 → KClMgCl2 •6H2O
MgO x 2.3623 → MgCl2
MgCl2 x 2.9185 → KClMgCl2 •6H2O

9.0             EXPLORATION

AWP conducted an exploration program in 2011, outlined in full detail in North Rim’s 2011 NI 43-101 (Stirrett & Gebhardt, 2011).  The seismic program and the 2011 and 2012 drilling programs are part of AWP’s exploration strategy to identify sufficient accumulations of potash to support a potential mining operation.  The exploration activities were initiated in 2010 following the assessment of the available historical data and subsequent internal report generated by North Rim for the Karlsson Group (the original holders of 38 ASLD exploration permits and approximately 5,107 acres of private mineral rights, all of which were 100% owned by AWP prior to the start of the 2011 exploration program)  (Stirrett T. A., 2010).  The intent of the internal report was to provide Karlsson Group with an evaluation of the historical data as well as to provide guidance in developing a 2D seismic program and subsequent exploration drilling program.  Table 7 summarizes the Exploration Program for 2011, including the drilling program for 2012 (Phase 2) which will be discussed in further detail in Section 10.0.

Table 7: Summary of 2011 / 2012 Exploration Programs

Exploration Program	Start Date	Completion Date	Area / Holes	Drilled
Phase 1 - 2D Seismic Survey	February 2011	April 2011	50.8 miles (81.7 km)	N/A
Phase 1 - 2D Interpretation	May 2011	September 2011	N/A	N/A
Phase 1 - Exploration Drilling Program	June 2011	September 2011	12 holes	18,700 ft (5,700 m)
Phase 2 – 20 Seismic Survey	June 2011	September 2011	23.8 m (38.3 km)	N/A
Phase 2 - Infill Drilling Program	February 2012	June 2012	10 holes	15,200 ft (4,600 m)

*N/A is Not Applicable

9.1       SEISMIC PROGRAM

A 2D seismic program data acquisition was conducted in 2011 by Zonge International of Tucson, Arizona from February 22 to April 2nd, 2011.  The survey was planned to ensure coverage over the core portion of the Project Area.  Figure 9 shows the location of the seismic lines with relation to the historical drill holes and those completed in 2011 (named “KG” holes) and 2012 (named “AWP” holes).  The program was designed as a tool for regional evaluation of geological structures including faults and possible salt dissolution features to determine the potential for laterally continuous potash.  The program was also designed to aid in the placement of the drill holes to optimize the area to be utilized in the Resource Calculation.  The seismic data was tied to the sonic logs from the historical wells 1-04 and 1-68.  The 2011 wells were positioned as close as possible to, or on, the seismic lines, whereas the 2012 drill holes were placed as infill to help extend the resource.

RPS Boyd PetroSearch of Calgary, Alberta, Canada, was contracted by AWP to interpret the results of the 2011 2D seismic survey.  North Rim, in conjunction with Boyd, reviewed the seismic interpretation to ensure that the drill holes were placed in locations to avoid potentially anomalous ground.

Currently RPS Boyd PetroSearch is updating the seismic with the 2012 data.  This data will not be ready in time for the release of this report and the content of this section is based on the 2011 report.

Figure 9: Location of the 2011 Seismic Lines

The following discussion is taken from RPS Boyd PetroSearch’s report entitled, “American West Potash Corp. 2011 Holbrook 2D Final Depth Interpretation”.  Based on the 2011 drill holes the following conclusions are derived:

•                  The seismic data is accurately correlated to the geologic formations.  The 2011 drilling, with modern geophysical logs, provided synthetic seismograms from which the zone of interest can be identified.

•                  The seismic time structure of the Supai Formation correlates well to the elevations determined from 2011 boreholes.  As a result, the elevation of the Supai can be confidently predicted from the seismic data in areas away from the wells.  The elevation of the potash zones could be derived from the Supai, but will be limited by the consistency of the geology.

•                  Information provided from the 2D seismic data set allows for the determination of the overall basin configuration.  The isochrons of the Upper Supai show a thin edge conforming to previously published work (Rauzi S. L., 2008) for the basin (Figure 10).

•                  Lateral continuity of the geologic strata is confirmed over most of the Project Area.  No areas of large scale salt dissolution and/or removal, nor any other features indicative of erosion or channelling which might remove the formations, have been identified in the data.

•                  No faulting of the Upper Supai strata has been identified, apart from the small areas with limited extent over the small scale dissolution features discussed in the report.  Deep faulting is evident, but does not impact the upper strata, except to provide post depositional uplift in some cases.

•                  Based on 2011 well information, directly correlating seismic isochron maps to potash isopachs does not provide a reliable quantitative relationship.  However, the isochron maps are useful in a qualitative sense, to confirm lateral continuity of formations away from the well ties, but lack predictive accuracy of potash thickness.

•                  Figure 10 is the seismic isochron (in milliseconds) for the Upper Supai Group strata; from the “Marker 1” horizon to the top of the Upper Supai Redbed Shale.  An apparent relationship is observed to exist between the thickness of this isochron and the presence of potash mineralization, perhaps suggesting that the paleotopography of the basin floor is a major controlling factor on potash distribution.  More investigation is necessary to explain this relationship better.

Figure 10: Supai to Marker 1 Isochron Map

10.0      DRILLING

10.1            2012 DRILLING PROGRAM

Ten stratigraphic test holes were drilled on the Project Area between February and June 2012.  Stewart Brothers Drilling Company was contracted by AWP to provide the drilling services, while North Rim conducted the supervision of all ten drill holes.  A photograph of the drilling equipment is shown in Figure 11.

Figure 11: Stewart Brothers Drilling’s Rig

The drill holes were designed to further evaluate the potash mineral potential of the Supai Formation on the Project Area and were spaced with consideration to specific Mineral Resource buffers and proximity to historical and 2011 wells.  All holes completed during the 2012 drilling program were vertical and targeted the Supai Formation.  Cores were collected through the potash-bearing zones for all holes.

The objective of the drilling program was to better define, within the Project Area, a geological dataset suitable for the development of a robust Mineral Resource Estimation.  Drill hole locations were selected based on the following parameters:

•                  The presence of laterally continuous potash-bearing strata (avoiding anomalous ground);

•                  Positive results arising from the 2011 RPS Boyd PetroSearch’s seismic interpretation and recommendations;

•                  Proximity to historical and 2011 drill hole locations; and

•                  The availability of historical drill hole data suitable for the documentation of an NI 43-101-compliant potash Mineral Resource.

Problems were encountered while attempting to drill at the original location of AWP-17.  The hole was drilled down to the first intermediate casing point of 800.0 ft (243.8 m).  While attempting to run the geophysical tools, a bridge was encountered at a depth of 580.0 ft (176.8 m).  On attempting to run a wash-out pass down the hole, the drill pipe became stuck at the bottom.  After discussions between AWP and Stewart Brothers, the decision was made to abandon the hole, move the drill rig approximately 36.0 ft (11.0 m), and re-start the hole.  For naming and permitting purposes, the abandoned hole was re-named AWP-17A and the new hole was named AWP-17.

10.2            DRILLING PROCEDURES

Loss of circulation zones were prevalent throughout the Coconino Sandstone Formation; it is speculated that these problems arise from a highly fractured Coconino Formation in which large, vertical fractures have formed over geological events.  The fractures do not affect the potash layers.  These vertical fractures were difficult to heal and resulted in the required use of aerated mud.  In addition to the loss of circulation, the top of the hole in the Moenkopi had stability issues which could not be maintained with aerated drilling fluids; therefore, a 9.625” casing was set above the Coconino to maintain borehole integrity and enable the use of aerated drilling fluid.

To ensure the KCl brine, which was used to core the potash interval, was not contaminated with fresh water and to protect the fresh water aquifer, a temporary 7” intermediate casing string was installed prior to coring.  The casing isolated the Coconino Formation and the fresh water from the potash bearing zone so no washing or dissolution occurred during coring.

The following drilling procedures were followed for the potash test drill holes completed in 2012 (with the exception of AWP-23, the procedures for which are outlined separately below):

•                  Drilled with a 12.25” bit diameter and freshwater gel chemical drilling mud to a depth within the Moenkopi (variable across the Project Area, ranging from approximate depths of ~ 200.0 – 270.0 m / ~ 660.0 – 890.0 ft), where a 9.625” Intermediate #1 casing string was set, to stabilize the top of the borehole so aerated drilling fluid could be used without running the risk of shallow borehole instability;

•                  Cemented 9.625” Intermediate #1 casing;

•                  Drilled a 8.75” diameter borehole with aerated freshwater drilling fluid from Intermediate #1 casing to core point, which was located approximately 12.0 to 21.0 m (40.0 to 70.0 ft) above the top of the potash bearing interval located in the Supai Formation;

•                  3” diameter core barrels were made up and 6.0 and 12.0 m (20.0 and 40.0 ft) cores were drilled and recovered.  Generally 12.0 m (40.0 ft) cores were taken; however the length of core was dependent on the potash recovered in each core.  For example, if sylvite was persistent partway through the last recovered core, an additional 6.0 m (20.0 ft) core may have been taken to ensure all the potash was recovered and to ensure enough room for the wireline tools.  Cores were taken beginning from one of the anhydrite marker beds which varied across the Project Area (typically Anhydrite B or D markers) and continued down through the potash horizon until no visible sylvite was present at the base of the cored interval.  During the coring operation, brine fluid was used to inhibit dissolution of the potash zone. Chloride levels between at least 220,000-300,000 ppm NaCl and KCl combined were required for coring to commence (chlorides were checked by a mud engineer prior to commencement of any coring);

•                  Southwest Exploration Services (Southwest) was contracted by AWP to a run a suite of geophysical wireline tools in each drill hole.  Three sets of wireline logs were generally run as outlined in Table 9 in each drill hole.  Tools were run in the open hole (before the casing string was set) where possible.  In instances where logging the open hole was not possible (i.e. due to cave-ins or bridging of the hole), selected tools were run through the casing on the way up after logging the next open hole section (for example, the neutron tool was run through the intermediate casing in AWP-22).  Southwest also logged the cored interval before abandonment commenced.  Cement plugs were set after the logging was complete, as per the abandonment regulations.

For the continuous core hole AWP — 23, the following procedures were followed:

•                  Drill hole AWP-23 was drilled as a geotechnical hole at the recommendation of Tetra Tech, who is in charge of conducting the geomechanical sampling.  The hole was intended to be cored continuously from surface to below the potash zone; however, due to problems with recovery and slow coring in the upper portion of the hole, it was decided at a depth of approximately 50.0 m (~160.0 ft) to alternate coring approximately 6.0 m (20.0 ft) intervals with drilling out approximately 12.0 m (40.0 ft) intervals, and to resume continuous coring at 220.1 m (722.0 ft).

•                  Drilling procedures followed those of the potash test wells (surface and intermediate casing strings, aerated mud in the Coconino, etc.), with the following exceptions:

•                  3” diameter split-tube core barrels were made up and cored in 6.0 m (20.0 ft) intervals.

•                  Upon bringing each core up, the split-tube would be opened and laid out across notched wooden sawhorses, with the core being held intact within half of the barrel, while TetraTech personnel performed measurements, analysis, and photographs.  All core from the upper portion (i.e. above the Supai) was entirely under the supervision of TetraTech personnel.

•                  Once the anhydrite markers were intercepted, North Rim personnel took over to supervise the potash coring as done in the potash test wells, with the exception of using the split-tube core barrel for recovery.  In this case, the core retrieval protocols (outlined in Section 10.3) were modified.  Core was measured and inspected while laid out in the core barrel half, and then transferred piece by piece, in stratigraphic order, to the core boxes.  No breaking or tests that would jeopardize the integrity of the core were allowed prior to the geological logging and sampling completed by North Rim.  North Rim personnel were responsible for packaging and transporting of all potash cores from AWP-23.

10.3            CORE RETRIEVAL

Coring was completed by Stewart Brothers Drilling with all potash core retrievals supervised and performed by North Rim personnel.  A routine set of procedures were strictly followed by onsite personnel to ensure the integrity of the Supai Formation and potash interval, as well as to prevent the loss of materials.  In addition to the drill rig personnel, at least one North Rim employee supervised every Supai core recovery for the 2012 drill holes (Figure 12).

The following is the core handling protocol and procedures as developed by North Rim (with the exception of AWP-23, as outlined in Section 10.2):

1)              A safety meeting was held prior to the recovery of each core.  During the meeting, all safety issues were discussed along with proper core handling procedures.

2)              The core supervisor was present at the drill site while the core was being recovered from the barrel.  The North Rim Core Supervisor oversaw the core retrieval on the floor and ensured that the rig crew understood the importance of the process and what each person’s responsibility was.

3)              A core brake was bolted to the core barrel, which allowed precise control of the core as it was let out of the barrel.  The drill rig tool push was in charge of the core brake at all times.  The tool push would let the core out of the barrel in pieces (~0.5 m (1.6 ft) sections) and the derrick hand would break the piece gently in order to fit it in the core boxes.  Due to the natural breaks common in the cored intervals, often the core would not require breaking.  The core pieces were passed to the North Rim Core Supervisor after the bottoms were marked with grease crayons to eliminate confusion when boxing.

4)              With a clearly marked core bottom, the core was wiped clean and placed into the box by the North Rim Core Supervisor.  This process was repeated until all core was recovered from the barrel.

5)              At the end of each core, the core barrel was inspected to ensure no core remained inside.  The core boxes were then laid out in stratigraphic order and examined by the North Rim Core Supervisor for potash or any sign of pitting or loss of core integrity. The core was measured to determine the recovery factor of the interval.

6)              The core boxes were clearly labelled with the location, well name and the interval cut.

7)              After the core was boxed, it was carried to the vehicle for transportation to the core laboratory.  All core was kept out of the rain to avoid pitting.

Figure 12: Stewart Brothers Drilling performing core recovery with North Rim Core Supervisor

10.4            SPOT CORES

TetraTech performed spot coring on several of the 2012 drill holes, for the purpose of obtaining a 20.0 ft representative core from each of the Formation Members for mechanical testing.  The spot core intervals taken are summarized in Table 8.  All spot core retrievals and analyses were supervised and performed by TetraTech personnel.  The results of the mechanical testing are expected to be released in early 2013.

Table 8: Spot Cores taken by TetraTech

Well ID	Formation	From (ft)	To (ft)	Total Interval (ft)	From (m)	To (m)	Total Interval {m)
AWP-25	Coconino	1060.0	1080.0	20.0	323.1	329.2	6.1
AWP-22	Chinle	544.0	564.0	20.0	165.8	171.9	6.1
AWP-27	Moenkopi	868.0	887.0	19.0	264.6	270.4	5.8
AW P-18	Supai	1428.0	1447.0	19.0	435.3	441.1	5.8

10.5            GEOPHYSICAL WIRELINE PROGRAM

Each drill hole was logged with geophysical wireline tools from total depth (TD) to surface casing by Southwest Exploration Services.  The wireline logs provided geophysical information that was used to cross-reference lithology, mineralogy, and geochemical assay data and were referenced while completing the detailed core descriptions and depth corrections.  The 2012 wireline program is summarized in Table 9.  The tools ran throughout program was consistent, but occasionally the suite had to be modified depending on the condition of the borehole; an example of this was when the tools had to be run through casing in the intermediate section due to bridging part way down the borehole in AWP-22.  The deviation or Gyro tool was not run on several holes (AWP-15, AWP-16, and AWP-27), as the tool was not available at the time of logging.

The geophysical parameters measured with the wireline tools include the resistivity, natural gamma, sonic, caliper, density and neutron.  The gamma log provides a depth-recorded dataset of the natural formation radioactivity and is displayed in American Petroleum Institute (API) units.  As isotopic potassium undergoes radioactive decay which is read by the wireline gamma tool, the natural gamma log is then proportional to the sylvite concentration through the potash interval; therefore, the natural gamma log can be used to provide an estimate of the potash grade and is excellent for depth correcting cored intervals.  The density, sonic, neutron, and resistivity are useful tools for assessing the mineralogy of formations and the presence of impurities such as clay, carnallite and anhydrite.  The caliper log indicates the size of the borehole and is a useful tool when looking for areas of washout or buildup on the borehole walls.

An ABI (acoustic borehole imaging tool) was run on AWP-23 (continuous core hole) at the recommendation of Southwest and TetraTech for the purpose of giving a visual representation of the inside of the borehole walls, specifically to identify zones of fracturing.

Table 9: Drill Hole 2011 Wireline Program

Intermediate 1 Casing (Surface to Moenkopi)
Gamma Ray	Caliper
Single Point Resistivity	Sonic
Intermediate 2 Casing (Moenkopi to Core Point)
Gamma Ray	Caliper
Sonic	Neutron
Dual-Guard Resistivity	Density
Main Hole (Core Point to TD)
Gamma Ray	Caliper
Sonic	Neutron
Dual-Guard Resistivity	Compensated Density
Gyro / Deviation	ABI*

*Note: ABI (acoustic borehole imaging tool) run only in AWP-23

11.0          SAMPLE PREPARATION, ANALYSIS AND SECURITY

11.1          GEOCHEMICAL SAMPLING

Geochemical sampling was carried out to acquire a fundamental understanding of the mineralogical character, grade, and thickness of potash-bearing horizons present within the Project Area.  The goal of the geochemical analysis was to acquire sufficient data to develop a NI 43-101 potash Mineral Resource Estimate.  As the mineralized beds encountered were found to be variable in depth, thickness, and occurrence and spatial distribution between each of the 2012 potash test wells, the number of samples taken also varied dependent on the thickness and distribution of the mineralized beds.

All geochemical sampling activities were carried out at AWP’s Core Lab facility located along East Iowa Street in Holbrook, Arizona (Figure 13).  A total of 361 samples from the ten 2012 potash test wells were collected for geochemical analyses.  Analyses were performed by Huffman Laboratories Inc. in Golden, Colorado.  A summary of samples by well is provided in Table 10.

Table 10: Assay Intervals Summarized by Test Well

Potash Test Well ID	Assay Top (ft)	Assay Base (ft)	Interval Length (ft)	Samples	Avg. Sample Length	Standards	Repeats
AWP-15	1331.09	1345.23	14.14	32	0.61	3	4
	1357.43	1362.71	5.28
AWP-16	1360.4	1381.47	21.07	38	0.78	4	5
	1390.03	1398.49	8.46
AWP-17	1435.84	1475.21	39.37	62	0.63	6	7
AWP-18	1587.68	1621.24	33.56	55	0.61	5	6
AWP-20	1330.56	1341.75	11.19	14	0.80	1	2
AWP-22	1456.81	1490.11	33.3	50	0.67	5	6
AWP-23	1520.13	1534.76	14.63	24	0.61	2	3
AWP-24	1502.18	1510.81	8.63	16	0.54	2	2
AWP-25	1442.5	1471.67	29.17	44	0.66	4	5
AWP-27	1477.57	1492.04	14.47	26	0.56	3	3
Average / Total	—	—		361	0.65	35	43

11.2          CONTROLS ON SAMPLE INTERVAL DETERMINATION

The upper and lower contacts of the mineralized interval were identified by matching potash mineral concentrations visible within each core to their respective gamma-ray log responses.  For each mineralized core, selection of the correct interval to be assayed was conducted by North Rim Geologists.  In order to ensure all mineralization was captured within the assay interval, shoulder samples often ranged from 1.0 to 2.0 m (3.3 to 6.6 ft) and were taken from above and below the mineralization contacts.  The extent of the shoulder sampling was at the discretion of the geologist, after reviewing the gamma ray log response.

Sample determinations within an assay interval were based on the following geological parameters:

1)              Changes in lithology, mineralogy, estimated K2O grade, crystal size, or insoluble content warranted a new sample.  Clay seams were broken out as individual samples, with approximately 2.5 cm (1.0 inch) of overlap on either side of the seam.

2)              Samples did not span geological contacts including the upper and lower boundaries of the potash members.

3)              When possible, existing breaks within the core were used.

4)              In order to provide a high geochemical resolution, samples were restricted to approximately 30.0 cm (12 in) or less in length.

Figure 13: Photograph taken inside of AWP’s Core Lab Facility

Visual inspection of the core in conjunction with consultation of the respective gamma, density, neutron, caliper and resistivity tools for the drill holes provided sufficient information to accurately assess changes in mineralogy, lithology, and grade.  Within mineralized zones, new sampling intervals were established where changes in grade occurred.  It is the opinion of the author that the samples chosen for geochemical analyses are representative of the selected mineralized intervals based on the above discussed parameters and guidelines.

11.3          SAMPLING METHOD AND APPROACH

Sampling procedures utilized for the Holbrook cores were modeled after methods currently practiced by the Canadian Potash Industry.  The following points summarize the specific procedures carried out by North Rim staff during the geochemical sampling of mineralized AWP cores:

1)              Core boxes were transported from the drill to the lab in Holbrook by North Rim staff for all wells drilled during the 2012 drilling program.

2)              Upon arrival at the lab the core boxes were carefully unloaded from the transport vehicle and laid out in sequential order onto the examining tables.

3)              The box lids were removed and stored beside the examining tables in proper order. Due to the low ambient humidity in the lab and the absence or minor occurrence of carnallite in the core was left unwrapped for the duration of the examination and sampling process.

4)              The core surfaces were cleaned by scraping off residual mud and loose debris using a blade.  This was performed for every piece of core as the Holbrook evaporites have a very high mud content which often smeared onto adjacent cores making geological examination difficult.  Once scraped, a cloth or shop towel was wetted with a saturated brine solution and was used to clean and to remove the excess material left from scraping.  This step was important to ensure the correct identification of potash beds, clay seams, and mineralogical changes within the core.

5)              The formation contacts were chosen from the geophysical logs, as the tops were occasionally ambiguous in the core making them difficult to identify.  The core was then depth corrected by matching intervals of core to their corresponding intervals on the geophysical wireline logs.  Some wireline logs were not properly depth shifted in the field; therefore, once final copies of the logs were received North Rim had to shift the geological data to ensure proper correlation.

6)              Once depth corrected, the core was prepared for assaying.  The assay interval size was dependant on the thickness and distribution of the potash bed(s) present in each drill core.  If multiple potash members were present, the interbedded salts and/or mud between them were also sampled in order to provide a complete and thorough data set through the potash-bearing zone.  The first and last samples taken over the potash interval were intended to capture the initial and final presence of potash mineralization.  As discussed in Section 11.2, shoulder sampling was utilized to ensure all of the potash mineralization was captured within the assay interval.

7)              After logging was completed, each piece of core was tightly wrapped in masking tape with the bottom of each piece marked for correct replacement into the boxes after ‘slabbing’ (i.e. sawing core longitudinally into halves).  Tape was used to maintain core integrity during the slabbing procedure as the salt beds were quite brittle and splintered easily.  A dry, 2-horsepower band saw equipped with a dust collection system was used for cutting (Figure 14).  Only one piece of core was removed from the assay interval and slabbed at any one time to prevent mixing of core segments from the mineralized zones.

8)              Once slabbed, the two complimentary core halves were placed back into their respective box in proper stratigraphic order, with both cut surfaces facing up.  The cutting process was supervised at all times by a North Rim Geologist.  Saw blades were replaced frequently when any breach of core integrity was noted (i.e. crystal fracturing or splintering).

9)              The sawn surfaces were wiped with a cloth wetted with a brine saturated solution in order to remove any rock powder generated by the cutting process.

Figure 14: AWP’s dry 2-horsepower band saw with dust collection system

9)	The upper core half was then divided into individual assay samples by drawing straight lines across the core diameter in permanent black marker, utilizing natural core breaks where possible.

10)

Samples were given unique identifier labels using a numbering scheme incorporating both the drill hole and sample number. For example, sample “AWP18-015” indicates it was the 15th sample from the drill hole “AWP-18”. The number was written on the upper core half in permanent black marker. A sample tag bearing this number was prepared for better identification in the core photo and at the receiving geoanalytical facility. Figure 15 provides an example of a slabbed AWP potash core that has been properly subdivided into samples and labelled.

11)	The core was photographed with a stationary high resolution digital camera. If necessary, the core was moistened with a damp cloth to enhance the quality of the photos.

12)

From the corrected depths, each sample was carefully measured to the nearest centimeter and the results were recorded into logging spreadsheets. Sample intervals and numbers were transposed onto the underlying second half of the core in the box. This preserved the sample data on one core half, as the submitted half was destroyed during the geoanalytical procedure.

13)

The upper core half was cross-cut into the designated sample intervals. Each sample and its corresponding sample tag were placed into a waterproof plastic sample bag, which was labelled with the sample number and stapled shut.

14)	Samples were finally packed into cardboard boxes and sealed along with sample batch manifests.

Figure 15: Sampling interval from drill hole “AWP-18” (Core 2, Box 7 and Core 2, Box 8)

It is worth noting that the core recovery was generally good for all wells.  Some core loss was noted in AWP-15 due to grinding and milling of the core in the “5-B Salt 1” and “5-B Salt 5” members; this did not affect the potash interval.  AWP-23 (continuous core hole) had significant core loss throughout the upper portion of the hole, and one section of washout in the upper salt interval; however, recovery through the potash-bearing zone was good.  The drilling brines were adjusted and monitored to maintain the core integrity; however, minor pitting and core surface corrosion was noted in several of the cores.  Slabbing did not result in substantial material loss, although some splintering of the core was inevitable because of the brittle nature of the Holbrook Basin evaporites.  The accuracy and reliability of the assay samples was not compromised during the sampling procedure.

11.4          SAMPLE SECURITY

Security procedures were closely followed to ensure that the core was under the supervision of qualified personnel at all times.  Once retrieved from the core barrel the core was under the direct care of either the TetraTech Wellsite Geologist or a North Rim Representative.  The core was boxed and secured at the drilling site and, following the completion of coring, was immediately transported by the supervising party to AWP’s core Lab facility in Holbrook, Arizona.  AWP’s core lab is equipped with locking doors to ensure the security and integrity of the core when the lab is not under direct surveillance.  To prevent the dissemination of project specific information, only individuals employed by or in direct association with the exploration team were allowed entry into the lab.

Under the supervision of a North Rim Geologist all samples were selected, cut, and packaged in a timely manner to limit their exposure.  Upon completion of North Rim’s core examination and sampling, the cores from each test well were wrapped in plastic wrap, re-boxed, and stacked in a storage room within the core facility.

Samples were delivered to Huffman Laboratories Inc. at 4630 Indiana Street in Golden, Colorado via United Parcel Service (UPS).  Information sent along with the sample shipment included the client name, address, distribution email list, and a sample manifest.  Upon arrival the samples were under the direct care of Huffman Laboratories personnel.  Mr. Ron Kiel, Huffman’s Laboratory Director was North Rim’s direct contact for the duration of the program.  Huffman Laboratories maintains its own quality assurance / quality control program, which is available upon request.  North Rim was not involved in procedures performed at Huffman Laboratories, nor was North Rim present to supervise the analysis process.  Assay results generated were reviewed and approved by Huffman Laboratories prior to release.

11.5          QUALITY CONTROL PROCEDURES

Each sample batch was submitted by Huffman Laboratories to a third party company for material preparation.  Hazen Research Inc. located at 4601 Indiana Street Golden, Colorado provided the sample preparation services.  Hazen’s Research Inc.’s quality control programs are documented and available upon request.  Sample crushing, splitting, grinding, and homogenization were performed according to parameters outlined by Mr. Ron Keil of Huffman Laboratories.  The potash sample preparation instructions followed the same procedure as those used for the 2011 program, and are as follows (modified from original letter from Mr. Ron Keil to Hazen dated August 4, 2011):

1)              Samples were mostly dry when processed (other than hydrated minerals), but dried if necessary at 90°C overnight.

2)              Entire samples were crushed to 3.0 millimetres (mm) (1/8”) with jaws and/or rolls/gyrolls as appropriate.

3)              Enough samples were riffle split to fill the labeled jars provided until about 2/3 full.  If that was the entire sample, the entire sample was put in the jar.  If there were crushed rejects remaining, these rejects were placed into a new plastic bag, along with the original plastic bag and sample tag (the new outer plastic bag was not re-labeled as the old tag and bag were still visible with the sample number).

4)              The entire sample in the jar was pulverized (large puck or ring puck mill) to 200.0 mm mesh and poured back into the jar.  The jar was filled no more than about 80.0%

full so it could be remixed after each aliquot.  Pulp that didn’t go in the jar was discarded.  Jars were wiped or blown clean for each new sample.

5)              Pulverized samples were returned to Huffman Laboratories as soon as preparation was complete along with the extra reject material.  Rejects were put in new heavy duty poly bags and sealed with wire ties.

Once the prepared materials were returned, analyses were carried out according to Huffman’s standard potash analytical procedures as follows (modified from original emails dated September 2, 2011, and July 20, 2012):

1)              Moisture by Loss on Drying:

a.               2.0 gram samples were weighed into 20.0 ml screw cap Pyrex glass tubes (pre-weighed) and heated overnight in a forced air oven.

b.              The tubes were capped while hot and allowed to cool.

c.               Caps were removed as each sample was weighed, then immediately replaced.

d.              Weight loss was calculated and reported on an “as received” ground sample basis.  The loss was used to convert all of the other data (insolubles and elemental analyses) to a ground, moisture free basis.

2)              Insolubles:

a.               1.0 gram samples were weighed into new Nalgene 4.0 oz. polypropylene bottles.

b.              100.0 ml of “Type 1” high purity deionized water was added by weight for improved accuracy.

c.               The bottles were stabilized at 30.0°C, and shaken vigorously on a mechanical shaker for 1 hour.

d.              The bottles were removed from the shaker, and allowed to settle for 24 hours.

e.               Clear aliquots of 20.0 ml were withdrawn from the top and placed in new Nalgene 50.0 ml polypropylene centrifuge tubes for metals analysis.

f.                 The remaining 80.0 ml of liquid and insoluble solids left in the 4.0 oz polypropylene bottles were shaken by hand and rinsed into a filtration apparatus holding glass fiber filters.  The filters were Whatman 934-AH 47.0 mm that had been conditioned at 105.0°C and pre-weighed.

g.              The bottle and the solids on the filter were well rinsed with deionized water, dried at 105.0° C, cooled in a desiccator, and re-weighed.

h.              Insolubles were calculated on an “as received” sample weight basis, and corrected to a ground, moisture free basis using the measured loss on drying.

3)              Metals:

a.               Metals (K, Mg, Na, Ca, and S) were measured by ICP-AES using a Perkin-Elmer 5300DV (dual radial and axial view measurements).

b.              20.0 ml of clarified solution aliquots in 50.0 ml centrifuge tubes were diluted to instrument appropriate concentrations based on the specific element and concentration.

c.               Dilutions were made in 1.0 % v/v nitric acid on a weight basis to improve accuracy (most readings were made from 1/100 dilutions of the original leach liquid).

d.              Metals were measured as the element then calculated and reported as the equivalent oxides on a ground, moisture free sample weight basis.

4)              Chloride:

a.               Chloride (Cl) was measured using a Mettler Toledo Model DL53 Autotitrator equipped with a Mettler Toledo Rondo 60 Tower Autosampler.

b.              A 1.000 ml aliquot of the DI water extract was taken from the 20.0 ml portion of the 100.0 ml DI leach held for analysis of all soluble components.

c.               The titration was done using a 0.02821 N silver nitrate solution.

d.              The measured chloride was balanced against the measured metals and was reported as a weight percent.

The above analytical method was similar to that used on the 2011 geochemical samples, with the addition of the Ca, S, and Cl analyses.  It was decided to do the additional analyses after the completion of AWP-17; once the decision was made, the leftover pulps from AWP-15, AWP-16, and AWP-17 were reanalyzed as well.  The Ca, S, and Cl testing was also performed on leftover pulps from selected 2011 holes; these results can be found with the 2012 assay results in Appendix C.

Two different powdered reference materials (“POT003” and “POT004”) of varying mineralogical composition and potash grade were systematically inserted as standard samples into the mineralized sample batches.  A standard was included by North Rim Geologists in every AWP drill hole after every ten samples and was intended to verify that the instruments used for analysis at the Huffman Laboratories were correctly calibrated and cleaned.  Section 12.5 elaborates further on the standard selection and results. The “POT003” standard is a compositionally homogeneous lower grade (19.5 % K2O or 30.9 % KCl) potash material while the “POT004” standard has higher grade (60.4 % K2O or 95.6 % KCl) potash values.  The reference materials were supplied to North Rim by the Saskatchewan Research Council’s (SRC) Geoanalytical Laboratories located at 125 — 15 Innovation Boulevard in Saskatoon, Saskatchewan.  Detailed geochemical quality control limits for these standards are provided in Appendix B.

Systematic repeat analyses were conducted by Huffman Laboratories every tenth sample.  The purpose of these procedures was to ensure that only quality geochemical datasets were generated from the sampling process by demonstrating the accuracy, precision, and repeatability of the analyzing party.  The results are discussed in Section 12.5.

These sampling procedures largely followed the same procedures as those performed in the 2011 drilling season, with the addition of the analyses for Ca, S, and chloride titration for the 2012 holes.  Leftover pulp materials from the 2011 assay samples were collected and sent to Huffman as needed to perform the chloride titration.

The author did not directly supervise or observe the above procedures and has relied on the credibility of the Huffman Laboratories for the accuracy of the results.  Huffman Laboratories have been qualified by the State of Colorado and the United States Geological Survey (USGS) to analyze a variety of materials and undergo periodic reviews and audits from clients of both private and government organizations.  Huffman Laboratories is an independent company from North Rim.  It is the author’s opinion that the security of the core and analytical procedures performed on the assay samples met current industry standards and best practices, and were of adequate quality, accuracy and precision.

11.6                        GEOMECHANICAL SAMPLING

Samples were taken for geomechanical sampling from spot cores in several of the 2012 drill holes (as outlined in Table 8).  Samples were also taken from sections of the evaporite intervals as outlined in Table 11.  All mechanical sampling was performed by TetraTech personnel.  In the instances where samples were taken in close proximity to the potash core, North Rim supervised the sampling and recorded the depth and lithology of each sample taken, documented this information in a spreadsheet, and took photographs showing the location of each sample.  After removal of the sample, a marker was placed in the box showing the location and information about the sample (Figure 16).  The results of the mechanical sampling are part of TetraTech’s ongoing study, and are expected to be released in early 2013.

Figure 16: Core photo showing location of mechanical samples taken by TetraTech

Table 11: Sample Intervals taken by TetraTech for Mechanical Testing

Well ID	Sample Number	Depth From (m)	Depth To (m)	Thickness (m)	Depth From (ft)	Depth To (ft)	Thickness (ft)	Lithology
AWP-25	AWP-25-RM1	435.16	435.33	0.17	1427.67	1428.23	0.56	Clay Rich Halite
AWP-25	AWP-25-RM2	436.41	436.57	0.16	1431.77	1432.30	0.52	Halite minor clay
AWP-25	AWP-25-RM3	436.67	436.85	0.18	1432.63	1433.22	0.59	Halite minor clay
AWP-25	AWP-25-RM4	438.43	438.59	0.16	1438.40	1438.93	0.52	Halite minor clay
AWP-25	AWP-25-RM5	439.35	439.51	0.16	1441.42	1441.94	0.52	Mudstone with Halite
AWP-22	AWP-22-RM1	441.31	441.55	0.24	1447.85	1448.64	0.79	Halite minor clay
AWP-22	AWP-22-RM2	441.80	442.03	0.23	1449.46	1450.21	0.75	Halite minor clay
AWP-22	AWP-22-RM3	442.56	442.79	0.23	1451.95	1452.71	0.75	Halite minor clay
AWP-22	AWP-22-RM4	442.79	442.99	0.20	1452.71	1453.36	0.66	Halite minor clay
AWP-22	AWP-22-RM5	443.02	443.26	0.24	1453.46	1454.25	0.79	Halite minor clay
AWP-23	AWP-23-RM1	462.50	462.69	0.19	1517.37	1517.99	0.62	Clay-rich halite
AWP-23	AWP-23-RM2	462.29	462.50	0.21	1516.68	1517.37	0.69	Clay-rich halite
AWP-23	AWP-23-RM3	461.38	461.56	0.18	1513.70	1514.29	0.59	Clay-rich halite
AWP-23	AWP-23-RM4	461.56	461.76	0.20	1514.29	1514.94	0.66	Clay-rich halite
AWP-23	AWP-23-RM5	461.76	461.99	0.23	1514.94	1515.70	0.75	Clay-rich halite
AWP-23	AWP-23-RM6	453.70	454.06	0.36	1488.50	1489.68	1.18	Anhydrite
AWP-23	AWP-23-RM7	454.97	455.30	0.33	1492.67	1493.75	1.08	Anhydrite
			Total (m):	3.67		Total (ft):	12.04

12.0      DATA VERIFICATION

12.1          HISTORICAL DATA

During the 1960s and 1970s, a total of 135 historical exploration wells were drilled in the Holbrook Basin, 69 of which were targeted in the northeast near the Project Area.  In total, 59 historical wells were drilled within a two mile buffer of AWP’s current land holdings.  The remaining 10 wells fall outside of this buffer but don’t exceed a distance greater than 8.2 mi from AWP’s nearest land holding.  As many of the earlier drilled wells were exploring for oil and gas, several of them did not drill deep enough to penetrate the potash-bearing Supai Group strata.  In 2008, the Arizona Geological Survey released an Open File Report (Rauzi S. L., 2008)) on the potash potential of the Holbrook Salt Basin, reporting potential for up to 812 million metric tonnes of potash mineralization (Rauzi S. L., 2008).  Companies which have explored the region in the past have reported K2O values ranging anywhere from 6.0 % to 48.0% (9.5 to 76.0 % KCl) (Carr, 1966).  These reports are not compliant with current industry NI 43-101 standards.

A review of the available historical data by North Rim established that few chemical assay data sets were available.  North Rim recommended that the available historical well wireline data be digitized so that % K2O Gamma Ray Equivalent Calculations (GREC) for potential potash zones could be calculated.  Divestco of Calgary, Alberta, digitized the available wireline logs in 2010 and the resulting values were used by North Rim to calculate an equivalent % K2O grade estimate for each well.  Where available, lithology logs were used to constrain the stratigraphic limits of the mineralized horizons.

The purpose of the 2012 drilling program was to confirm and enhance the historical and 2011 drilling results, and acquire quality data from new wells sufficient for the preparation of a NI 43-101 compliant potash Mineral Resource Estimate.  The mineralized horizons were determined for a total of 58 historical wells of sufficient data quality and were considered for inclusion in the 2011 Mineral Resource Calculation.  Of these, 42 were used to determine the Inferred Mineral Resource Calculation based on their proximity to AWP’s Holbrook Basin properties and the outlined resource buffers.  For the 2012 Mineral Resource Calculation, all available data were used to create quality grids for Grade and other relevant variables. Mineral Resource Calculations were then made subject to the constraints of the resource buffers, licence area and other limitations as outlined in Section 14.

12.2          RECENT DATA

The information upon which this report is based is primarily obtained from the ten potash test wells drilled by AWP in 2012, and the twelve potash test wells drilled by AWP in 2011.  Contribution to the general knowledge and understanding of the geology of the Holbrook Basin area was taken from historical drill data and public record sources which include technical reports, geological reports and geochemical assay results.  The author of this technical report in part relied upon historical results, opinions, and statements not prepared under their supervision; therefore, the author hereby does not take responsibility for the accuracy of the historical data.  None of the historical information is proprietary and was primarily obtained from the records of the Arizona Geological Survey Document Repository, as well as other publically available technical papers and reports.

Cores from the AWP’s 2012 exploration program are available for inspection at AWP’s core lab facility in Holbrook, Arizona.  Cores from two of these test holes (AWP-15 and AWP-16) have been inspected by the principal author to verify their contents.  The remainder of the core was inspected by other geological professionals under the direction of the principal author.

The author is able to provide verification of the geotechnical data collected during AWP’s 2012 exploration program and all associated geochemical results, as North Rim’s geotechnical staff was involved in all aspects of the geoanalytical process.  Due diligence and care was taken to ensure the geochemical sampling and assay procedures detailed in Section 11 of this report were of the highest quality and were compatible with current potash industry methods.  Ms Tabetha A. Stirrett has verified the data relied upon for all aspects of the Mineral Resource Calculation.

12.3          ASSAY-TO-GAMMA CORRELATION STUDY

Bannatyne (1983) developed a method by which to calculate the equivalent % K2O content of a particular point in a potash bed from its respective wireline gamma ray log amplitude.  The Bannatyne (1983) method is a linear relationship and does not account for variables such as drill hole diameter, logging speed, tool centralization and mud weight (Figure 17).  As the gamma ray tool is affected by such factors, proper correction factors must be employed to ensure these variables are accounted for in the calculation.  Crain and Alger (1965) previously developed a method to correct for these variables (Figure 18).  Taking these variables into consideration and correcting for them, one can determine the % K2O present in potash encountered in the historical wells that do not have available geochemical assay data.  North Rim has developed an in-house calculation for this task by incorporating techniques from both the Bannatyne (1983) and Crain and Alger (1965) methods.  The resulting equivalent % K2O curve is referred to as a “Gamma Ray Estimation Curve” (GREC).

Figure 17: Bannatyne (1983) GREC Method

Figure 18: Alger and Crain GREC Method (1965)

12.4          COMPARISON OF GREC METHOD TO ACTUAL HISTORICAL ASSAY DATA

Historical wells which had both quality wireline data and geochemical assays were utilized for the purposes of this study.  The five resulting LAS files produced through digitization of their respective wireline curves were input into North Rim’s in-house GREC equation, and the corresponding equivalent % K2O values were calculated.  These calculated values were compared with the respective historical geochemical assay-derived % K2O values.  The purpose of this study was to cross-reference the two data sets as a data verification procedure, with greater confidence being weighted to the historical assays.  The two data sets were plotted graphically for each hole, with potash grade along the x-axis and depth along the y-axis.  The depths recorded by the gamma wireline curve were taken as true depths and the assay sample intervals were adjusted to these curves using a best-fit approach.

These adjustments were completed on an individual core run scale over the sampled intervals. For each potash member, a weighted % K2O was calculated from both the assay and the GREC over the same interval.  The following formula was used to compare these values:

Where A = %K2O from Assay, G = %K2O from GREC and   is the absolute value.

An overall correlation between the assay and gamma data of 87.9 % was obtained for the five historical wells listed in Table 12.

Table 12 summarizes how closely the assayed values correlate to the equivalent % K2O grades produced by North Rim’s GREC formula.  Results typically showed an approximate correlation factor of 90.0%; the only discrepancy being drill hole 01-24 which only had a correlation of 63.6%.  This may be the result of a number of factors including utilization of improper correction factors, drilling-related errors, logging errors or a combination of compounding minor issues.  A common issue with older logging equipment is the poor vertical resolution of the logging tools and an increased “side-bed effect” produced by thinly bedded potash layers.  Drill hole 01-24 happens to contain thin high grade potash beds (approximately 30.0 – 49.0 % K2O) which have produced a severe “side-bed” effect resulting in an artificially thickened mineralized potash zone on the gamma ray log from 0.5 m to 1.5 m.  This anomaly has caused the GREC to essentially overestimate the actual K2O present.

Table 12: Assay vs. GREC Correlation for the Holbrook Basin Historical Wells

Drill Hole	Assay vs. GREC % Correlation
01-23	92.8
01-24	63.6
01-26	95.8
01-36	89.2
01-44	98.3

An example comparison of the actual assay-derived % K2O values to the GREC equivalent % K2O is presented in Figure 19.  As shown, the method does not produce an exact match.  First, when the wireline log was initially digitized, a 0.076 m (0.25 ft) resolution was used which does not provide the amount of detail that an actual assayed interval provides.  Secondly, the vertical resolution of the Southwest Exploration wireline gamma ray tool is less than 0.6 m (2.0 ft).  This means that beds less than this will not be resolved.  This is apparent in the interval between 469.0 m and 473.0 m.  The actual assay detects the individual higher grade zones as samples are selectively submitted for analysis; the GREC curve is suppressed due to the “side-bed effect”.  Between approximately 464.0 m and 466.0 m, the mineralized bed is thicker resulting in relatively more similar GREC and assay values.  Finally, the hole size, washouts and drilling mud composition may have great influence on the gamma ray tool reading.

The Southwest Exploration gamma tool has not been compensated for these issues, nor does the company have charts to correct for these factors.  As a result of all of the factors noted above, the gamma response to assay correlation will not be exact and the reader is reminded that the % K2O calculated using the GREC method is an estimate and may not represent the true assay value.

Figure 19: Historical Drill Hole 01-23 Gamma Ray/Assay/GREC Comparison

12.5          REVIEW OF STANDARDS AND REPEAT ANALYSIS

As part of the AWP’s 2012 geochemical assay procedures, reference material standards and sample retesting were systematically employed at the time of analyses in order to ensure only quality geochemical results were obtained.  As previously discussed in Section 11, two known powdered reference materials were inserted into the sample stream every ten samples.  These materials were developed and provided to North Rim by the Saskatchewan Resource Council.  Complete information sheets for these materials are provided in Appendix B.

The analytical results obtained from the standard samples were compared against the known values and reporting limits for K2O and MgO in order to determine the accuracy and precision of the analyses.  The results are shown in Figure 20 and Figure 21.  In general, most reported values were found to lie within acceptable limits.  The geoanalytical results provided in Appendix C show that sample repeats (denoted by a lower case “d”) were generally precise.

Figure 20: K2O POT003/POT004 Standard Limits

(The blue dots indicate within the specified tolerance, red dots indicate out of the tolerance)

Figure 21: MgO POT003/POT004 Standard Limits

(The blue dots indicate within the specified tolerance, red dots indicate out of the tolerance)

13.0  MINERAL PROCESSING AND METALLURGICAL TESTING

Sampling from 7 of the 2011 holes and 6 of the 2012 holes was completed by North Rim and supplied to TetraTech for the purpose of metallurgical testing.  Samples were taken from the 2011 holes by utilizing the reject pulps returned from the assay samples by Huffman Laboratories.  The 2012 samples were taken by halving the remaining slabbed core (quarter-coring) from the assayed intervals, after the original assay sampling had already taken place.  Only the selected mining interval samples (approximated) were sent for testing, and both the 2011 and 2012 samples are outlined in Appendix D.  The samples were sent by TetraTech to the Saskatchewan Research Council’s (SRC) Geoanalytical Laboratories located at 125 — 15 Innovation Boulevard in Saskatoon, Saskatchewan.  The results of the metallurgical testing will be discussed in TetraTech’s DFS which is expected to be released in early 2013.

14.0  3-D MODELLING AND MINERAL RESOURCE ESTIMATES

For the purpose of this report the Mineral Resource is based on the assumption that the recovery of the potash will be by conventional underground mining methods, similar to the mining practices at the Carlsbad Mine in New Mexico, USA.

The geological model was constructed by Louis Fourie P. Geo. of North Rim.  The Mineral Resources derived were estimated by Tabetha Stirrett, P. Geo. who is the Qualified Person for this report with the assistance of Louis Fourie, P. Geo.

The geological model described throughout this section was constructed from drill core data derived from historical drilling, as well as the drilling programs within the Project Area from 2011 — 2012.

14.1    MINERAL AND PRIVATE LANDS

The Project Area consists of approximately 94,000 acres of both private and state lands.  Those state lands not belonging to AWP or those private lands without access and mineral agreements have not been included in the Resource Calculation.

14.2    ASSUMPTION AND METHODOLOGY

Exploration techniques and sampling methods commonly employed by other potash mine operators were used in determining the potential extent, quality, and volume of the potash Mineral Resource and are outlined by the following points:

1.                       The primary method used in determining the thickness and concentration of potash mineralization was the 2011 and 2012 drill core assay results (Section14.5).  The historical drill hole LAS files were used to calculate an equivalent K2O value, as historical assay data was not available or reliable enough to use (as described in Section 12.0);

2.                       The extent of potash mineralization and continuity between drill holes (i.e. radial extent of potash beds) is determined by subsurface mapping and seismic maps compiled from 2D surveys interpreted by RPS Boyd PetroSearch (2011).  The limiting factors are the AWP property boundaries, the interpreted “zero edge” of the potash and any wells where no potash was encountered;

3.                       The 2D seismic survey completed in 2011 showed very little in terms of anomalies.  A general deduction of 15% has been made to account for undetectable anomalies that may be encountered during the mining process.  These general deductions to the Mineral Resource are made to account for unknown anomalies such as high carnallite, or low grade potash not detectable by seismic; and

4.                       The radial extent surrounding a drill hole for which it is reasonable to infer geological continuity is termed the “radius of influence” (ROI).  The ROI was determined to be 1640 feet (500m) for Measured Resources, between 1640 ft and 5250 ft (1600 m) for Indicated Resources and from 5250 to 10,500 ft (3400 m) for Inferred Resources.

The reader is cautioned that additional seismic may be necessary be conducted in order to identify further unknown anomalies.  Seismic does not however assist in delineating the areas of non-deposition and/or leach anomalies, as seen in KG-10, AWP-24, 1-52, 1-49 and AWP-25.

14.3    GEOLOGICAL MODEL

A geological model was constructed from drill hole data derived from historical drilling, as well as the drilling programs completed within the Project Area in 2011 and 2012.  The following is a list of the data used to compile the geological model:

•      Downhole geophysical wireline surveys for the historical holes;

•      Drill hole assay data (not available for historical drill holes);

•      Detailed geological core descriptions (2011 and 2012 drill holes only); and

•      Drill hole collar locations.

The model was developed with the Vulcan software package, using the Integrated Stratigraphic Modeling Tool, which integrates the stratigraphic and assay data into a comprehensive 3-D grid model.  Thickness interpolation between wells was done using inverse distance squared weighting.

Assay data was composited for the entire potash seam intersection.  Original K2O grades were converted to KCl.   Any missing or unavailable assays were ignored by the software.

The geological model uses both a KR-1 and KR-2 member to differentiate between the potash intersections (explained in more detail in Section 7.2).  Quality grids (i.e. grids displaying the distribution of variable grades) were developed for both seams (KR-1 and KR-2), and for all variables, including KCl, insolubles, and carnallite. Interpolation for assay values was done using inverse distance squared weighting, similar to the method used for interpreting the Mineral Resource interval thicknesses.

The KR-1 and KR-2 members were defined by North Rim prior to them being imported into the model.  A summary of these members is presented in Appendix E.

14.4    MINERAL RESOURCE

The following Mineral Resource definitions within this section are found in the CIM Definition Standards document prepared for Mineral Resources and Mineral Reserves (CIM Standing Committee on Reserve Definitions, 2005).

14.4.1     INFERRED MINERAL RESOURCE

“An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.”

“Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration.  Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure.  Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.”

14.4.2     INDICATED MINERAL RESOURCE

“An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.”

“Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization.  The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project.  An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.”

14.4.3     MEASURED MINERAL RESOURCE

“A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.”

“Mineralization or other natural material of economic interest may be classified as a Measured Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such that the tonnage and grade of the mineralization can be estimated to within close limits and that variation from the estimate would not significantly affect potential economic viability.  This category requires a high level of confidence in, and understanding of, the geology and controls of the mineral deposit.”

The GSC Paper 88-21, “A standardized Coal Resource/Reserve Reporting System for Canada” (Hughes, Klatzel-Murdry, & Nikols, 1989) indicates a measured resource, in an ore body of low complexity, to extend from 0 to 600 m from the well site, and a for an ore body of moderate complexity, this distance decrease to 450 m.  Based on this and given the complexity of the Holbrook Basin potash geology, North Rim has determined that the Measured Resource would be extended to 500 m (1640 ft).

14.5    POTENTIAL CONVENTIONAL MINERAL RESOURCE CRITERIA

The following criteria were used when selecting the “KR-1 Mineral Resource”:

•      Assigned only Inferred Resource;

•      Grade (K2O %) x Thickness = 2.4 m or 8 ft;

•      8% K2O minimum grade cutoff;

•      Minimum bed thickness of 0.3 m (1 ft);

•      A 23 % Insoluble cutoff; and

•      Less than 10 % carnallite.

The following criteria were used when selecting the “KR-2 Mineral Resource”:

•      Assigned Inferred, Indicated and Measured Resource;

•      Grade (K2O %) x Thickness = 12 m or 40 ft;

•      Minimum bed thickness of 1.2 m (4 ft);

•      Less than 10 % insoluble content; and

•      Less than 10 % carnallite.

Concurrent with the 2012 program a FS is underway on the Project Area so the above criteria may change after such studies are completed.  The thicknesses used for the Resource Calculation are not a ‘mining cut’ and will likely be reduced once engineering studies are completed.

In determining the resource, a “Mineral Resource Interval” was chosen to calculate the resource and was selected based on optimization of the grade in the interval while still remaining within the resource criteria.  These grades were based on assays from the current wells, in addition to the GREC curves calculated for the historical wells.  The intervals were also verified with wireline logs using consistent inflection points off of the gamma ray log.

Thick stable roof ‘salt back’ is necessary when mining potash conventionally.  Current operating mines in the US prefer to have at minimum of around 4 feet (1.2 m) of stable salt back.  The results from the FS will identify the necessary mechanics studies to ensure a stable back and mining configurations; for instance, the KR-1 and KR-2 resource intervals have been identified, but the mine layout of individual beds will have to be determined in the FS.

Table 13 shows a summary of the tonnages calculated for the conventional mining resource scenario.

It is worth noting that some of the historical and 2011 drill hole mineral resource intervals for KR-1 and KR-2 have been refined for this report based on a better understanding of the mineralized geology. This has resulted in a more robust geological model for the Project Area.

Table 13: Project Area Resource Summary Table

RESOURCE SUMMARY TABLE

MEASURED RESOURCES SUMMARY(1)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
KR-2	2.02	9.27	9.78	2.62	3.24	33.39	5.17	3.26	0.136
Total	N/A	9.27	N/A	N/A	N/A	33.39	5.17	3.26	N/A

INDICATED RESOURCES SUMMARY(2)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
KR-2	1.92	75.76	9.76	2.42	3.15	259.47	40.09	25.33	0.129
Total	N/A	75.76	N/A	N/A	N/A	259.47	40.09	25.33	N/A

INFERRED RESOURCES SUMMARY(3)

			Weighted	Weighted	Weighted	Total
	Weighted		Average	Average	Average	Sylvinite	Total KCl	Total K2O	Total K2O
	Average		K2O	Carnallite	Insoluble	Tonnage(4)	Tonnage(5)	Tonnage(5)	per section
Member	Thickness (m)	Total km2	Grade (%)	Content (%)	Content (%)	(MMT)(7)	(MMT)(7)	(MMT)(7)	(MMT)(8)
KR-1	1.01	104.33	10.89	3.79	16.57	204.46	35.23	22.26	0.082
KR-2	1.95	81.06	10.73	1.99	2.67	282.4	47.94	30.29	0.144
Total	N/A	185.39	N/A	N/A	N/A	486.86	83.17	52.55	N/A

(1)	Measured Resource radius of influence is 0 – 500 m Potash Unit KR-2
(2)	Indicated Resource radius of influence is 500 - 1600 m for Potash Unit KR-2
(3)	Inferred Resource radius of influence is 0 – 3200 m for Potash Unit KR-1 and 1600 – 3200 m for Potash Unit KR-2
(4)	“Total Sylvinite Tonnage” refers to total amount of in-situ resource in the Project Area Deductions include 15% for unknown anomalies
(5)

“Total KCl Tonnage” refers to the total amount of KCl resource in the Project Area. Deductions include 15% for unknown anomalies (Does not include mining extraction ratio or plant and transport losses)

(6)

“Total K2O Tonnage” refers to the total amount of K2O resource in the Project Area. Deductions include 15% for unknown anomalies (Does not include mining extraction ratio or plant and transport losses)

(7)	MMT = Million Metric Tons
(8)	Assuming 640 acres or 2,589,988m2 per section. To be applied only for the seam reported on.

Figure 24 illustrates the ROI for Inferred, Indicated and Measured Resource categories, with the various cut-offs as defined in Section 14.5 applied.  An additional limitation not accounted for in 2011 is the presence of a volcanic extrusive, termed Black Knoll. Black Knoll is present on the Western side of the Project Area is a basaltic, eroded volcanic plug with an associated lava flow at its base (Akers, 1964).  It is evident that the volcanic extrusive would have disrupted the potash seams in this area, therefore, an exclusion zone is defined around Black Knoll, based on its surface expression.  The exclusion zone was limited to the extended surficial expression due to limited information regarding its sub-surface expression.

Figure 23 illustrates the thickness grids of the KR-1 and KR-2 Mineral Resource intervals. Figure 24 illustrates the K2O grade grids of KR-1 and KR-2.

14.5.1              KR-1 DISCUSSION

The KR-1 seam is unevenly distributed across the basin, and in addition shows high and variable insoluble content as illustrated in Figure 25.  KR-1 has an average of 17.32% insoluble content across the license area. This complexity makes it unsuitable for inclusion into either the Measured or Indicated categories, and all KR-1 potash tonnage is therefore confined to the Inferred category.

Mining the KR-1 seam is currently being investigated in the FS by TetraTech.  TetraTech is looking at multiple mining and processing scenarios which is why a one foot mining cut thickness and 23% insoluble cutoffs were selected.  Pending the results of that study, some of the KR-1 resource may be moved to a higher resource category, but is categorized as Inferred at this time.

14.5.2              KR-2 DISCUSSION

The KR-2 member is well represented across the Project Area; however, the 2012 drilling program identified some areas were the potash content decreases below the given criteria for the Mineral Resource (thickness and/or grade).  In some cases, the KR-2 member is not present at all.  The insoluble content of KR-2 is well below cut-off, and the mining potential of this seam is therefore not limited by its insoluble content.  The 2012 drilling program successfully expanded the geological extent of this seam, in particular around wells AWP-16, -17 and -18.

Wells AWP-24 and AWP-25 drilled in 2012 did not result in thick potash intersections resulting in this area being removed from the resource.  This also resulted in the expansion of an area around KG-10, 01-49 and 01-52 with minimal to absent potash.  Similarly, in the north, the grade and thickness grids were negatively influenced by AWP-20 in which 0.5 m of potash grading at 11.52 % K2O was intersected, which is well below the grade x thickness cut-off of 40.

With respect to grade, although both AWP-17 and AWP-27 fell within the required grade, they were relatively low (9.36 and 8.69 % K2O, respectively) compared to the other drill holes from the 2011 and 2012 drilling programs.  This again extended an area of lower (yet within cut-off) grade between Black Knoll, and the low grade area to the East, almost bisecting the deposit (Figure 24).

Figure 22: Resource Buffers for KR-1 and KR-2 (Measured, Indicated and Inferred)

Figure 23: Potash Thickness for KR-1 and KR-2 Intervals

Figure 24: Distribution of Potash Grades for KR-1 and KR-2 Seams

Figure 25: Insoluble Content of KR-1 Seam

15.0      MINERAL RESERVE ESTIMATES

This section is not applicable at this time.

16.0      MINING METHODS

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

17.0      RECOVERY METHODS

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

18.0      PROJECT INFRASTRUCTURE

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

19.0      MARKET STUDIES AND CONTRACTS

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

20.0      ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

21.0      CAPITAL AND OPERATING COSTS

The Project is engaged in a concurrently running Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

22.0      ECONOMIC ANALYSIS

The Project is engaged in a concurrently running Definitive Feasibility Study.  This section is not applicable for the purposes of this report and will be subject to a subsequent report.

23.0      ADJACENT PROPERTIES

Adjacent properties to the Project Area are displayed in Figure 26.  Passport Potash Inc. of Vancouver, BC, Canada holds land predominantly along the southern and western edges of the Project Area.  Passport’s land holdings are bound on at least three sides by AWP holdings and form a ‘checkerboard’ like appearance.  Since 2009, Passport has drilled 30 new holes and conducted over 100 line miles of seismic surveys (Passport Potash Inc., 2012).  Four wells drilled in the 1960’s and 1970’s on Passport’s land were twinned (within 500 ft) to verify the viability of the historical results.  They engaged ERCOSPLAN to conduct an initial resource estimate on the property, which was released in March of 2012 (EurGol, 2012).

To the south and south west of the Project Area the land position is held by HNZ Potash which is a joint venture of Hunt Oil and NZ Legacy Resources, an Arizona based land and ranching company.  HNZ Potash is currently defining a potential resource on their property.

The Petrified Forest National Park borders the western edge of the Project Area and continues to the northwest.  A proposed expansion project of the Park boundaries, outlined in Figure 26, would overlap with current AWP holdings and may impact the surface exploration in the future.  Reservation land, private and State holdings encompass the majority of the remainder of the land surrounding the Project Area.

For over 10 years, the National Park Service (NPS) has sought to expand the Petrified National Forest Park boundaries.  They have identified land on both the east and west side of the current park boundaries.  Through Congressional programs the NPS and certain Conservation groups have received funds to purchase some of the identified expansion private ground.  The National Park Service and the Park have clarified in conversations with American West Potash that they obtained surface access only and will work to inventory, assess and one day open the surface to visitors (Avery, 2011).  Park officials have stated that they have no ownership or control of ASLD mineral leases, nor private mineral rights and leases within the Park boundaries.  The ASLD has state constitutional requirements which maximize the value of State trust lands.  Pat Avery of AWP has had dialogue with the state officials discussing that the ASLD may lease additional sections since the ASLD will benefit from severance, royalty, fees, and tax values.  American West Potash has obtained the rights to use and mine minerals in private sections.

To date the author is unaware of any other exploration activities in the immediate vicinity and no potash mines have ever been nor are currently active in the Holbrook Basin in Arizona.

Figure 26: Adjacent property land holdings with respect to the Project Area

Note: The other company land holdings are based on publically available data and should be verified for accuracy.

24.0      OTHER RELEVANT DATA AND INFORMATION

In 2011, North Rim released an NI 43-101 Resource Estimate based on the results of the 2011 drilling program and historical data.  TetraTech released a PEA in 2011.  Both of these reports can be viewed on Prospect Global Resource Inc.’s website (http://www.prospectgri.com), the 100% owner of AWP.

TetraTech released a PEA in December, 2011 (TetraTech, 2011).  Based on the positive results of that study they are currently completing a DFS which is scheduled for completion in early 2013.

25.0      INTERPRETATION AND CONCLUSIONS

Conclusions

AWP’s Project Area, when compared to other sedimentary basins hosting potash deposits, exhibits several positive factors that make it favourable for further potash exploration, resource delineation, and possible mine development:

•                  The resource calculated now has the addition of a Measured Resource and additional Indicated Resource.  The Feasibility Study currently being completed has a planned release date in fall 2012.  AWP and TetraTech are also preparing to upgrade and move this FS to a Defensible (Bankable) Feasibility Study with targeted release in early 2013.

•                  Potash resources appear to be of comparable grade, thickness and with low impurities, such as insolubles and carnallite, when compared to Intrepid’s Carlsbad Mine.

•                  The potash beds in the Project Area occur at relatively shallow depths, less than 551 m (1800 ft), with an average depth of approximately 435 m (1427 ft).

•                  Seasonal climate variations are minimal compared to Canadian and Russian potash operations which lower operation costs.

•                  Unlike other parts of the world where potash is mined, there is no competition with the Oil and Gas industry in the Holbrook Area (Rauzi S. L., 2008).

•                  The Project Area is close to very large, year round potash markets in Arizona, California and Mexico.  The US imports more than 80 % of the potash it consumes and is the second largest consumer of potash in the world.  The Project Area is close to four international export ports.

•                  The state of Arizona supports the development of its mineral resources, works closely with the mining industry and has a favourable potash royalty structure.

•                  The Project Area is in close vicinity to infrastructure including rail, major highways, gas and power.

•                  Opportunities for acquiring bolt-on acreage and additional property interests within the Holbrook Basin to increase the overall resource.

Potential Risks Requiring Further Investigation

Permitting and Licensing:  AWP has followed a strategy of acquiring only state and private lands and mineral rights, thus, permitting will be conducted through Arizona State agencies.  Primary agencies include:

•                  Arizona State Land Department (ASLD) — conversion of the mineral exploration permits into mineral leases.

•                  Department of Environmental Quality - air, water and wastewater permits.

•                  Department of Water Resources - fresh water wells and water usage.

•                  State Mine Inspector - permit for mining operations which would include safety, hazardous materials and control.

Petrified Forest National Park:  AWP is working closely with State and Park officials, and will have to continue to do so, in minimizing the impact on the surface areas and Park visitors.

Water Supply: AWP plans to work with the Department of Water Resources to obtain, prove and be granted water rights.  AWP is also evaluating obtaining these water rights from area wells or drilling its own water wells.

Salt Back Thickness: It has been observed in the core that the roof or “back” above the upper potash resource interval (KR-1) and localized areas of the lower potash resource interval (KR-2) is made up of insoluble materials such as clays and anhydrites, which can present challenges with roof control and the mining progress.  Rock mechanics studies have been initiated to determine how best to handle the “salt back” and provide recommendations for control.  Samples for mechanical testing were taking during the 2012 program and the results of these tests are expected to be released in early 2013.  Well AWP-23 was cored from top to bottom to provide core for geomechanical testing.  These results will also be available early 2013 and will provide information regarding the overlaying strata rock mechanics and aquifer delineation.

Recommendations

The Project Area has an adequate Measured, Indicated and Inferred Resource base to support the DFS which is currently underway.  The following recommendations are made by the author:

•                  Additional seismic that was acquired in the northwest portion of the Project Area during the 2011 program should be processed and updated with the data from 2012.  This will assist with placing any new wells.  Estimated cost $25,000.

•                  Complete the Definitive Feasibility Study.  This study will focus on determining the economics of a conventional underground mining operation in the Project Area, and will also include beginning baseline environmental studies, permitting, metallurgical, hydrogeological and geotechnical studies.  Estimated cost $5,000,000 to $8,000,000.

•                  Conduct infill drilling of 5 to 10 wells to increase the Indicated and Measured Resource base and provide additional information for the Feasibility Study.  Estimated cost $2,000,000 to $3,000,000.

26.0      REFERENCES

Mine Site Locations: Intrepid Potash Website. (2010, May 13). Retrieved May 13, 2010, from Intrepid Potash Website: http://www.intrepidpotash.com/loc/carlsbad.html

Passport Potash Inc. News Release. (2011, November 28). Vancouver, BC, Canada.

Passport Potash Inc. (2012). Retrieved 07 26, 2012, from http://www.passportpotash.com/projects.html

About BNSF Railway. (n.d.). Retrieved 09 02, 2011, from BNSF Railway: http://www.bnsf.com/about-bnsf/

Alger, R., & Crain, E. (1965). Defining evaporite deposits with electrical well logs. Trans. Northern Ohio Geo. Soc. Second Symp. on Salt, 2, pp. 116-130.

Avery, P. (. (2011, October 09). (T. Stirrett, Interviewer)

Bannatyne, B. (1983). Devionian Potash Deposits in Manitoba; Manitoba Department of Energy and Mines, Open File report OF83-3.

Brewer, J. K. (2011). State Land Department Annual Report. Retrieved July 16, 2012, from Arizona State Land Department: http://www.land.state.az.us/report/report2010_full.pdf

Butrenchuk, S. B. (2009). Holbrook Basin Potash Project. N1 43-101 Technical Report.

Carr, W. E. (1966, March 21). A review of Potash Exploration, Holbrook Drilling Project. Holbrook, Arizona, USA: Internal Document.

CIM Standing Committee on Reserve Definitions. (2005, December 11). CIM Definition Standards - For Mineral Resources and Reserves.

Cox, M. W. (1965, September 22). Report on the Holbrook Potash Deposits. Manning W. Cox Associates, 13. Bakersfield, California, USA.

Danyluk, T. K., Phillips, G. D., Prugger, A. F., & Pesowski, M. S. (May 2-5, 1999). Geophysical Analysis of an Unusual Collapse Structure at PCS Potash, Lanigan Division. In Mining: Catalyst for Social and Economic Growth. 101st Annual General Meeting of CIM.

Edgecombe, R. (2011, 02 15). Manager Potash Division. (P. Communication, Interviewer)

EurGol, H. R. (2012). NI 43-101 Technical Report: Resource Report for the Holbrook Basin Potash Project, Arizona. Erfurt: ERCOSPLAN.

Halabura, S. P., & Hardy, M. P. (2007). An Overview of the Geology of Solution Mining of Potash in Saskatchewan. Solution Mining Research Institute. Halifax, Nova Scotia.

Hughes, J. D., Klatzel-Murdry, L., & Nikols, D. J. (1989). A Standardized Coal Resource/Reserves Reporting System for Canada. GSC Paper 88-21. Energy, Mines and Resources Canada.

Hustrulid, W. A., & Bullock, R. L. (2001). Underground Mining Methods: Engineering Fundamentals and International Case Studies.

Lorenz, J. C., & Cooper, S. P. (2001). Interpreting Fracture Patterns in Sandstones Interbedded with Ductile Strata at the Salt Valley Anticline, Arches National Park, Utah. Retrieved from All U.S Government Documents (Utah Regional Depository) : http://digitalcommons.usu.edu/govdocs/9

Mackintosh, A. a. (1983). Geological Anomalies Observed at the Cominco Ltd. Saskatchewan Potash Mine. Potash Technology - Mining, Processing, Maintenance, Transportation, Occupational Health and Safety, Environment. Toronto: Pergamon Press.

Neal, J. T. (1995). Supai Salt Karst Features: Holbrook Basin, Arizona. Albuquerque, New Mexico: Sandia National Laboratories.

Peirce, W. (1981, December). Major Arizona Salt Deposits. Field Notes, 11(4), 4.

Peirce, W. H., & Gerrard, T. A. (1966). Evaporite Deposits of the Permian Holbrook Basin, Arizona. Second Symposium on Salt. 1, pp. 1-10. Cleveland Northern Ohio Geological Society.

Rauzi, S. L. (2000). Permian Salt in the Holbrook Basin, Arizona. Arizona Geological Survey Open-File Report 00-03.

Rauzi, S. L. (2008). Potash and related resources of the Holbrook basin, Arizona. Arizona Geological Survey, Open-file Report OFR 08-07, 23.

Stirrett, T. A. (2010). Historical Geological Resource Calculation for Karlsson Group Property Holdings Holbrook Basin, Arizona, USA. Saskatoon: North Rim Exploration.

Stirrett, T. A. (2011). Technical Summary Report for 2011 Encanto Potash Inc. Potash Resource Assessment for Muskowekwan First Nations Home Reserve. Saskatoon: North Rim.

Stirrett, T. A., & Gebhardt, E. G. (2011, October 17). American West Potash, LLC 2011 Potash Resource Assessment for the Holbrook Basin Project Holbrook, Arizona, USA.

TetraTech. (2011, 12). Preliminary Economic Assessment American West Potash - Holbrook Basin Project. Golden: TetraTech.

Warren, J. K. (2006). Evaporites, Sediments, Resources and Hydrocarbons. Germany: Springer.

Williams-Stroud, S. (1994). The Evolution of an Inland Sea of Marine Origin to a Non-Marine Saline Lake: The Pennsylvanian Paradox Salt. Society for Sedimentary Geology. Special Publication No. 50, 293 - 306.

Winters, S. (1963). Supai Formation (Permian) of Eastern Arizona. Geological Society of America Memoir.

27.0        CERTIFICATION OF QUALIFIED PERSON

www.northrim.sk.ca

Avord Tower
1020 - 606 Spadina Crescent East
Saskatoon, SK, S7K 3H1 Canada
Telephone: (306) 244-4878

I, Tabetha A. Stirrett, P.Geo., of Saskatoon, Saskatchewan, do hereby certify:

•                  I am a consultant of North Rim Exploration Ltd, Avord Tower, 1020-606 Spadina Crescent, Saskatoon, SK, Canada S7K 3H1.

•                  This certificate applies to the technical report entitled Technical Summary Report, American West Potash, LLC, 2012 Potash Resource Assessment for the Holbrook Basin Project, dated August 2, 2012 (the “Technical Report”).

•                  I am a graduate of University of Saskatchewan, (B.Sc. of Science, Geology Major, 1997). I am a member in good standing of the Association of Professional Engineers and Geoscientists of Saskatchewan, License 10699. My relevant experience I have been involved with potash, coal, oil and gas, and mineral exploration, including since 1997. Tasks included; Planned and supervised potash, coal and gold drill hole programs. Logged and interpreted potash, coal and gold mineral cores. Assisted in the preparation of technical reports. Conducted due diligence reviews on potash properties in Australia, Arizona (USA), North Dakota (USA), Turkey and Saskatchewan (Canada). Acquisition, review and interpretation of geophysical wireline logs. I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

•                  My most recent personal inspection of the Property was from April 4th to 10th, 2012.

•                  I am responsible for all of Sections of the Technical Report.

•                  I am independent of American West Potash as defined by Section 1.4 of the Instrument.

•                  I have prior involvement with the Property that is the subject of the Technical Report.

•                  I have read the Instrument and the parts of the Technical Report that I am responsible for and they have been prepared in compliance with the Instrument.

•                  As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Signed and dated this 2nd day of August, 2012 at Saskatoon, Saskatchewan.

Originally Signed and Sealed

Tabetha Stirrett, P. Geo.
North Rim Exploration Ltd.

American West Potash, LLC Holbrook Basin project 2012 Potash Resource Assessment Appendix A Geological Cross Sections

A Geological Cross Section (A-A’) Through Supai A Datum = Based of Marker “D” Anhydrite Depths Shown in Feet (MD)

B Geological Cross Section (B-B’) Through Supai B Datum = Base of Marker “D” Anhydrite Depths Shown in Feet (MD)

C Geological Cross Section (C-C’) Through Supai C Datum = Base of Marker “D” Anhydrite Depths Shown in Feet (MD)

American West Potash, LLC Holbrook Basin project 2012 Potash Resource Assessment Appendix B Assay Standards

Quality Control Data Limits Potash Exploration Package

SRC Geoanalytical Laboratories Potash QC Limits PQT003 Standard Information Standard Information P0T003 standard QC values are based on replicate analysis and limits are determinded from 3 sigma data. This standard is continuously control chart monitored by LIMS to ensure that sample sets using this standard have passed OC limits. POTOO3 5Th UC LIMITS: ICP2 Potash Exploration Package Analyte Value Units Upper Limit Lower Limit Ag 0.2 ppm as <o.a Al203 0.01 0.03 <0:01 Ba 1 ppm 2 <1 Be 0:2 ppm 0.4 <0.2 CaO 0.16 ate 0.15 Cd 1 ppm .2 <1 Ce 1 ppm 2 <1 Co 1 ppm 2 <1 Cr 2 ppm 3 <1 Cu 1 ppm 2 <1 Dy 0.2 ppm 0.4 <0.2 Er 0.2 ppm 0.4 <0.2 Eu 0.2 ppm 0.4 <0.2 Fe 203 0.01 o.oa <aol Ga 1 ppm 2 <1 Gd 1 ppm 2 <1 Hf 4.8 ppm 9.9 1 Ho 1 ppm 2 <1 1(20 19.5 20.5 18.5 La 1 ppm 2 <1 Li 1 ppm 2 <1 MgO 1.27 1.41 1.13 MnO 0.01 ~ 02 <0.01 Mo 1 ppm 2 <1 Na20 32.5 33.4 31.3 Nb 1 ppm 2 <1 Nd 1 ppm 2 <1 Ni 1 ppm 2 <1 P205 aoi 94 o.oa <aol Pb 1 ppm 2 <1 Pr 1 ppm 2 <1 5 914 ppm 1304 523 Sc 1 ppm 2 <1 Sm 1 ppm 2 <1 Sn 1 ppm 2 <1 Sr 7 ppm 9 5 Ta 1 ppm 2 <1 Tb 1 ppm 2 <1 Th 1 ppm a <a T102 aoi 94 o.oa <aol U. ICP 2 ppm 3 <2 V 1 ppm 2 <1 W 1 ppm 2 <1 V 1 ppm 2 <1 Yb 0.1 ppm 0.2 <ai. Zn 1 ppm 2 <1 Zr 1 ppm 2 <1 Moisture 1.3 94 2.1 0.6 Insoluble 0.9 94 1.3 0.5 QC Limits Potash Standards Date: 21 June 2010 2

SRC Geoanalytical Laboratories Potash QC Limits POTOO4 Standard Information Standard Information POTOO4 standard QCvalues are based on replicate analysis and limits are determinded from 3 sigma data. This standard is continuously control chart monitored by UMS to ensure that sample sets using this standard have passed QC limits. POTOO4 STD ~1C LIMITS: ICP2 Potash Exploration Package Analyte Value Units Upper Limit Lower Limit Ag 0.2 ppm 0.3 <0.2 A1203 0.01 0.02 <0.01 Ba 1 ppm 2 <1 Be 0.2 ppm 0.4 <0.2 CaO 0.05 0.07 0.03 Cd 1 ppm 2 <1 Ce 1 ppm 2 <1 Co 1 ppm 2 <1 Cr 1 ppm 2 ci Cu 1 ppm 2 <1 Dy 0.2 ppm 0.4 <0.2 Er 0.2 ppm 0.4 <0.2 Eu 0.2 ppm 0.4 <0.2 Fe203 0.01 0 02 <0.01 . Ga 1 ppm 2 <1 Gd 1 ppm 2 <1 Hf 1.6 ppm 2.2 1 Ho 1 ppm 2 <1 K20 60.4 62.4 52.4 La 1 ppm 2 <1 Li 1 ppm 2 <1 MgO 0.114 0.152 0.076 MnO 0.01 0.02 <0.01 Mo 1 ppm 2 <1 Na20 1.64 2.03 1.26 Nb 1 ppm 2 <1 Nd 1 ppm 2 <1 Ni 1 ppm 2 <1 P205 0.01 0.02 <0.01 Pb 1 ppm 2 <1 Pr 1 ppm 2 <1 S 264 ppm 386 143 Sc 1 ppm 2 <1 Sm 1 ppm 2 <1 Sn 1 ppm 2 <1 Sr 1 ppm 2 <1 Ta 1 ppm 2 <1 Tb 1 ppm 2 <1 Th 1 ppm 2 <1 1102 0.01 002 <0.01 U,ICP 2 ppm 3 <2 V 1 ppm 2 <1 W 1 ppm 2 <1 V 1 ppm 2 <1 Yb 0.1 ppm 0.2 <0.1 Zn 1 ppm 2 <1 Zr 1 ppm 2 <1 Moisture 0.1 0.2 <0.1 Insoluble 0.4 0.6 0.2 QC Limits Potash Standards Date: 21 June2010 3

American West Potash, LLC Holbrook Basin project 2012 Potash Resource Assessment Appendix C Assay Results

America West Potash Huffman Lab No. 126012 May 31, 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble anion/cation moisture DI H2O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105oC insolubles K as K2O Mg as MgO Na as Na2O Ca as CaO S as SO3 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 126012-01 AWP15-001 0.40 4.11 0.61 0.18 46.84 2.39 3.61 54.49 0.96 0.44 88.34 4.72 98.56 16.27 16.19 1.01 126012-01dup AWP15-001 0.41 4.09 0.59 0.18 46.52 2.38 3.59 54.35 0.94 0.44 87.74 4.72 97.92 16.23 16.08 1.01 126012-02 AWP15-002 0.12 0.69 0.34 0.06 49.16 2.35 3.54 56.64 0.54 0.14 92.71 4.64 98.73 16.86 16.80 1.00 126012-03 AWP15-003 0.01 0.14 0.58 0.03 51.13 0.87 1.29 59.21 0.91 0.07 96.42 1.73 99.27 17.02 16.95 1.00 126012-04 AWP15-004 0.16 0.44 0.74 0.08 49.87 1.51 2.23 57.86 1.17 0.18 94.06 3.00 98.84 16.88 16.83 1.00 126012-05 AWP15-005 0.12 0.51 0.87 0.05 50.78 0.57 0.84 59.33 1.37 0.13 95.76 1.14 98.91 16.94 16.80 1.01 126012-06 AWP15-006 0.38 2.47 3.06 0.18 37.62 7.81 11.73 46.08 4.85 0.42 70.95 15.47 94.16 15.93 15.67 1.02 126012-07 AWP15-007 0.17 0.68 20.92 0.08 25.94 6.57 9.84 45.81 33.11 0.19 48.92 12.99 95.89 15.38 15.19 1.01 126012-08 AWP15-008 0.06 0.10 10.10 0.02 39.20 3.55 5.43 52.92 15.99 0.06 73.93 7.02 97.10 16.28 16.07 1.01 126012-09 AWP15-009 0.08 3.55 10.28 0.01 28.46 9.17 14.02 40.80 16.27 0.03 53.67 18.15 91.67 15.01 14.64 1.02 126012-10 AWP15-010 0.05 0.22 2.71 0.01 45.15 3.91 5.90 54.08 4.28 0.03 85.14 7.74 97.42 16.73 16.54 1.01 126012-11 AWP15-011 0.23 0.21 24.53 0.11 29.34 1.70 2.58 52.84 38.83 0.26 55.33 3.37 98.00 15.55 15.34 1.01 126012-11dup AWP15-011 0.24 0.21 24.54 0.11 29.37 1.72 2.59 52.81 38.84 0.26 55.39 3.40 98.11 15.54 15.36 1.01 126012-12 AWP15-012 0.19 0.22 18.99 0.09 35.17 0.95 1.43 55.08 30.07 0.21 66.32 1.87 98.70 15.89 15.76 1.01 126012-13 AWP15-013 0.98 0.11 4.61 0.53 44.59 2.36 3.59 55.96 7.29 1.25 84.08 4.67 97.40 16.68 16.47 1.01 126012-14 AWP15-014 3.71 0.17 9.57 2.14 39.29 1.11 1.65 56.69 15.15 5.05 74.10 2.20 96.67 16.40 16.17 1.01 126012-15 AWP15-015 4.92 0.19 8.29 3.33 38.44 0.72 1.04 56.83 13.12 7.86 72.50 1.42 95.08 16.29 16.07 1.01 126012-16 AWP15-016 2.63 14.83 2.33 1.46 39.31 1.03 1.48 49.72 3.68 3.44 74.13 2.04 98.12 14.39 14.27 1.01 126012-17 AWP15-017 2.37 6.59 2.24 1.28 44.52 0.44 0.60 55.93 3.55 3.03 83.97 0.86 97.99 15.93 15.63 1.02 126012-18 AWP15-018 3.64 2.49 15.09 2.05 33.95 0.73 1.07 54.75 23.88 4.84 64.02 1.45 96.68 15.71 15.43 1.02 126012-19 AWP15-019 5.04 3.76 8.77 3.80 34.96 0.53 0.77 54.57 13.88 8.99 65.92 1.04 93.59 15.59 15.22 1.02 126012-20 AWP15-020 3.11 1.87 3.15 1.75 45.82 0.19 0.27 58.52 4.98 4.13 86.41 0.38 97.77 16.58 16.39 1.01 126012-21 AWP15-021 2.93 19.32 2.00 1.62 36.02 1.67 2.43 46.01 3.17 3.83 67.93 3.31 97.55 13.59 13.45 1.01 126012-21dup AWP15-021 2.95 19.38 2.02 1.63 36.07 1.69 2.45 45.71 3.19 3.85 68.03 3.34 97.79 13.50 13.48 1.00 126012-22 AWP15-022 0.47 1.35 0.56 0.26 48.68 2.19 3.33 56.47 0.89 0.62 91.81 4.34 99.01 16.76 16.74 1.00 126012-23 AWP15-023 1.44 0.42 2.19 0.81 47.01 2.09 3.15 56.55 3.47 1.91 88.66 4.13 98.57 16.74 16.78 1.00 126012-24 AWP15-024 2.42 0.22 2.36 1.39 42.14 4.59 6.97 52.93 3.74 3.29 79.48 9.08 95.80 16.67 16.43 1.01 126012-25 AWP15-025 0.16 0.30 8.19 0.09 42.36 2.34 3.58 55.16 12.96 0.21 79.89 4.63 97.98 16.45 16.29 1.01 126012-26 AWP15-026 0.03 0.35 0.27 0.02 48.96 2.12 3.20 57.36 0.43 0.05 92.34 4.20 97.37 16.98 16.62 1.02 126012-27 AWP15-027 0.03 0.24 0.86 0.01 48.37 2.34 3.57 56.93 1.36 0.03 91.21 4.63 97.48 16.95 16.63 1.02 126012-28 AWP15-028 0.02 0.03 0.68 0.00 50.97 0.80 1.18 59.49 1.08 0.01 96.12 1.58 98.82 17.07 16.88 1.01 126012-29 AWP15-029 0.02 0.07 0.34 0.00 50.30 1.72 2.59 58.10 0.54 0.00 94.87 3.41 98.89 17.04 16.92 1.01 126012-30 AWP15-030 0.05 0.33 2.19 0.02 49.80 0.70 1.05 59.14 3.46 0.04 93.91 1.38 99.12 16.94 16.79 1.01 126012-31 AWP15-031 0.04 0.23 1.65 0.01 50.63 0.45 0.67 59.65 2.60 0.03 95.49 0.90 99.26 16.99 16.86 1.01 126012-31dup AWP15-031 0.05 0.23 1.64 0.01 50.97 0.46 0.67 59.74 2.60 0.03 96.12 0.91 99.89 17.02 16.97 1.00 126012-32 AWP15-032 0.03 0.05 0.35 0.00 51.80 0.48 0.71 60.11 0.55 0.01 97.69 0.95 99.23 17.13 16.96 1.01 126012-33 AWP15-005A 2.04 0.66 19.88 1.17 33.24 0.15 0.18 55.69 31.46 2.75 62.69 0.30 97.87 15.75 15.58 1.01 126012-34 AWP15-015A 0.09 0.28 60.10 0.09 1.53 0.04 0.03 47.92 95.14 0.22 2.89 0.08 98.61 13.52 13.32 1.02 126012-35 AWP15-025A 2.05 0.74 19.76 1.16 32.97 0.14 0.16 55.78 31.28 2.75 62.18 0.28 97.23 15.77 15.46 1.02 141511-01 SQ-01 14.73 0.28 19.13 9.74 19.78 0.09 0.13 54.13 30.28 23.00 37.31 0.17 91.04 15.30 15.31 1.00 141511-02 SQ-02 3.00 2.81 40.85 1.71 13.78 0.08 0.03 49.75 64.66 4.03 25.99 0.15 97.65 14.04 14.00 1.00 141511-03 SQ-03 0.04 1.64 0.53 0.05 50.98 0.10 0.07 59.33 0.84 0.13 96.15 0.20 98.96 16.75 16.63 1.01 141511-04 SQ-04 1.20 47.12 2.85 0.45 22.12 2.22 0.20 30.99 4.50 1.06 41.71 4.40 98.80 8.79 8.76 1.00 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90oC as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105oC. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105oC in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130oC. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30oC, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles

America West Potash

Pat Avery

Huffman Lab No. 126012
May 31, 2012
Page 2 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio

2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 127812 May 31, 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble anion/cation moisture DI H2O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105oC insolubles K as K2O Mg as MgO Na as Na2O Ca as CaO S as SO3 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 127812-01 AWP16-001 1.16 25.43 1.72 0.47 35.65 0.78 1.07 44.21 2.73 1.10 67.23 1.55 98.05 12.74 12.38 1.03 127812-01dup AWP16-001 1.14 25.50 1.70 0.46 35.45 0.77 1.06 44.02 2.69 1.09 66.85 1.53 97.67 12.68 12.31 1.03 127812-02 AWP16-002 0.78 16.41 3.88 0.31 39.23 0.61 0.81 49.38 6.15 0.74 73.99 1.21 98.50 14.13 13.86 1.02 127812-03 AWP16-003 0.70 6.36 30.28 0.33 22.58 0.14 0.19 50.26 47.93 0.77 42.59 0.28 97.93 14.22 13.93 1.02 127812-04 AWP16-004 0.56 8.63 26.36 0.24 24.98 0.10 0.14 49.80 41.72 0.56 47.12 0.20 98.22 14.08 13.81 1.02 127812-05 AWP16-005 2.44 33.73 3.89 1.23 25.34 1.24 1.59 34.64 6.16 2.92 47.79 2.45 93.05 10.17 10.06 1.01 127812-06 AWP16-006 0.29 3.65 2.47 0.11 47.78 0.50 0.71 57.34 3.90 0.27 90.10 0.99 98.91 16.35 16.18 1.01 127812-07 AWP16-007 0.08 0.55 0.29 0.00 51.61 0.07 0.11 60.36 0.47 0.00 97.33 0.14 98.48 17.05 16.74 1.02 127812-08 AWP16-008 0.07 0.19 1.02 0.00 51.24 0.06 0.11 60.25 1.61 0.00 96.63 0.11 98.53 17.02 16.77 1.02 127812-09 AWP16-009 0.08 0.22 0.66 0.00 51.09 0.09 0.15 60.61 1.05 0.00 96.36 0.18 97.80 17.13 16.66 1.03 127812-10 AWP16-010 0.07 0.14 0.29 0.00 51.57 0.10 0.15 60.58 0.46 0.00 97.25 0.19 98.04 17.12 16.74 1.02 127812-11 AWP16-011 0.06 0.13 0.56 0.00 51.65 0.07 0.11 60.60 0.89 0.00 97.41 0.15 98.58 17.12 16.81 1.02 127812-11dup AWP16-011 0.05 0.13 0.58 0.00 52.01 0.06 0.11 60.67 0.92 0.00 98.08 0.13 99.26 17.14 16.93 1.01 127812-12 AWP16-012 0.01 0.05 1.05 0.00 46.08 4.56 6.65 53.99 1.66 0.00 86.90 9.02 97.64 16.89 16.72 1.01 127812-13 AWP16-013 0.08 0.55 0.84 0.00 42.72 6.81 9.99 49.64 1.33 0.00 80.57 13.47 95.93 16.50 16.39 1.01 127812-14 AWP16-014 0.05 0.31 8.35 0.00 40.42 4.03 5.91 53.04 13.21 0.00 76.23 7.98 97.73 16.44 16.25 1.01 127812-15 AWP16-015 1.16 0.34 3.13 0.61 45.86 2.49 3.68 56.12 4.95 1.45 86.48 4.93 98.14 16.75 16.65 1.01 127812-16 AWP16-016 3.11 0.20 5.08 1.79 44.25 1.08 1.57 57.70 8.05 4.22 83.44 2.14 98.05 16.67 16.63 1.00 127812-17 AWP16-017 1.59 4.14 1.74 0.86 47.48 0.14 0.20 57.38 2.76 2.04 89.54 0.29 98.76 16.24 16.17 1.00 127812-18 AWP16-018 2.58 16.49 1.68 1.37 40.04 0.68 0.92 49.56 2.66 3.25 75.50 1.35 99.26 14.21 14.20 1.00 127812-19 AWP16-019 0.93 5.48 0.82 0.46 48.16 0.50 0.70 57.11 1.29 1.08 90.82 0.98 99.64 16.28 16.12 1.01 127812-20 AWP16-020 2.93 3.18 18.31 1.69 33.30 0.10 0.13 54.75 28.98 4.00 62.79 0.19 99.13 15.48 15.50 1.00 127812-21 AWP16-021 4.73 13.36 16.59 2.98 26.22 0.61 0.81 47.72 26.26 7.05 49.45 1.21 97.33 13.66 13.68 1.00 127812-21dup AWP16-021 4.79 13.87 16.58 2.97 26.19 0.60 0.81 47.77 26.24 7.01 49.39 1.19 97.70 13.68 13.66 1.00 127812-22 AWP16-022 2.80 8.03 24.60 1.55 24.84 0.32 0.44 50.19 38.95 3.66 46.85 0.63 98.11 14.27 14.12 1.01 127812-23 AWP16-023 4.79 7.35 13.00 3.25 31.52 0.18 0.24 52.35 20.57 7.69 59.45 0.36 95.43 14.83 14.61 1.01 127812-24 AWP16-024 3.31 2.90 3.63 1.87 44.48 0.42 0.61 57.24 5.74 4.41 83.89 0.84 97.78 16.30 16.20 1.01 127812-25 AWP16-025 1.83 0.45 1.63 0.98 47.03 1.84 2.76 57.29 2.57 2.32 88.69 3.64 97.68 16.85 16.66 1.01 127812-26 AWP16-026 1.97 0.91 1.74 1.09 46.40 1.92 2.90 56.87 2.76 2.57 87.51 3.80 97.54 16.76 16.57 1.01 127812-27 AWP16-027 2.56 0.10 4.38 1.44 44.34 1.76 2.61 56.94 6.93 3.40 83.62 3.48 97.54 16.71 16.58 1.01 127812-28 AWP16-028 4.21 0.13 9.76 3.12 36.65 1.12 1.63 55.43 15.44 7.36 69.12 2.21 94.27 16.04 15.85 1.01 127812-29 AWP16-029 0.41 1.75 5.75 0.16 40.19 4.39 6.66 51.84 9.10 0.39 75.80 8.68 95.72 16.29 15.84 1.03 127812-30 AWP16-030 0.14 0.74 0.65 0.04 50.78 0.32 0.47 59.63 1.03 0.10 95.77 0.64 98.27 16.94 16.66 1.02 127812-31 AWP16-031 0.02 0.13 3.62 0.00 49.75 0.09 0.13 59.98 5.73 0.00 93.81 0.17 99.85 16.95 16.85 1.01 127812-31dup AWP16-031 0.06 0.12 3.61 0.00 49.35 0.09 0.14 59.91 5.71 0.00 93.07 0.17 99.08 16.93 16.72 1.01 127812-32 AWP16-032 0.03 0.06 2.05 0.00 50.39 0.30 0.47 59.71 3.25 0.00 95.02 0.59 98.92 16.96 16.80 1.01 127812-33 AWP16-033 0.04 0.49 0.51 0.00 50.05 1.44 2.21 58.30 0.80 0.00 94.38 2.85 98.52 17.00 16.77 1.01 127812-34 AWP16-034 0.05 0.10 1.99 0.00 50.14 0.78 1.19 59.27 3.16 0.00 94.57 1.55 99.38 17.02 16.88 1.01 127812-35 AWP16-035 0.03 0.07 1.88 0.00 49.67 1.33 1.98 58.52 2.98 0.00 93.68 2.62 99.35 17.00 16.90 1.01 127812-36 AWP16-036 0.07 0.21 0.56 0.00 51.52 0.71 1.04 59.72 0.89 0.00 97.16 1.40 99.66 17.11 17.00 1.01 127812-37 AWP16-037 0.08 0.54 4.03 0.00 47.17 1.52 2.27 57.36 6.38 0.00 88.95 3.00 98.86 16.75 16.62 1.01 127812-38 AWP16-038 0.11 1.21 0.25 0.00 50.42 1.75 2.66 57.51 0.39 0.00 95.08 3.46 100.14 16.89 16.95 1.00 127812-39 AWP16-005A 0.13 0.37 61.61 0.07 1.66 0.04 0.04 47.94 97.52 0.17 3.13 0.08 101.26 13.53 13.67 0.99 127812-40 AWP16-015A 2.16 0.80 20.14 1.22 33.65 0.15 0.17 55.84 31.87 2.87 63.47 0.30 99.31 15.79 15.79 1.00 127812-41 AWP16-025A 0.14 0.29 61.17 0.07 1.56 0.03 0.03 47.90 96.82 0.16 2.94 0.07 100.28 13.52 13.54 1.00 127812-41d AWP16-025A 0.14 0.35 60.14 0.06 1.52 0.03 0.04 47.82 95.20 0.15 2.87 0.06 98.62 13.50 13.30 1.01 127812-42 AWP16-035A 2.13 0.77 19.69 1.19 32.49 0.14 0.16 55.73 31.16 2.81 61.27 0.28 96.29 15.76 15.30 1.03 141511-01 SQ-01 14.70 0.43 18.94 9.77 19.62 0.08 0.13 54.40 29.98 23.07 37.01 0.16 90.64 15.38 15.23 1.01 141511-02 SQ-02 3.03 2.99 40.56 1.71 13.65 0.08 0.04 50.05 64.20 4.03 25.75 0.15 97.13 14.13 13.89 1.02 141511-03 SQ-03 0.12 1.68 0.52 0.03 51.02 0.10 0.05 59.72 0.82 0.06 96.22 0.21 98.99 16.86 16.63 1.01 141511-04 SQ-04 1.23 47.12 2.79 0.49 21.77 2.32 0.34 31.20 4.42 1.16 41.06 4.59 98.35 8.89 8.69 1.02 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90oC as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105oC. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105oC in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130oC.

America West Potash

Pat Avery

Huffman Lab No. 127812
May 31 , 2012
Page 2 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio

Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 °C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water).

Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts.

In addition, the following calculated values are also reported.

1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles
2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash

Pat Avery

Huffman Lab No. 134412
May 31 , 2012
Page 1 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio
134412-01	AWP17-001	1.52	40.04	1.73	0.82	27.71	1.23	1.74	34.06	2.74	1.93	52.26	2.43	99.40	10.04	10.15	0.99
134412-01dup	AWP17-001	1.51	40.56	1.72	0.81	27.62	1.20	1.69	34.09	2.72	1.92	52.09	2.38	99.67	10.04	10.11	0.99
134412-02	AWP17-002	1.38	40.07	2.36	0.78	27.86	0.94	1.28	34.61	3.73	1.85	52.53	1.86	100.05	10.08	10.21	0.99
134412-03	AWP17-003	1.84	52.12	2.08	0.92	22.28	0.40	0.47	28.41	3.29	2.17	42.02	0.80	100.39	8.13	8.23	0.99
134412-04	AWP17-004	0.69	18.69	0.81	0.40	41.53	0.41	0.61	48.59	1.28	0.95	78.32	0.82	100.05	13.86	13.92	1.00
134412-05	AWP17-005	0.09	2.11	0.39	0.06	51.94	0.06	0.13	59.45	0.61	0.14	97.95	0.11	100.93	16.80	16.89	0.99
134412-06	AWP17-006	0.93	20.46	0.98	0.58	40.62	0.25	0.34	47.87	1.56	1.38	76.60	0.50	100.50	13.59	13.70	0.99
134412-07	AWP17-007	0.40	7.49	1.21	0.23	48.14	0.10	0.17	55.92	1.91	0.55	90.79	0.19	100.94	15.82	15.94	0.99
134412-08	AWP17-008	0.79	5.46	21.51	0.46	30.94	0.53	0.78	52.22	34.06	1.08	58.36	1.06	100.01	14.93	14.97	1.00
134412-09	AWP17-009	1.21	35.08	0.65	0.92	31.64	0.82	1.04	38.23	1.02	2.18	59.67	1.62	99.57	11.04	11.10	1.00
134412-10	AWP17-010	1.44	31.64	0.71	1.02	33.39	0.79	1.03	40.37	1.13	2.41	62.98	1.56	99.72	11.64	11.72	0.99
134412-11	AWP17-011	1.25	23.43	0.76	0.78	37.88	0.85	1.16	45.18	1.20	1.83	71.44	1.69	99.60	13.03	13.07	1.00
134412-11dup	AWP17-011	1.25	23.72	0.78	0.78	38.03	0.85	1.15	45.27	1.23	1.84	71.71	1.68	100.18	13.05	13.12	0.99
134412-12	AWP17-012	0.95	18.50	0.67	0.60	39.58	2.30	3.35	46.26	1.06	1.42	74.64	4.55	100.18	13.88	14.03	0.99
134412-13	AWP17-013	0.08	0.59	0.37	0.03	51.53	1.05	1.54	58.90	0.59	0.08	97.18	2.08	100.51	17.00	17.10	0.99
134412-14	AWP17-014	0.10	1.82	0.26	0.04	37.85	10.37	15.39	43.19	0.41	0.10	71.38	20.53	94.22	16.03	15.99	1.00
134412-15	AWP17-015	0.05	0.43	0.32	0.02	52.57	0.37	0.58	60.07	0.51	0.05	99.14	0.73	100.85	17.09	17.17	1.00
134412-16	AWP17-016	0.09	0.64	0.35	0.03	51.84	0.74	1.14	59.16	0.55	0.07	97.76	1.46	100.47	16.97	17.08	0.99
134412-17	AWP17-017	0.55	15.27	0.52	0.45	43.22	0.67	0.95	50.52	0.83	1.07	81.50	1.33	99.99	14.49	14.52	1.00
134412-18	AWP17-018	0.27	3.89	0.40	0.15	50.23	0.35	0.55	57.78	0.63	0.36	94.73	0.69	100.30	16.44	16.49	1.00
134412-19	AWP17-019	0.62	9.69	0.53	0.40	46.23	0.73	1.06	53.83	0.83	0.94	87.18	1.44	100.08	15.45	15.49	1.00
134412-20	AWP17-020	0.34	5.41	0.29	0.17	38.61	7.88	11.76	44.52	0.45	0.41	72.81	15.60	94.68	15.50	15.42	1.01
134412-21	AWP17-021	0.36	5.36	0.36	0.20	46.36	2.87	4.29	53.21	0.56	0.46	87.42	5.68	99.49	16.08	16.15	1.00
134412-21dup	AWP17-021	0.39	5.39	0.35	0.20	46.18	2.86	4.28	53.12	0.56	0.46	87.10	5.65	99.16	16.05	16.09	1.00
134412-22	AWP17-022	0.01	0.07	0.77	0.01	52.46	0.58	0.89	59.83	1.21	0.03	98.93	1.16	101.40	17.10	17.31	0.99
134412-23	AWP17-023	0.09	5.01	0.49	0.03	35.70	9.65	14.40	40.93	0.77	0.07	67.33	19.11	92.29	15.14	15.08	1.00
134412-24	AWP17-024	0.10	0.32	4.52	0.02	45.90	2.83	4.24	55.56	7.15	0.04	86.56	5.60	99.68	16.73	16.79	1.00
134412-25	AWP17-025	0.05	0.04	2.51	0.01	51.18	0.27	0.46	59.97	3.97	0.03	96.51	0.53	101.08	17.03	17.15	0.99
134412-26	AWP17-026	0.06	0.04	31.83	0.01	25.89	0.39	0.64	53.62	50.38	0.03	48.83	0.77	100.04	15.28	15.26	1.00
134412-27	AWP17-027	0.10	0.04	22.34	0.02	33.97	0.30	0.48	55.74	35.36	0.05	64.06	0.59	100.10	15.84	15.82	1.00
134412-28	AWP17-028	0.14	1.70	0.91	0.06	50.98	0.36	0.55	59.08	1.45	0.13	96.14	0.70	100.12	16.80	16.80	1.00
134412-29	AWP17-029	0.62	12.21	2.13	0.35	41.48	2.10	3.11	49.78	3.37	0.82	78.22	4.15	98.77	14.82	14.76	1.00
134412-30	AWP17-030	0.43	6.52	1.22	0.21	47.83	0.29	0.46	56.57	1.94	0.50	90.21	0.58	99.76	16.07	15.91	1.01
134412-31	AWP17-031	0.10	1.08	1.86	0.05	50.49	0.26	0.42	59.41	2.95	0.12	95.22	0.52	99.89	16.86	16.81	1.00
134412-31dup	AWP17-031	0.14	1.09	1.88	0.05	50.57	0.25	0.43	59.33	2.97	0.12	95.36	0.50	100.04	16.84	16.83	1.00
134412-32	AWP17-032	0.28	4.73	16.90	0.14	36.55	0.19	0.31	54.17	26.75	0.33	68.93	0.37	101.11	15.36	15.52	0.99
134412-33	AWP17-033	0.61	20.26	6.32	0.31	34.34	2.28	3.40	43.97	10.00	0.73	64.77	4.51	100.26	13.25	13.39	0.99
134412-34	AWP17-034	0.11	0.29	8.30	0.03	44.89	1.04	1.59	57.38	13.14	0.07	84.66	2.06	100.21	16.58	16.63	1.00
134412-35	AWP17-035	0.07	0.28	3.77	0.03	49.61	0.65	1.00	58.85	5.97	0.06	93.56	1.29	101.16	16.85	17.05	0.99
134412-43	AWP17-043	0.07	0.06	3.70	0.02	48.21	1.80	2.67	57.24	5.85	0.05	90.92	3.56	100.44	16.81	16.99	0.99
134412-44	AWP17-044	0.05	0.10	6.57	0.02	45.61	1.52	2.26	57.05	10.39	0.04	86.01	3.00	99.54	16.66	16.66	1.00
134412-45	AWP17-045	0.33	16.43	0.49	0.17	38.55	4.04	6.10	44.49	0.78	0.39	72.70	7.99	98.29	14.07	14.07	1.00
134412-46	AWP17-046	0.70	14.85	0.61	0.37	42.57	1.40	2.05	49.59	0.96	0.87	80.29	2.77	99.75	14.50	14.55	1.00
134412-40	AWP17-040	1.61	25.63	0.98	0.86	36.37	1.10	1.47	43.56	1.55	2.03	68.59	2.19	99.98	12.65	12.76	0.99
134412-41	AWP17-041	1.60	28.68	0.95	0.97	33.62	1.67	2.32	40.75	1.50	2.30	63.40	3.31	99.19	12.07	12.13	1.00
134412-41dup	AWP17-041	1.60	28.68	0.95	0.98	33.69	1.67	2.31	40.42	1.51	2.31	63.54	3.31	99.34	11.98	12.15	0.99
134412-42	AWP17-042	1.71	26.77	1.01	1.00	36.72	0.43	0.47	43.86	1.60	2.36	69.24	0.84	100.81	12.49	12.71	0.98
134412-43	AWP17-043	1.25	21.35	0.69	0.70	39.80	0.56	0.74	46.88	1.10	1.65	75.06	1.11	100.27	13.41	13.54	0.99
134412-44	AWP17-044	2.51	33.74	1.30	1.47	31.69	0.31	0.25	39.73	2.06	3.48	59.76	0.61	99.65	11.27	11.34	0.99
134412-45	AWP17-045	2.67	38.40	1.32	1.53	28.91	0.60	0.69	36.40	2.09	3.62	54.52	1.20	99.83	10.44	10.59	0.99
134412-46	AWP17-046	0.77	8.20	0.58	0.43	47.95	0.20	0.29	55.08	0.92	1.00	90.44	0.39	100.96	15.61	15.88	0.98
134412-47	AWP17-047	0.41	2.86	0.49	0.20	51.10	0.08	0.14	58.45	0.77	0.47	96.36	0.16	100.62	16.52	16.72	0.99
134412-48	AWP17-048	0.42	4.21	0.35	0.21	50.56	0.07	0.13	57.77	0.56	0.51	95.36	0.14	100.78	16.33	16.52	0.99
134412-49	AWP17-049	0.16	1.32	0.38	0.09	52.47	0.07	0.15	59.64	0.60	0.22	98.94	0.14	101.22	16.86	17.08	0.99
134412-50	AWP17-050	0.15	1.00	0.44	0.08	52.23	0.06	0.14	59.94	0.70	0.19	98.51	0.12	100.52	16.94	17.01	1.00
134412-51	AWP17-051	0.23	2.46	0.86	0.11	51.24	0.05	0.09	58.92	1.36	0.25	96.64	0.09	100.80	16.64	16.79	0.99
134412-51dup	AWP17-051	0.25	2.45	0.86	0.11	51.79	0.04	0.08	58.56	1.35	0.26	97.68	0.09	101.83	16.54	16.97	0.97
134412-52	AWP17-052	0.24	1.69	1.01	0.13	51.84	0.02	0.05	59.24	1.60	0.31	97.77	0.03	101.41	16.72	17.02	0.98
134412-53	AWP17-053	0.10	0.42	0.50	0.05	52.56	0.02	0.07	60.24	0.79	0.11	99.12	0.04	100.49	17.01	17.10	0.99
134412-54	AWP17-054	0.13	1.62	0.63	0.05	51.89	0.14	0.23	59.37	1.00	0.12	97.85	0.27	100.87	16.80	16.95	0.99
134412-55	AWP17-055	0.07	0.57	0.53	0.04	51.85	0.48	0.76	59.42	0.84	0.09	97.78	0.94	100.22	16.95	17.03	1.00
134412-56	AWP17-056	0.08	0.27	0.37	0.02	49.37	2.73	4.15	56.25	0.58	0.05	93.11	5.40	99.41	16.90	16.99	0.99
134412-57	AWP17-057	0.06	0.57	0.40	0.02	38.42	9.90	15.10	43.94	0.64	0.04	72.46	19.59	93.30	16.16	16.02	1.01

America West Potash
Pat Avery

Huffman Lab No. 134412
May 31 , 2012
Page 2 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio
134412-58	AWP17-058	0.08	0.23	0.33	0.02	47.81	3.75	5.78	54.72	0.52	0.06	90.16	7.43	98.39	16.88	16.85	1.00
134412-59	AWP17-059	0.08	0.14	0.32	0.02	51.05	1.54	2.32	58.30	0.50	0.04	96.27	3.05	99.99	17.02	17.10	1.00
134412-60	AWP17-060	0.05	0.04	0.24	0.01	48.55	3.40	5.18	55.37	0.37	0.03	91.55	6.73	98.72	16.91	16.93	1.00
134412-61	AWP17-061	0.15	3.00	0.17	0.03	37.22	9.76	14.71	42.25	0.27	0.07	70.20	19.31	92.85	15.59	15.54	1.00
134412-61dup	AWP17-061	0.12	3.11	0.18	0.03	37.04	9.67	14.58	41.94	0.29	0.07	69.86	19.13	92.45	15.47	15.45	1.00
134412-62	AWP17-062	1.58	45.60	0.57	1.06	20.61	4.77	7.06	25.69	0.91	2.50	38.87	9.43	97.32	9.01	9.00	1.00
134412-63	AWP17-005A	0.15	0.28	61.36	0.10	1.54	0.02	0.05	47.82	97.12	0.24	2.91	0.04	100.59	13.50	13.58	0.99
134412-64	AWP17-015A	2.07	0.67	20.27	1.14	33.51	0.12	0.19	55.66	32.08	2.70	63.19	0.24	98.89	15.75	15.73	1.00
134412-65	AWP17-025A	0.17	0.26	61.18	0.10	1.56	0.02	0.05	47.88	96.84	0.24	2.94	0.04	100.32	13.52	13.55	1.00
134412-66	AWP17-035A	2.12	0.70	20.13	1.19	33.83	0.12	0.19	55.80	31.86	2.82	63.81	0.24	99.44	15.79	15.83	1.00
134412-67	AWP17-045A	0.19	0.24	61.00	0.10	1.56	0.01	0.07	47.89	96.55	0.24	2.94	0.03	100.00	13.52	13.51	1.00
134412-68	AWP17-055A	2.11	0.66	20.35	1.20	33.89	0.12	0.19	55.80	32.21	2.84	63.91	0.25	99.86	15.78	15.90	0.99
141511-01	SQ-01	14.70	0.23	19.46	9.91	20.31	0.06	0.13	54.50	30.81	23.41	38.30	0.12	92.86	15.41	15.62	0.99
141511-02	SQ-02	3.01	2.90	41.88	1.76	14.16	0.07	0.06	50.23	66.30	4.15	26.71	0.13	100.19	14.18	14.36	0.99
141511-03	SQ-03	0.11	1.68	0.52	0.06	52.65	0.09	0.09	59.76	0.82	0.15	99.29	0.18	102.11	16.88	17.16	0.98
141511-04	SQ-04	1.18	47.58	2.93	0.49	22.85	2.35	0.30	31.48	4.64	1.16	43.09	4.65	101.11	8.95	9.08	0.99

ANALYSIS AND REPORTING BASIS
ARG = As received, pre-dried at 90 °C as needed for grinding, then ground sample basis.
GMF = ARG sample basis calculated to dried, moisture free at 105 °C.

As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses.

Aliquots of the ground samples were dried overnight at 105 °C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 °C.

Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 °C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water).

Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts.

In addition, the following calculated values are also reported.
1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles
2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 151712 June 20, 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2 O soluble H2 O soluble H2 O soluble anion/cation moisture DI H2 O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105 C insolubles K as K2 O Mg as MgO Na as Na2O Ca as CaO S as SO3 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 151712-01 AWP18-001 1.31 28.50 1.64 0.47 33.06 2.09 2.94 40.08 2.60 1.10 62.35 4.15 98.70 12.04 12.00 1.00 151712-01dup AWP18-001 1.28 28.57 1.57 0.46 32.78 2.07 2.91 39.71 2.49 1.09 61.83 4.09 98.07 11.93 11.88 1.00 151712-02 AWP18-002 3.21 55.79 3.16 0.98 17.84 1.01 1.34 25.02 5.00 2.31 33.65 2.00 98.75 7.39 7.27 1.02 151712-03 AWP18-003 1.56 21.33 3.35 0.52 35.83 0.65 0.85 46.03 5.31 1.24 67.58 1.29 96.75 13.20 12.77 1.03 151712-04 AWP18-004 0.64 8.34 5.91 0.23 40.67 0.26 0.36 53.59 9.36 0.55 76.70 0.51 95.45 15.20 14.59 1.04 151712-05 AWP18-005 3.99 59.81 2.41 1.21 14.46 1.78 2.40 21.37 3.82 2.85 27.27 3.52 97.28 6.63 6.41 1.03 151712-06 AWP18-006 1.15 16.01 2.07 0.39 39.29 0.91 1.23 49.23 3.27 0.92 74.10 1.80 96.09 14.19 13.63 1.04 151712-07 AWP18-007 1.59 14.34 26.41 0.71 19.31 0.68 1.05 45.00 41.80 1.68 36.41 1.34 95.58 12.95 12.43 1.04 151712-08 AWP18-008 1.22 11.84 17.93 0.56 29.27 0.34 0.50 48.88 28.37 1.32 55.19 0.67 97.39 13.91 13.65 1.02 151712-09 AWP18-009 3.03 45.07 3.97 1.09 22.84 1.21 1.67 30.85 6.29 2.58 43.07 2.39 99.41 9.12 9.19 0.99 151712-10 AWP18-010 1.22 14.21 12.45 0.51 31.68 0.77 1.17 47.95 19.70 1.20 59.75 1.53 96.39 13.82 13.39 1.03 151712-11 AWP18-011 2.72 47.53 6.46 0.71 19.72 0.92 1.30 29.28 10.22 1.67 37.18 1.81 98.40 8.58 8.41 1.02 151712-11dup AWP18-011 2.74 47.61 6.45 0.69 19.49 0.93 1.30 29.12 10.20 1.63 36.75 1.84 98.04 8.54 8.33 1.02 151712-12 AWP18-012 1.48 25.24 4.24 0.44 34.00 0.31 0.48 43.82 6.71 1.04 64.12 0.62 97.72 12.48 12.20 1.02 151712-13 AWP18-013 0.14 1.50 23.89 0.08 31.49 0.07 0.20 54.39 37.81 0.18 59.38 0.14 99.02 15.39 15.30 1.01 151712-14 AWP18-014 1.87 26.82 10.04 0.65 29.17 0.30 0.48 41.79 15.89 1.53 55.01 0.59 99.84 11.91 11.97 0.99 151712-15 AWP18-015 1.72 28.32 4.63 0.54 31.62 1.11 1.60 40.88 7.33 1.28 59.64 2.19 98.76 11.93 11.85 1.01 151712-16 AWP18-016 0.41 5.87 2.95 0.20 46.68 0.27 0.44 55.62 4.66 0.48 88.03 0.53 99.57 15.80 15.88 0.99 151712-17 AWP18-017 0.42 4.81 3.65 0.19 44.96 0.41 0.64 56.13 5.78 0.45 84.79 0.81 96.64 15.99 15.52 1.03 151712-18 AWP18-018 1.57 18.68 24.04 0.57 20.14 0.76 1.10 43.08 38.06 1.34 37.98 1.51 97.56 12.43 12.16 1.02 151712-19 AWP18-019 2.45 34.54 5.75 0.76 26.89 0.61 0.86 37.64 9.10 1.79 50.71 1.22 97.36 10.83 10.49 1.03 151712-20 AWP18-020 2.84 69.55 5.15 2.15 7.51 0.85 0.97 16.22 8.15 5.07 14.17 1.68 98.62 4.82 4.89 0.99 151712-21 AWP18-021 3.37 35.74 1.99 1.16 26.85 2.09 3.00 35.53 3.15 2.75 50.63 4.14 96.41 10.77 10.41 1.03 151712-21dup AWP18-021 3.34 35.77 1.96 1.15 26.49 2.08 2.96 35.21 3.11 2.71 49.96 4.11 95.65 10.67 10.27 1.04 151712-22 AWP18-022 1.86 20.81 9.31 0.70 28.90 2.21 3.28 42.72 14.73 1.64 54.51 4.38 96.07 12.87 12.44 1.03 151712-23 AWP18-023 0.78 8.31 6.10 0.34 39.97 0.82 1.26 53.06 9.65 0.80 75.38 1.63 95.78 15.28 14.65 1.04 151712-24 AWP18-024 0.13 0.92 0.78 0.09 51.29 0.42 0.70 59.30 1.24 0.22 96.72 0.84 99.93 16.90 16.91 1.00 151712-25 AWP18-025 0.14 1.57 0.35 0.08 40.23 10.58 14.28 44.96 0.55 0.19 75.86 20.95 99.12 16.25 16.87 0.96 151712-26 AWP18-026 0.21 1.89 0.58 0.11 48.64 1.45 2.20 57.28 0.92 0.25 91.72 2.87 97.66 16.71 16.39 1.02 151712-27 AWP18-027 0.00 0.14 0.51 0.02 48.64 0.74 1.08 59.38 0.81 0.05 91.73 1.46 94.19 17.02 16.08 1.06 151712-28 AWP18-028 0.00 0.03 0.49 0.02 49.75 0.85 1.22 59.21 0.77 0.05 93.82 1.68 96.36 17.01 16.47 1.03 151712-29 AWP18-029 0.05 0.16 7.83 0.04 42.30 2.11 3.09 55.68 12.39 0.09 79.78 4.17 96.59 16.48 16.08 1.02 151712-30 AWP18-030 0.03 0.05 5.53 0.02 44.36 2.03 2.99 56.17 8.76 0.06 83.66 4.01 96.54 16.59 16.23 1.02 151712-31 AWP18-031 0.03 0.34 6.23 0.02 45.07 1.79 2.56 56.60 9.86 0.06 84.99 3.54 98.79 16.60 16.51 1.01 151712-31dup AWP18-031 0.02 0.34 6.02 0.02 43.11 1.69 2.50 56.03 9.53 0.06 81.30 3.35 94.58 16.43 15.80 1.04 151712-32 AWP18-032 0.01 0.24 7.39 0.02 38.09 6.51 9.51 49.18 11.70 0.05 71.83 12.88 96.70 16.25 16.19 1.00 151712-33 AWP18-033 0.01 4.16 9.83 0.02 31.68 7.80 11.56 43.98 15.55 0.05 59.74 15.43 94.94 15.29 15.10 1.01 151712-34 AWP18-034 0.07 55.40 4.93 0.04 5.32 10.20 14.88 9.73 7.80 0.09 10.03 20.19 93.51 6.46 6.42 1.01 151712-35 AWP18-035 0.07 0.10 5.87 0.06 46.74 0.53 0.75 58.55 9.29 0.13 88.15 1.06 98.74 16.70 16.55 1.01 151712-36 AWP18-036 1.45 0.05 5.08 0.84 46.88 0.07 0.12 59.24 8.04 1.98 88.41 0.14 98.62 16.74 16.65 1.01 151712-37 AWP18-037 0.56 0.08 25.35 0.32 29.05 0.28 0.40 54.65 40.12 0.75 54.78 0.55 96.28 15.52 15.01 1.03 151712-38 AWP18-038 0.59 7.03 3.04 0.30 40.44 3.10 4.63 50.54 4.81 0.70 76.26 6.14 94.94 15.41 14.95 1.03 151712-39 AWP18-039 1.01 11.45 3.53 0.47 40.61 0.70 0.97 51.80 5.60 1.10 76.59 1.39 96.13 14.85 14.34 1.04 151712-40 AWP18-040 0.49 3.77 1.58 0.25 47.53 0.38 0.53 57.37 2.50 0.58 89.63 0.76 97.23 16.31 15.93 1.02 151712-41 AWP18-041 0.54 4.23 6.19 0.29 43.51 0.27 0.35 56.30 9.79 0.68 82.06 0.54 97.30 15.97 15.60 1.02 151712-41dup AWP18-041 0.52 4.21 6.20 0.29 43.46 0.29 0.35 56.04 9.81 0.68 81.97 0.58 97.25 15.89 15.59 1.02 151712-42 AWP18-042 0.26 3.07 24.18 0.13 28.58 0.24 0.35 52.87 38.27 0.31 53.90 0.47 96.02 15.00 14.51 1.03 151712-43 AWP18-043 0.28 4.36 24.84 0.14 27.46 0.35 0.47 52.03 39.32 0.34 51.78 0.69 96.48 14.79 14.33 1.03 151712-44 AWP18-044 0.07 0.70 9.08 0.05 40.87 1.82 2.69 55.29 14.37 0.12 77.07 3.60 95.86 16.27 15.79 1.03 151712-45 AWP18-045 0.04 0.28 1.57 0.04 46.85 2.13 3.17 56.77 2.48 0.09 88.36 4.22 95.42 16.80 16.23 1.04 151712-46 AWP18-046 0.06 0.20 1.74 0.04 48.09 1.31 1.92 57.85 2.75 0.09 90.69 2.59 96.32 16.80 16.37 1.03 151712-47 AWP18-047 0.09 0.12 2.65 0.06 47.23 1.89 2.82 57.17 4.19 0.14 89.07 3.75 97.27 16.83 16.51 1.02 151712-48 AWP18-048 1.72 22.55 1.33 0.72 36.64 1.15 1.53 45.00 2.11 1.69 69.11 2.27 97.73 13.07 12.87 1.02 151712-49 AWP18-049 2.06 25.73 1.21 0.82 35.25 0.78 0.98 43.71 1.91 1.94 66.47 1.54 97.59 12.57 12.32 1.02 151712-50 AWP18-050 2.64 27.40 1.20 1.00 34.07 0.85 1.12 42.62 1.91 2.37 64.25 1.68 97.61 12.30 12.05 1.02 151712-51 AWP18-051 4.66 46.34 1.69 1.82 23.46 0.43 0.29 31.63 2.68 4.30 44.24 0.86 98.41 8.99 8.99 1.00 151712-51dup AWP18-051 4.69 46.16 1.66 1.80 23.24 0.43 0.31 31.50 2.63 4.25 43.82 0.85 97.70 8.96 8.89 1.01 151712-52 AWP18-052 0.05 0.20 0.21 0.03 49.18 1.39 2.03 58.22 0.33 0.08 92.74 2.76 96.10 16.93 16.43 1.03 151712-53 AWP18-053 0.05 0.27 0.26 0.04 49.27 1.51 2.24 57.91 0.41 0.08 92.91 2.99 96.66 16.89 16.51 1.02 151712-54 AWP18-054 0.05 0.17 0.34 0.02 51.00 0.09 0.12 60.05 0.54 0.04 96.19 0.17 97.11 16.97 16.57 1.02 151712-55 AWP18-055 0.11 3.05 0.38 0.05 41.97 5.75 8.56 49.70 0.60 0.12 79.16 11.37 94.31 16.16 15.70 1.03 151712-56 AWP18-005a 0.18 0.43 60.00 0.11 1.56 0.08 0.05 47.58 94.97 0.27 2.94 0.16 98.76 13.43 13.33 1.01 151712-57 AWP18-015a 2.05 0.75 21.00 1.19 32.51 0.15 0.13 55.20 33.24 2.80 61.31 0.29 98.38 15.60 15.59 1.00

America West Potash

Pat Avery

Huffman Lab No. 151712
June 20, 2012
Page 2 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio
151712-58	AWP18-025a	0.22	0.33	59.71	0.16	2.54	0.03	0.02	47.83	94.51	0.37	4.80	0.07	100.07	13.50	13.59	0.99
151712-59	AWP18-035a	0.17	0.30	60.34	0.12	1.61	0.03	-0.02	47.59	95.51	0.28	3.03	0.05	99.17	13.42	13.40	1.00
151712-60	AWP18-045a	2.01	0.74	21.52	1.15	31.94	0.13	0.12	55.06	34.06	2.72	60.23	0.26	98.01	15.56	15.49	1.00
141511-01	SQ-01	14.75	0.24	19.31	9.77	19.82	0.07	0.05	54.16	30.57	23.08	37.38	0.15	91.41	15.29	15.37	0.99
141511-02	SQ-02	3.03	2.75	41.35	1.76	13.88	0.07	-0.03	49.81	65.46	4.15	26.18	0.13	98.67	14.04	14.16	0.99
141511-03	SQ-03	0.15	1.64	0.53	0.08	51.81	0.10	0.03	59.34	0.85	0.18	97.70	0.20	100.57	16.74	16.91	0.99
141511-04	SQ-04	1.33	47.52	2.92	0.58	22.64	2.31	0.35	31.43	4.62	1.36	42.70	4.57	100.78	8.95	9.04	0.99

ANALYSIS AND REPORTING BASIS

ARG = As received, pre-dried at 90 °C as needed for grinding, then ground sample basis.

GMF = ARG sample basis calculated to dried, moisture free at 105 °C.

As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses.

Aliquots of the ground samples were dried overnight at 105 °C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 °C.

Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 °C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water).

Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts.

In addition, the following calculated values are also reported.

1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles
2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 151812, 153712 June 27, 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2 O soluble H2 O soluble anion/cation moisture DI H2 O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105(o) C insolubles K as K2O Mg as MgO Na as Na2O Ca as CaO S as SO2 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 151812-01 AWP24-001 0.06 0.40 0.24 0.01 42.11 8.43 12.78 47.47 0.38 0.02 79.41 16.69 96.92 16.58 16.65 1.00 151812-01dup AWP24-001 0.06 0.42 0.25 0.01 42.02 8.44 12.75 47.34 0.40 0.02 79.25 16.71 96.80 16.54 16.63 0.99 151812-02 AWP24-002 0.04 0.24 0.22 0.01 44.41 6.46 9.77 50.63 0.35 0.03 83.75 12.78 97.15 16.72 16.69 1.00 151812-03 AWP24-003 0.03 0.11 0.22 0.01 45.13 5.71 8.63 51.64 0.35 0.02 85.11 11.31 96.90 16.72 16.65 1.00 151812-04 AWP24-004 0.06 0.67 0.21 0.02 42.51 7.57 11.47 48.54 0.34 0.05 80.18 14.98 96.21 16.56 16.47 1.00 151812-05 AWP24-005 0.34 7.39 0.36 0.15 47.48 1.04 1.53 54.32 0.57 0.35 89.55 2.06 99.91 15.70 15.84 0.99 151812-06 AWP24-006 0.34 5.90 0.34 0.14 49.14 0.27 0.38 56.25 0.54 0.33 92.68 0.53 99.97 15.96 16.09 0.99 151812-07 AWP24-007 0.20 3.72 0.31 0.09 50.89 0.21 0.25 57.75 0.49 0.22 95.97 0.41 100.80 16.35 16.61 0.98 151812-08 AWP24-008 0.15 2.38 0.29 0.07 51.26 0.14 0.20 58.74 0.47 0.16 96.68 0.29 99.97 16.62 16.69 1.00 151812-09 AWP24-009 0.11 1.94 12.06 0.05 41.97 0.09 0.12 56.48 19.09 0.13 79.15 0.18 100.49 15.96 16.16 0.99 151812-10 AWP24-010 0.14 2.37 2.54 0.06 50.23 0.08 0.10 58.33 4.02 0.15 94.73 0.17 101.44 16.48 16.81 0.98 151812-11 AWP24-011 0.69 12.71 0.40 0.27 42.93 2.55 3.76 49.08 0.63 0.64 80.96 5.05 99.99 14.78 14.98 0.99 151812-11dup AWP24-011 0.69 12.70 0.39 0.27 43.23 2.59 3.76 48.92 0.61 0.64 81.53 5.12 100.60 14.74 15.09 0.98 151812-12 AWP24-012 0.04 0.47 0.24 0.02 48.54 3.11 4.73 55.29 0.38 0.05 91.54 6.15 98.60 16.78 16.83 1.00 151812-13 AWP24-013 0.05 0.40 0.28 0.02 48.31 3.08 4.67 55.49 0.44 0.05 91.10 6.10 98.10 16.82 16.76 1.00 151812-14 AWP24-014 0.03 0.08 0.24 0.01 49.71 2.30 3.44 56.89 0.38 0.03 93.75 4.55 98.79 16.90 16.92 1.00 151812-15 AWP24-015 0.03 0.12 0.19 0.01 46.72 4.91 7.39 52.73 0.30 0.03 88.11 9.71 98.28 16.72 16.87 0.99 151812-16 AWP24-016 0.03 0.31 0.18 0.01 47.70 4.04 6.20 53.87 0.28 0.03 89.95 8.00 98.56 16.74 16.88 0.99 151812-17 AWP24-005A 2.09 0.78 19.96 1.28 34.19 0.15 0.18 55.37 31.60 3.02 64.48 0.30 100.18 15.66 15.96 0.98 151812-18 AWP24-015A 0.14 0.29 62.24 0.12 1.63 0.04 0.03 47.43 98.52 0.28 3.08 0.07 102.23 13.38 13.81 0.97 153712-01 AWP20-001 0.15 1.42 0.20 0.09 52.12 0.10 0.14 59.14 0.32 0.22 98.29 0.21 100.45 16.72 16.94 0.99 153712-01dup AWP20-001 0.15 1.50 0.20 0.09 51.97 0.10 0.13 59.00 0.32 0.22 98.01 0.20 100.24 16.67 16.89 0.99 153712-02 AWP20-002 0.08 0.88 0.18 0.05 52.06 0.37 0.52 59.08 0.29 0.13 98.18 0.74 100.21 16.80 17.00 0.99 153712-03 AWP20-003 0.46 6.47 0.22 0.20 47.80 1.22 1.78 54.54 0.34 0.47 90.15 2.41 99.85 15.83 16.01 0.99 153712-04 AWP20-004 0.33 4.33 0.19 0.15 47.91 2.00 3.00 54.52 0.30 0.35 90.34 3.96 99.29 16.13 16.29 0.99 153712-05 AWP20-005 0.02 0.35 0.21 0.02 50.23 2.08 3.10 53.82 0.33 0.06 94.72 4.11 99.57 15.95 17.00 0.94 153712-06 AWP20-006 0.05 0.57 0.23 0.04 48.96 2.82 4.19 55.53 0.37 0.09 92.34 5.59 98.96 16.71 16.88 0.99 153712-07 AWP20-007 0.00 0.11 4.69 0.02 45.95 2.31 3.48 55.59 7.42 0.04 86.66 4.57 98.80 16.55 16.65 0.99 153712-08 AWP20-008 0.00 0.09 17.81 0.01 35.36 2.13 3.18 53.55 28.18 0.03 66.68 4.21 99.19 15.90 15.95 1.00 153712-09 AWP20-009 0.04 27.75 0.18 0.02 22.31 11.70 17.44 25.05 0.28 0.05 42.08 23.16 93.33 11.42 11.42 1.00 153712-10 AWP20-010 0.03 0.32 0.19 0.02 48.07 3.89 5.94 54.23 0.30 0.04 90.65 7.69 99.01 16.78 16.95 0.99 153712-11 AWP20-011 0.38 8.62 0.79 0.17 47.65 0.62 0.92 54.31 1.25 0.40 89.86 1.23 101.36 15.55 15.85 0.98 153712-11dup AWP20-011 0.39 8.76 0.78 0.17 47.79 0.62 0.91 54.07 1.23 0.41 90.13 1.23 101.76 15.48 15.90 0.97 153712-12 AWP20-012 0.23 5.19 0.44 0.11 49.77 1.02 1.52 55.70 0.70 0.25 93.86 2.02 102.03 16.09 16.57 0.97 153712-13 AWP20-013 0.13 3.05 0.27 0.06 50.57 1.10 1.65 56.84 0.42 0.15 95.38 2.17 101.18 16.44 16.80 0.98 153712-14 AWP20-014 0.15 3.61 0.21 0.07 51.52 0.69 1.03 57.20 0.33 0.16 97.16 1.37 102.63 16.39 16.95 0.97 153712-15 AWP20-005A 0.15 0.31 63.01 0.11 1.61 0.04 0.06 47.53 99.74 0.25 3.04 0.07 103.41 13.42 13.96 0.96 141511-01 SQ-01 14.72 0.24 19.70 9.88 20.41 0.08 0.14 54.08 31.18 23.35 38.49 0.16 93.41 15.29 15.70 0.97 141511-02 SQ-02 3.03 2.81 42.11 1.76 14.25 0.08 0.04 49.73 66.65 4.15 26.87 0.15 100.64 14.04 14.44 0.97 141511-03 SQ-03 0.12 1.66 0.53 0.06 51.84 0.10 0.09 59.17 0.83 0.15 97.76 0.20 100.61 16.71 16.91 0.99 141511-04 SQ-04 1.34 47.57 2.90 0.54 22.69 2.31 0.43 31.19 4.59 1.29 42.79 4.56 100.80 8.90 9.03 0.99 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90 (o) C as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105 (o) C. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyse Aliquots of the ground samples were dried overnight at 105 (o) C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 (o) C. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 (o) C, with agitation for 1 ho and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles

Huffman Lab No. 151812, 153712
June 27, 2012
Page 2 of 2

America West Potash

Pat Avery

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio

2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/g
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash

Pat Avery

Huffman Lab No. 141312
June 4 , 2012
Page 1 of 2

Huffman Sample No.	Client Sample No.	moisture LOD 106°C % w/w	DI H_2O insolubles % w/w	H_2O soluble equivalent K as K_2O % w/w	H_2O soluble equivalent Mg as MgO % w/w	H_2O soluble equivalent Na as Na_2O % w/w	H_2O soluble equivalent Ca as CaO % w/w	H_2O soluble equivalent S as SO_3 % w/w	H_2O soluble measured chloride % w/w	H2O soluble equivalent K as KCl % w/w	H2O soluble equivalent Mg as $MgCl_2$ % w/w	H2O soluble equivalent Na as NaCl % w/w	H2O soluble equivalent Ca as $CaCl_2$ % w/w	H_2O soluble equiv chlorides plus insolubles sum % w/w	H_2O soluble measured chloride+sulfate meq/gram	H_2O soluble measured K+Mg+Na+Ca meq/gram	anion/cation measured meq/gram ratio
ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
141312-01	AWP22-001	0.12	9.49	0.43	0.04	28.40	12.85	19.37	32.94	0.69	0.09	53.55	25.43	89.26	14.13	13.86	1.02
141312-01dup	AWP22-001	0.13	9.58	0.42	0.04	28.55	12.95	19.45	32.85	0.67	0.10	53.84	25.63	89.82	14.12	13.94	1.01
141312-02	AWP22-002	0.90	26.21	1.72	0.45	33.33	3.11	4.55	40.11	2.72	1.06	62.86	6.15	98.99	12.45	12.45	1.00
141312-03	AWP22-003	1.44	37.69	1.98	0.72	28.48	1.52	2.12	35.50	3.13	1.69	53.70	3.01	99.23	10.54	10.51	1.00
141312-04	AWP22-004	1.40	35.34	2.34	0.72	29.51	1.40	2.00	36.97	3.70	1.69	55.66	2.77	99.17	10.93	10.88	1.00
141312-05	AWP22-005	0.77	15.36	1.50	0.38	42.80	0.32	0.47	50.76	2.37	0.89	80.71	0.63	99.95	14.44	14.43	1.00
141312-06	AWP22-006	0.57	11.16	1.04	0.26	44.57	0.90	1.37	52.49	1.64	0.62	84.05	1.78	99.25	15.15	15.05	1.01
141312-07	AWP22-007	0.63	11.29	1.69	0.30	45.15	0.40	0.59	53.02	2.68	0.70	85.15	0.79	100.61	15.10	15.22	0.99
141312-08	AWP22-008	0.66	12.72	3.13	0.32	43.00	0.21	0.33	52.11	4.95	0.76	81.10	0.42	99.96	14.78	14.78	1.00
141312-09	AWP22-009	1.03	17.06	4.98	0.49	39.14	0.15	0.23	49.16	7.88	1.16	73.82	0.30	100.22	13.92	13.99	1.00
141312-10	AWP22-010	0.75	13.19	17.04	0.35	31.03	0.07	0.18	49.11	26.96	0.82	58.53	0.14	99.65	13.90	13.83	1.00
141312-11	AWP22-011	1.62	39.77	5.74	0.66	23.22	2.31	3.33	32.32	9.09	1.55	43.79	4.56	98.77	9.95	9.86	1.01
141312-11dup	AWP22-011	1.64	39.82	5.74	0.66	23.21	2.28	3.27	32.12	9.08	1.55	43.77	4.51	98.73	9.88	9.85	1.00
141312-12	AWP22-012	0.36	4.94	4.33	0.16	46.31	0.13	0.26	56.54	6.86	0.38	87.34	0.25	99.76	16.01	15.99	1.00
141312-13	AWP22-013	0.86	16.28	3.28	0.39	40.92	0.13	0.24	50.01	5.19	0.91	77.17	0.26	99.82	14.16	14.14	1.00
141312-14	AWP22-014	0.20	2.47	0.87	0.09	50.65	0.21	0.39	58.60	1.37	0.21	95.53	0.41	99.99	16.62	16.65	1.00
141312-15	AWP22-015	0.46	3.34	11.81	0.22	40.43	0.35	0.52	55.57	18.69	0.51	76.24	0.70	99.48	15.80	15.78	1.00
141312-16	AWP22-016	3.97	43.02	14.91	2.10	13.54	0.56	0.67	30.73	23.60	4.95	25.53	1.10	98.21	8.84	8.77	1.01
141312-17	AWP22-017	1.57	16.45	36.52	0.83	12.41	0.15	0.21	42.93	57.80	1.95	23.41	0.29	99.91	12.16	12.22	1.00
141312-18	AWP22-018	0.47	8.46	31.45	0.22	21.94	0.11	0.24	48.81	49.78	0.53	41.38	0.22	100.37	13.83	13.91	0.99
141312-19	AWP22-019	1.00	15.69	26.41	0.51	21.50	0.17	0.25	45.33	41.80	1.19	40.54	0.34	99.58	12.85	12.86	1.00
141312-20	AWP22-020	0.37	5.87	53.15	0.17	5.05	0.08	0.23	45.81	84.12	0.40	9.53	0.17	100.10	12.98	13.03	1.00
141312-21	AWP22-021	1.04	19.54	12.99	0.46	30.23	0.58	0.82	45.41	20.55	1.09	57.01	1.15	99.34	13.01	12.95	1.01
141312-21dup	AWP22-021	1.05	19.48	12.98	0.47	30.33	0.57	0.79	45.19	20.55	1.10	57.20	1.13	99.45	12.94	12.98	1.00
141312-22	AWP22-022	2.56	37.11	11.33	1.41	19.72	1.57	2.15	33.62	17.93	3.32	37.19	3.10	98.66	10.02	10.03	1.00
141312-23	AWP22-023	0.52	4.84	10.90	0.25	40.21	0.68	1.00	54.49	17.25	0.60	75.83	1.34	99.86	15.62	15.66	1.00
141312-24	AWP22-024	0.25	1.91	9.06	0.12	42.63	1.20	1.83	55.77	14.34	0.28	80.40	2.38	99.32	16.19	16.17	1.00
141312-25	AWP22-025	0.71	0.27	9.00	0.41	44.66	0.12	0.24	58.39	14.24	0.97	84.22	0.23	99.93	16.53	16.57	1.00
141312-26	AWP22-026	0.46	0.44	2.32	0.24	47.71	1.98	2.94	56.95	3.67	0.58	89.98	3.93	98.60	16.80	16.72	1.00
141312-27	AWP22-027	0.40	0.14	26.78	0.21	28.99	1.09	1.58	53.33	42.38	0.50	54.68	2.16	99.86	15.44	15.54	0.99
141312-28	AWP22-028	2.60	0.06	15.04	1.50	36.51	1.25	1.92	55.19	23.80	3.55	68.86	2.47	98.74	16.05	16.17	0.99
141312-29	AWP22-029	3.05	0.09	6.29	1.75	40.34	3.55	5.39	53.49	9.96	4.13	76.08	7.03	97.29	16.43	16.49	1.00
141312-30	AWP22-030	3.10	0.11	10.44	1.80	37.81	2.66	3.95	54.06	16.53	4.25	71.31	5.25	97.46	16.23	16.26	1.00
141312-31	AWP22-031	2.71	0.24	2.71	1.55	39.09	6.89	10.41	49.25	4.28	3.66	73.72	13.64	95.54	16.49	16.42	1.00
141312-31dup	AWP22-031	2.72	0.24	2.69	1.54	38.91	6.70	10.22	49.03	4.25	3.63	73.39	13.25	94.76	16.38	16.28	1.01
141312-32	AWP22-032	2.38	0.05	2.21	1.35	46.94	1.48	2.18	57.70	3.50	3.18	88.52	2.93	98.18	16.82	16.81	1.00
141312-33	AWP22-033	4.00	0.06	19.22	2.59	31.19	0.62	0.92	54.78	30.42	6.11	58.81	1.23	96.64	15.68	15.65	1.00
141312-34	AWP22-034	2.96	0.08	6.71	1.75	43.29	1.06	1.54	57.21	10.62	4.12	81.64	2.10	98.57	16.52	16.64	0.99
141312-35	AWP22-035	4.41	0.15	8.96	2.74	37.68	2.05	3.02	54.92	14.19	6.47	71.06	4.05	95.92	16.24	16.15	1.01
141312-36	AWP22-036	0.97	7.84	6.21	0.49	40.67	1.79	2.61	52.03	9.83	1.15	76.71	3.54	99.07	15.33	15.32	1.00
141312-37	AWP22-037	0.89	6.23	11.62	0.46	38.89	0.78	1.14	53.29	18.40	1.09	73.35	1.54	100.61	15.32	15.52	0.99
141312-38	AWP22-038	1.14	9.50	13.33	0.61	34.31	1.35	1.95	50.14	21.10	1.44	64.71	2.68	99.43	14.63	14.69	1.00
141312-39	AWP22-039	0.61	5.25	12.98	0.31	37.06	1.60	2.32	52.44	20.54	0.74	69.88	3.17	99.58	15.37	15.44	1.00
141312-40	AWP22-040	0.11	0.25	2.52	0.04	48.19	2.22	3.22	56.86	3.99	0.09	90.88	4.40	99.61	16.84	16.90	1.00
141312-41	AWP22-041	0.10	0.06	1.32	0.03	50.50	1.26	1.86	58.60	2.10	0.07	95.24	2.49	99.95	16.99	17.04	1.00
141312-41dup	AWP22-041	0.08	0.06	1.33	0.03	50.70	1.23	1.82	58.14	2.11	0.06	95.61	2.44	100.28	16.85	17.10	0.99
141312-42	AWP22-042	0.06	0.01	1.61	0.02	50.30	1.31	1.95	58.42	2.54	0.04	94.85	2.60	100.05	16.97	17.05	1.00
141312-43	AWP22-043	0.05	0.03	0.47	0.02	51.13	1.54	2.26	58.23	0.74	0.04	96.42	3.05	100.28	16.99	17.16	0.99
141312-44	AWP22-044	0.14	0.03	12.73	0.05	40.83	0.83	1.18	56.70	20.16	0.13	77.00	1.64	98.95	16.29	16.20	1.01
141312-45	AWP22-045	1.18	21.86	0.50	0.59	37.13	2.50	3.62	43.74	0.79	1.39	70.02	4.95	99.01	13.24	13.27	1.00
141312-46	AWP22-046	1.81	25.08	0.67	0.91	37.24	0.60	0.61	44.60	1.05	2.14	70.22	1.18	99.68	12.73	12.82	0.99
141312-47	AWP22-047	2.62	34.13	0.75	1.29	32.40	0.36	0.20	39.50	1.19	3.06	61.10	0.72	100.20	11.19	11.39	0.98
141312-48	AWP22-048	2.53	34.48	0.59	1.36	31.92	0.38	0.16	39.29	0.94	3.18	60.20	0.75	99.55	11.12	11.23	0.99
141312-49	AWP22-049	1.31	21.81	0.47	0.65	39.33	0.95	1.18	46.04	0.75	1.54	74.18	1.87	100.15	13.28	13.45	0.99
141312-50	AWP22-050	2.87	42.08	1.06	1.46	26.82	0.70	0.64	34.18	1.68	3.45	50.58	1.39	99.18	9.80	9.85	0.99
141312-51	AWP22-005A	0.15	0.33	60.88	0.10	1.49	0.04	0.03	47.61	96.36	0.24	2.82	0.07	99.82	13.44	13.47	1.00
141312-51dup	AWP22-005A	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins	ins
141312-52	AWP22-015A	1.97	0.71	20.64	1.08	33.48	0.13	0.15	55.54	32.67	2.55	63.15	0.25	99.32	15.71	15.77	1.00
141312-53	AWP22-025A	*ins	0.53	60.69	0.11	1.65	0.03	0.02	47.59	96.07	0.26	3.11	0.06	100.03	13.43	13.48	1.00
141312-54	AWP22-035A	1.92	0.80	21.11	1.11	32.79	0.14	0.15	55.36	33.42	2.61	61.84	0.28	98.95	15.65	15.66	1.00
141312-55	AWP22-045A	0.18	0.30	60.57	0.11	1.67	0.03	0.01	47.69	95.87	0.27	3.15	0.06	99.65	13.45	13.47	1.00
141511-01	SQ-01	14.86	0.21	19.39	10.10	20.26	0.07	0.06	54.47	30.69	23.85	38.21	0.15	93.10	15.38	15.69	0.98

America West Potash Huffman Lab No. 141312 June 4 , 2012 Pat Avery Page 2 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H 2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble anion/cation moisture DI H2O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105oC insolubles Mg as MgO Ca as CaO chloride K as KCl Na as NaCl plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram K as K2O Na as Na2O S as SO3 Mg as MgCl2 Ca as CaCl2 Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 141511-02 SQ-02 3.01 2.91 41.49 1.78 14.05 0.07 -0.03 49.99 65.67 4.20 26.50 0.13 99.42 14.09 14.25 0.99 141511-03 SQ-03 0.14 1.65 0.53 0.06 51.93 0.10 0.04 59.22 0.84 0.15 97.93 0.20 100.77 16.71 16.94 0.99 141511-04 SQ-04 1.26 47.56 2.82 0.49 22.34 2.31 0.20 31.28 4.46 1.17 42.14 4.57 99.90 8.87 8.88 1.00 * insufficient sample for moisture by LOD on sample Huffman sample 141312-53 (AWP22-25A) data calculated to GMF basis with assumed valued of 0.00% moisture (GMF values are actually ARG) ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90 oC as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105 oC. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105 oC in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 oC. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 oC, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles 2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram 3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram 4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 141312 June 4 , 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H 2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble anion/cation moisture DI H2O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105oC insolubles Mg as MgO Ca as CaO chloride K as KCl Na as NaCl plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram K as K2O Na as Na2O S as SO3 Mg as MgCl2 Ca as CaCl2 Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 145912-01 AWP23-001 0.49 14.45 0.39 0.29 44.52 0.25 0.32 51.58 0.61 0.69 83.96 0.50 100.21 14.63 14.68 1.00 145912-01dup AWP23-001 0.51 14.47 0.39 0.29 43.97 0.25 0.31 51.28 0.62 0.68 82.92 0.49 99.17 14.54 14.50 1.00 145912-02 AWP23-002 0.46 16.43 0.48 0.33 43.06 0.23 0.31 50.30 0.75 0.79 81.21 0.46 99.63 14.26 14.24 1.00 145912-03 AWP23-003 0.40 15.40 0.70 0.28 40.54 2.07 3.00 48.26 1.10 0.66 76.45 4.11 97.72 14.36 14.11 1.02 145912-04 AWP23-004 0.07 1.27 0.29 0.05 47.67 2.59 3.94 55.62 0.46 0.11 89.90 5.12 96.86 16.67 16.39 1.02 145912-05 AWP23-005 0.05 0.39 0.25 0.02 46.12 4.28 6.42 53.77 0.39 0.05 86.98 8.47 96.27 16.77 16.47 1.02 145912-06 AWP23-006 0.00 0.03 9.61 0.01 42.83 0.49 0.78 57.57 15.21 0.01 80.76 0.97 97.00 16.43 16.04 1.02 145912-07 AWP23-007 0.02 0.02 13.49 0.01 41.41 0.29 0.46 57.44 21.35 0.01 78.10 0.57 100.05 16.32 16.33 1.00 145912-08 AWP23-008 0.02 0.04 10.38 0.01 40.31 2.76 4.15 54.10 16.42 0.01 76.03 5.47 97.97 16.30 16.20 1.01 145912-09 AWP23-009 0.05 0.02 6.86 0.01 43.79 2.64 3.97 55.27 10.86 0.01 82.58 5.23 98.71 16.58 16.53 1.00 145912-10 AWP23-010 0.04 7.89 1.23 0.01 34.55 9.99 14.92 39.81 1.94 0.02 65.17 19.77 94.78 14.96 14.98 1.00 145912-11 AWP23-011 0.05 1.18 7.34 0.02 35.46 8.18 12.15 45.72 11.62 0.05 66.88 16.18 95.90 15.93 15.93 1.00 145912-11dup AWP23-011 0.06 1.38 7.29 0.02 35.21 8.20 12.05 45.42 11.53 0.05 66.40 16.23 95.59 15.82 15.84 1.00 145912-12 AWP23-012 0.00 0.02 36.24 0.00 21.41 0.80 1.17 51.81 57.36 0.01 40.37 1.59 99.34 14.91 14.89 1.00 145912-13 AWP23-013 0.03 0.02 24.53 0.00 31.87 0.36 0.58 54.95 38.83 0.01 60.10 0.71 99.66 15.64 15.62 1.00 145912-14 AWP23-014 0.00 0.06 7.82 0.01 46.04 0.37 0.61 58.28 12.37 0.02 86.82 0.73 100.00 16.59 16.65 1.00 145912-15 AWP23-015 0.04 0.05 15.09 0.01 39.07 0.70 1.10 56.34 23.88 0.02 73.68 1.39 99.02 16.17 16.07 1.01 145912-16 AWP23-016 0.25 5.96 9.95 0.10 40.69 0.45 0.68 54.31 15.75 0.23 76.74 0.88 99.57 15.49 15.45 1.00 145912-17 AWP23-017 0.19 5.57 2.08 0.11 48.28 0.50 0.73 56.23 3.30 0.26 91.05 0.99 101.17 16.04 16.25 0.99 145912-18 AWP23-018 0.09 1.86 3.02 0.05 49.68 0.48 0.71 58.30 4.77 0.12 93.70 0.94 101.39 16.62 16.87 0.99 145912-19 AWP23-019 0.12 3.49 12.02 0.07 39.86 0.81 1.14 54.93 19.03 0.16 75.17 1.60 99.45 15.78 15.74 1.00 145912-20 AWP23-020 0.18 7.22 10.58 0.10 39.46 0.68 0.95 53.08 16.74 0.23 74.42 1.36 99.96 15.21 15.27 1.00 145912-21 AWP23-021 0.04 0.38 1.20 0.02 49.24 1.98 2.87 57.21 1.91 0.05 92.86 3.92 99.11 16.85 16.86 1.00 145912-21dup AWP23-021 0.05 0.37 1.19 0.02 49.14 1.99 2.95 57.01 1.89 0.05 92.67 3.94 98.92 16.82 16.83 1.00 145912-22 AWP23-022 0.05 0.20 1.46 0.02 48.22 2.34 3.49 56.70 2.31 0.04 90.94 4.63 98.12 16.87 16.71 1.01 145912-23 AWP23-023 0.04 0.03 0.31 0.01 48.51 3.23 4.79 55.63 0.48 0.02 91.48 6.39 98.40 16.89 16.87 1.00 145912-24 AWP23-024 0.01 2.56 0.18 0.01 46.27 3.83 5.76 53.03 0.28 0.03 87.27 7.57 97.72 16.40 16.34 1.00 145912-25 AWP23-005A 2.08 0.83 19.52 1.17 33.62 0.15 0.19 55.36 30.90 2.77 63.40 0.29 98.19 15.66 15.63 1.00 145912-26 AWP23-015A 0.15 0.32 59.73 0.11 1.65 0.03 0.10 47.53 94.54 0.25 3.11 0.07 98.28 13.43 13.28 1.01 141511-01 SQ -01 14.78 0.24 19.01 9.78 20.02 0.08 0.14 54.35 30.09 23.11 37.75 0.15 91.34 15.36 15.38 1.00 141511-02 SQ -02 2.98 2.76 40.92 1.73 13.93 0.07 0.02 49.69 64.78 4.09 26.27 0.13 98.04 14.02 14.07 1.00 141511-03 SQ -03 0.12 1.65 0.53 0.06 51.75 0.10 0.06 59.39 0.83 0.14 97.59 0.20 100.42 16.77 16.88 0.99 141511-04 SQ -04 1.30 48.20 2.84 0.48 22.40 2.30 0.25 31.27 4.49 1.14 42.24 4.55 100.62 8.88 8.89 1.00 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90 C as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105 C. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105 C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 C. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles 2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram 3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram 4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash

Pat Avery

Huffman Lab No. 141012
June 4, 2012
Page 1 of 2

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105°C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio
141012-01	AWP25-001	1.31	29.11	0.45	0.62	35.19	0.77	1.00	42.19	0.71	1.48	66.36	1.52	99.18	12.15	12.04	1.01
141012-01dup	AWP25-001	1.32	29.16	0.41	0.63	35.18	0.78	0.98	41.98	0.65	1.48	66.35	1.55	99.20	12.08	12.03	1.00
141012-02	AWP25-002	0.69	13.81	0.30	0.35	44.70	0.22	0.25	52.05	0.47	0.83	84.29	0.43	99.84	14.74	14.74	1.00
141012-03	AWP25-003	0.82	16.44	0.36	0.42	43.35	0.08	0.02	50.77	0.57	0.98	81.76	0.16	99.91	14.32	14.30	1.00
141012-04	AWP25-004	0.50	9.85	0.39	0.27	47.01	0.05	0.04	54.64	0.61	0.63	88.65	0.09	99.84	15.42	15.40	1.00
141012-05	AWP25-005	1.06	29.15	0.52	0.64	35.35	0.67	0.84	42.23	0.82	1.51	66.67	1.33	99.48	12.12	12.07	1.00
141012-06	AWP25-006	0.77	19.95	0.39	0.43	40.58	0.71	0.97	47.72	0.61	1.01	76.54	1.41	99.52	13.70	13.64	1.00
141012-07	AWP25-007	0.65	15.33	0.30	0.33	43.96	0.10	0.08	51.37	0.47	0.79	82.91	0.20	99.70	14.51	14.45	1.00
141012-08	AWP25-008	1.61	43.22	0.89	0.89	27.40	0.61	0.61	33.86	1.40	2.10	51.68	1.20	99.60	9.70	9.69	1.00
141012-09	AWP25-009	0.75	17.58	0.44	0.37	42.48	0.24	0.26	49.84	0.70	0.88	80.11	0.48	99.77	14.12	14.07	1.00
141012-10	AWP25-010	0.31	5.50	0.23	0.14	49.67	0.03	0.02	57.54	0.37	0.34	93.68	0.06	99.94	16.23	16.16	1.00
141012-11	AWP25-011	0.14	2.18	0.26	0.06	51.27	0.01	0.03	59.34	0.41	0.15	96.69	0.02	99.44	16.75	16.63	1.01
141012-11dup	AWP25-011	0.15	2.11	0.26	0.06	51.90	0.01	0.04	59.28	0.42	0.15	97.87	0.01	100.56	16.73	16.84	0.99
141012-12	AWP25-012	0.46	8.26	0.38	0.21	48.06	0.24	0.30	55.30	0.59	0.50	90.64	0.47	100.46	15.67	15.78	0.99
141012-13	AWP25-013	0.60	10.82	0.39	0.29	46.53	0.17	0.17	54.04	0.62	0.69	87.75	0.33	100.21	15.28	15.30	1.00
141012-14	AWP25-014	0.36	7.02	0.26	0.16	49.01	0.19	0.26	56.56	0.41	0.37	92.43	0.37	100.61	16.02	16.02	1.00
141012-15	AWP25-015	0.09	1.21	0.26	0.03	52.06	0.10	0.13	59.85	0.40	0.08	98.18	0.20	100.07	16.91	16.91	1.00
141012-16	AWP25-016	1.07	24.78	0.54	0.59	37.38	0.90	1.16	44.61	0.85	1.40	70.49	1.77	99.31	12.87	12.79	1.01
141012-17	AWP25-017	2.57	50.85	0.66	1.26	22.36	1.10	1.25	28.67	1.04	2.98	42.16	2.17	99.20	8.40	8.37	1.00
141012-18	AWP25-018	1.58	28.32	0.76	0.90	34.90	0.82	0.96	42.60	1.20	2.13	65.82	1.61	99.08	12.26	12.16	1.01
141012-19	AWP25-019	0.77	12.27	0.40	0.37	44.73	0.61	0.75	52.68	0.63	0.87	84.35	1.20	99.31	15.05	14.92	1.01
141012-20	AWP25-020	0.43	7.13	0.28	0.21	45.40	2.49	3.63	52.71	0.44	0.50	85.63	4.92	98.61	15.77	15.70	1.00
141012-21	AWP25-021	0.09	0.52	0.20	0.03	50.66	1.10	1.63	58.63	0.31	0.08	95.55	2.18	98.64	16.94	16.80	1.01
141012-21dup	AWP25-021	0.09	0.53	0.18	0.03	50.98	1.11	1.62	58.30	0.28	0.08	96.15	2.19	99.23	16.85	16.90	1.00
141012-22	AWP25-022	7.28	0.27	0.21	0.01	56.35	0.44	0.69	64.48	0.34	0.03	106.27	0.88	107.79	18.36	18.39	1.00
141012-23	AWP25-023	0.14	2.69	0.23	0.06	50.95	0.15	0.20	58.70	0.37	0.15	96.09	0.30	99.60	16.61	16.58	1.00
141012-24	AWP25-024	0.07	0.47	0.17	0.03	51.94	0.50	0.72	59.55	0.28	0.06	97.95	0.98	99.73	16.98	16.99	1.00
141012-25	AWP25-025	0.13	1.16	0.20	0.05	50.54	1.06	1.55	58.17	0.32	0.13	95.31	2.09	99.01	16.79	16.75	1.00
141012-26	AWP25-026	0.01	0.04	0.22	0.00	52.32	0.52	0.76	59.92	0.35	0.01	98.66	1.03	100.10	17.09	17.12	1.00
141012-27	AWP25-027	0.01	0.08	0.19	0.00	51.74	1.19	1.76	58.92	0.30	0.00	97.57	2.35	100.31	17.06	17.16	0.99
141012-28	AWP25-028	0.01	0.17	0.23	0.01	50.85	1.87	2.74	57.79	0.36	0.02	95.90	3.71	100.16	16.99	17.13	0.99
141012-29	AWP25-029	0.04	1.05	0.17	0.01	37.53	9.73	14.51	42.73	0.26	0.02	70.79	19.26	91.38	15.68	15.62	1.00
141012-30	AWP25-030	0.00	0.09	0.25	0.00	51.86	1.11	1.64	39.39	0.40	0.00	97.81	2.20	100.50	11.52	17.19	0.67
141012-31	AWP25-031	0.01	0.05	0.44	0.00	52.30	0.46	0.68	60.01	0.69	0.00	98.62	0.91	100.28	17.10	17.13	1.00
141012-31dup	AWP25-031	0.01	0.05	0.43	0.00	52.18	0.45	0.67	59.68	0.68	0.00	98.41	0.89	100.04	17.00	17.09	0.99
141012-32	AWP25-032	0.03	0.09	1.51	0.01	51.32	0.09	0.15	60.24	2.38	0.01	96.78	0.18	99.45	17.03	16.91	1.01
141012-33	AWP25-033	0.02	0.16	0.58	0.01	51.76	0.26	0.41	60.11	0.91	0.02	97.61	0.52	99.22	17.06	16.92	1.01
141012-34	AWP25-034	1.06	22.29	0.82	0.56	35.98	2.82	4.02	43.14	1.30	1.32	67.86	5.59	98.36	13.17	13.07	1.01
141012-35	AWP25-035	0.33	5.72	0.29	0.17	48.95	0.17	0.23	57.01	0.46	0.39	92.32	0.33	99.22	16.14	16.00	1.01
141012-36	AWP25-036	0.28	4.68	0.29	0.14	49.91	0.03	0.04	57.89	0.46	0.34	94.13	0.06	99.67	16.34	16.25	1.01
141012-37	AWP25-037	0.29	5.19	0.28	0.15	49.48	0.13	0.12	57.55	0.45	0.34	93.32	0.25	99.55	16.26	16.14	1.01
141012-38	AWP25-038	0.15	2.95	0.33	0.06	50.74	0.09	0.13	58.83	0.53	0.15	95.69	0.17	99.49	16.63	16.51	1.01
141012-39	AWP25-039	0.85	27.81	0.67	0.43	29.20	5.95	8.96	34.75	1.06	1.03	55.06	11.78	96.75	12.04	11.90	1.01
141012-40	AWP25-040	0.05	0.67	0.23	0.02	48.17	3.15	4.79	55.42	0.36	0.05	90.85	6.24	98.17	16.83	16.73	1.01
141012-41	AWP25-041	0.04	0.53	0.29	0.02	50.36	1.62	2.39	57.97	0.46	0.04	94.98	3.21	99.23	16.95	16.90	1.00
141012-41dup	AWP25-041	0.04	0.51	0.30	0.02	50.18	1.65	2.42	57.72	0.47	0.04	94.64	3.26	98.92	16.88	16.85	1.00
141012-42	AWP25-042	0.03	0.06	0.25	0.01	50.19	1.86	2.66	58.03	0.40	0.02	94.64	3.68	98.80	17.03	16.91	1.01
141012-43	AWP25-043	0.04	0.09	0.23	0.01	47.16	4.15	6.19	54.50	0.36	0.02	88.93	8.22	97.61	16.92	16.75	1.01
141012-44	AWP25-044	0.07	1.11	0.21	0.03	41.20	8.03	12.03	47.65	0.33	0.06	77.71	15.89	95.10	16.45	16.22	1.01
141012-45	AWP25-005A	2.05	0.98	19.54	1.18	33.14	0.15	0.19	55.40	30.93	2.78	62.50	0.29	97.48	15.67	15.48	1.01
141012-46	AWP25-015A	0.10	0.33	60.05	0.10	1.66	0.03	0.04	47.67	95.05	0.24	3.13	0.06	98.82	13.46	13.35	1.01
141012-47	AWP25-025A	*ns	0.69	20.25	1.04	31.99	0.13	0.12	54.58	32.06	2.46	60.33	0.25	95.79	15.42	15.18	1.02
141012-48	AWP25-035A	0.13	0.29	59.86	0.10	1.60	0.03	0.07	47.78	94.75	0.24	3.02	0.06	98.36	13.49	13.29	1.02
141511-01	SQ-01	14.74	0.21	19.13	9.87	19.91	0.08	0.08	54.33	30.28	23.32	37.55	0.16	91.51	15.34	15.41	1.00
141511-02	SQ-02	3.01	2.79	40.50	1.72	13.78	0.07	0.03	50.04	64.10	4.07	25.99	0.14	97.10	14.12	13.93	1.01
141511-03	SQ-03	0.09	1.60	0.54	0.06	50.95	0.11	0.07	59.63	0.85	0.14	96.09	0.21	98.89	16.84	16.62	1.01
141511-04	SQ-04	1.25	47.67	2.83	0.48	22.16	2.26	0.26	31.25	4.48	1.13	41.80	4.47	99.55	8.88	8.80	1.01

* insufficient sample for moisture by LOD on sample Huffman sample 141012-47 (AWP25-025A)
data calculated to GMF basis with assumed value of 0.00% moisture (GMF values are actually ARG)

Huffman Lab No. 141012
June 4 , 2012
Page 2 of 2

America West Potash
Pat Avery

ANALYSIS BASIS →		ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG	ARG
REPORTING BASIS →		ARG	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF	GMF
				H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	H2O soluble	H2O soluble	H2O soluble	H2O soluble	H_2O soluble	H_2O soluble	H_2O soluble	anion/cation
		moisture	DI H_2O	equivalent	equivalent	equivalent	equivalent	equivalent	measured	equivalent	equivalent	equivalent	equivalent	equiv chlorides	measured	measured	measured
Huffman	Client	LOD 105 °C	insolubles	K as K_2O	Mg as MgO	Na as Na_2O	Ca as CaO	S as SO_3	chloride	K as KCl	Mg as $MgCl_2$	Na as NaCl	Ca as $CaCl_2$	plus insolubles	chloride+sulfate	K+Mg+Na+Ca	meq/gram
Sample No.	Sample No.	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	% w/w	sum % w/w	meq/gram	meq/gram	ratio

ANALYSIS AND REPORTING BASIS

ARG = As received, pre-dried at 90 °C as needed for grinding, then ground sample basis.

GMF = ARG sample basis calculated to dried, moisture free at 105 °C.

As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses.

Aliquots of the ground samples were dried overnight at 105 °C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 °C.

Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 °C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water).

Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts.

In addition, the following calculated values are also reported.

1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles
2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram
3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram
4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 146012 June 6 , 2012 Pat Avery Page 1 of 1 ANALYSIS BASIS _ ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS _ ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H 2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2O soluble anion/cation moisture DI H2O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105oC insolubles Mg as MgO Ca as CaO chloride K as KCl Na as NaCl plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram K as K2O Na as Na2O S as SO3 Mg as MgCl2 Ca as CaCl2 Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 146012-01 AWP27-001 0.75 13.29 0.40 0.43 44.22 0.82 1.19 51.35 0.63 1.02 83.40 1.62 99.97 14.78 14.86 0.99 146012-01dup AWP27-001 0.76 13.30 0.39 0.43 44.33 0.82 1.18 51.17 0.61 1.02 83.60 1.62 100.14 14.73 14.89 0.99 146012-02 AWP27-002 0.35 6.52 0.43 0.21 46.01 2.20 3.25 53.35 0.69 0.51 86.77 4.36 98.85 15.86 15.83 1.00 146012-03 AWP27-003 0.16 1.19 0.29 0.08 48.17 2.68 4.05 55.65 0.47 0.18 90.85 5.30 97.99 16.71 16.60 1.01 146012-04 AWP27-004 0.05 0.39 0.28 0.04 49.96 1.66 2.42 57.71 0.44 0.09 94.21 3.29 98.42 16.88 16.79 1.01 146012-05 AWP27-005 0.08 0.49 0.25 0.04 49.87 1.87 2.75 57.50 0.39 0.09 94.06 3.70 98.72 16.91 16.83 1.00 146012-06 AWP27-006 0.00 0.15 0.21 0.02 49.69 2.05 3.03 57.40 0.33 0.04 93.71 4.06 98.31 16.95 16.82 1.01 146012-07 AWP27-007 0.29 3.19 0.33 0.16 48.47 1.41 2.08 56.42 0.52 0.37 91.42 2.78 98.27 16.43 16.29 1.01 146012-08 AWP27-008 0.13 0.57 0.25 0.06 49.19 1.82 2.72 57.31 0.40 0.14 92.77 3.59 97.48 16.84 16.61 1.01 146012-09 AWP27-009 0.00 0.10 12.61 0.01 37.95 2.98 4.49 53.44 19.96 0.03 71.58 5.89 97.55 16.20 15.99 1.01 146012-10 AWP27-010 0.10 1.69 4.00 0.03 34.42 10.03 15.02 42.68 6.34 0.06 64.90 19.84 92.83 15.79 15.54 1.02 146012-11 AWP27-011 0.02 0.13 12.60 0.01 40.59 1.75 2.63 55.38 19.95 0.03 76.56 3.47 100.13 16.28 16.41 0.99 146012-11dup AWP27-011 0.02 0.13 12.38 0.01 40.09 1.77 2.62 55.05 19.59 0.03 75.61 3.51 98.86 16.18 16.20 1.00 146012-12 AWP27-012 0.03 0.23 6.45 0.02 43.03 3.37 5.06 54.05 10.22 0.04 81.15 6.66 98.30 16.51 16.47 1.00 146012-13 AWP27-013 0.06 0.26 0.91 0.03 46.40 4.25 6.41 53.83 1.45 0.06 87.51 8.42 97.69 16.79 16.70 1.01 146012-14 AWP27-014 0.14 1.65 0.50 0.07 51.09 0.39 0.60 58.94 0.79 0.16 96.36 0.77 99.73 16.77 16.77 1.00 146012-15 AWP27-015 0.23 3.50 7.07 0.12 44.64 0.40 0.62 56.40 11.19 0.28 84.19 0.78 99.94 16.06 16.11 1.00 146012-16 AWP27-016 0.18 2.56 8.27 0.09 43.59 0.63 0.95 56.20 13.09 0.20 82.20 1.24 99.29 16.09 16.09 1.00 146012-17 AWP27-017 0.82 23.77 8.26 0.40 25.87 4.87 7.24 36.84 13.08 0.95 48.79 9.63 96.22 12.20 12.04 1.01 146012-18 AWP27-018 0.30 6.68 18.28 0.15 31.73 1.34 2.03 50.68 28.94 0.35 59.83 2.65 98.45 14.80 14.67 1.01 146012-19 AWP27-019 0.19 2.69 9.06 0.10 41.62 1.42 2.17 55.04 14.34 0.23 78.49 2.82 98.57 16.07 15.91 1.01 146012-20 AWP27-020 0.28 8.14 1.81 0.14 43.34 2.64 3.94 51.40 2.87 0.34 81.73 5.23 98.30 15.48 15.38 1.01 146012-21 AWP27-021 0.05 0.43 0.44 0.03 48.84 3.09 4.68 55.75 0.70 0.07 92.10 6.11 99.41 16.89 16.97 1.00 146012-21dup AWP27-021 0.06 0.42 0.43 0.03 48.48 3.06 4.63 55.38 0.69 0.07 91.43 6.06 98.67 16.78 16.84 1.00 146012-22 AWP27-022 0.01 0.57 0.38 0.02 48.98 2.67 3.92 56.24 0.60 0.06 92.38 5.28 98.88 16.84 16.85 1.00 146012-23 AWP27-023 0.04 0.23 0.43 0.02 51.04 1.70 2.55 58.02 0.68 0.06 96.26 3.36 100.59 17.00 17.18 0.99 146012-24 AWP27-024 0.03 0.08 0.29 0.02 50.00 2.52 3.79 56.89 0.46 0.04 94.29 5.00 99.87 17.00 17.11 0.99 146012-25 AWP27-025 0.00 0.07 0.24 0.02 50.79 1.84 2.79 57.77 0.38 0.04 95.78 3.63 99.91 16.99 17.10 0.99 146012-26 AWP27-026 0.06 1.16 0.42 0.03 46.77 4.22 6.36 53.38 0.67 0.07 88.19 8.35 98.45 16.64 16.70 1.00 146012-27 AWP27-005A 0.12 0.28 60.72 0.10 1.56 0.04 0.08 47.56 96.11 0.24 2.95 0.08 99.67 13.44 13.46 1.00 146012-28 AWP27-015A 2.08 0.74 19.79 1.17 33.89 0.14 0.17 55.50 31.33 2.77 63.91 0.28 99.04 15.70 15.77 1.00 146012-29 AWP27-025A 0.14 0.27 60.74 0.11 1.64 0.03 0.05 47.68 96.15 0.26 3.09 0.06 99.82 13.46 13.49 1.00 141511-01 SQ -01 14.78 0.24 19.01 9.78 20.02 0.08 0.14 54.35 30.09 23.11 37.75 0.15 91.34 15.36 15.38 1.00 141511-02 SQ -02 2.98 2.76 40.92 1.73 13.93 0.07 0.02 49.69 64.78 4.09 26.27 0.13 98.04 14.02 14.07 1.00 141511-03 SQ -03 0.12 1.65 0.53 0.06 51.75 0.10 0.06 59.39 0.83 0.14 97.59 0.20 100.42 16.77 16.88 0.99 141511-04 SQ -04 1.30 48.20 2.84 0.48 22.40 2.30 0.25 31.27 4.49 1.14 42.24 4.55 100.62 8.88 8.89 1.00 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90 C as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105 C. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105 C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 C. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles 2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram 3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram 4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

America West Potash Huffman Lab No. 146112 June 1 , 2012 Pat Avery Page 1 of 2 ANALYSIS BASIS ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2 O soluble H2 O soluble H2 O soluble anion/cation moisture DI H2 O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105(o) C insolubles K as K2 O Mg as MgO Na as Na2 O Ca as CaO S as SO3 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 146112-01 KG2-021 2.04 6.92 3.58 1.11 44.90 0.11 0.27 55.38 5.67 2.63 84.68 0.22 100.13 15.69 15.84 0.99 146112-01dup KG2-021 2.04 6.94 3.55 1.11 44.84 0.11 0.27 55.32 5.62 2.61 84.55 0.22 99.95 15.67 15.81 0.99 146112-02 KG2-022 3.72 13.37 10.31 2.09 33.59 0.61 0.93 49.44 16.32 4.94 63.35 1.20 99.18 14.18 14.28 0.99 146112-03 KG2-023 3.11 6.51 12.37 1.80 36.41 0.24 0.46 53.19 19.59 4.25 68.66 0.47 99.48 15.12 15.35 0.98 146112-04 KG2-024 1.51 3.79 34.67 0.85 20.26 0.54 0.88 50.40 54.88 2.00 38.22 1.06 99.94 14.44 14.51 0.99 146112-05 KG2-025 2.08 6.94 3.00 1.15 41.80 2.76 4.20 51.65 4.76 2.71 78.83 5.46 98.70 15.62 15.68 1.00 146112-06 KG2-026 1.76 0.14 3.96 1.03 45.98 1.49 2.30 57.07 6.26 2.43 86.71 2.94 98.49 16.67 16.72 1.00 146112-07 KG2-027 2.17 0.08 9.83 1.25 41.42 1.41 2.22 56.24 15.56 2.96 78.12 2.78 99.50 16.42 16.58 0.99 146112-08 KG2-028 1.85 0.08 5.54 1.12 45.58 1.15 1.83 57.39 8.77 2.64 85.95 2.27 99.71 16.65 16.85 0.99 146112-09 KG3-020 0.08 0.35 0.93 0.06 40.77 8.26 13.22 47.45 1.47 0.13 76.90 16.34 95.19 16.69 16.33 1.02 146112-10 KG3-021 0.08 0.39 1.21 0.04 51.57 0.48 0.78 59.32 1.92 0.11 97.26 0.95 100.62 16.93 17.09 0.99 146112-11 KG3-022 0.16 1.26 2.00 0.09 46.64 3.37 5.28 54.43 3.17 0.21 87.95 6.67 99.27 16.67 16.72 1.00 146112-11dup KG3-022 0.16 1.26 2.00 0.09 46.64 3.37 5.28 54.03 3.17 0.21 87.95 6.67 99.27 16.56 16.72 0.99 146112-12 KG3-023 0.04 0.18 7.64 0.04 45.34 1.57 2.48 56.66 12.09 0.08 85.51 3.10 100.96 16.60 16.83 0.99 146112-13 KG3-024 -0.01 0.07 8.14 0.01 46.05 0.99 1.56 57.48 12.89 0.03 86.84 1.96 101.79 16.60 16.95 0.98 146112-14 KG3-025 -0.03 0.08 14.08 0.02 40.88 0.20 0.36 57.45 22.28 0.04 77.09 0.40 99.89 16.29 16.26 1.00 146112-15 KG3-026 0.01 0.05 24.67 0.02 31.92 0.14 0.27 55.27 39.06 0.04 60.20 0.29 99.63 15.66 15.60 1.00 146112-16 KG3-027 0.00 0.07 16.43 0.02 38.75 0.11 0.20 57.05 26.00 0.04 73.08 0.21 99.40 16.14 16.04 1.01 146112-17 KG3-028 0.33 5.22 8.88 0.18 42.53 0.17 0.27 55.34 14.05 0.43 80.20 0.34 100.24 15.68 15.76 0.99 146112-18 KG4-019 0.20 2.07 9.33 0.12 40.69 1.91 2.82 53.85 14.77 0.29 76.73 3.78 97.63 15.89 15.85 1.00 146112-19 KG4-020 0.00 0.11 7.06 0.02 47.05 0.05 0.10 58.74 11.17 0.05 88.74 0.09 100.17 16.59 16.71 0.99 146112-20 KG4-021 0.00 0.10 5.32 0.01 48.24 0.20 0.33 59.12 8.42 0.02 90.98 0.40 99.93 16.76 16.77 1.00 146112-21 KG4-022 0.18 2.41 9.56 0.10 39.99 2.92 4.31 52.70 15.13 0.25 75.43 5.78 98.99 15.94 16.03 0.99 146112-21dup KG4-022 0.18 2.41 9.56 0.10 39.99 2.92 4.31 52.48 15.13 0.25 75.43 5.78 98.99 15.88 16.03 0.99 146112-22 KG4-023 0.02 0.11 9.73 0.03 43.17 1.74 2.61 55.66 15.41 0.08 81.42 3.44 100.45 16.35 16.63 0.98 146112-23 KG4-024 0.00 0.09 10.65 0.02 38.93 3.58 5.32 52.79 16.86 0.04 73.42 7.08 97.50 16.22 16.11 1.01 146112-24 KG4-025 0.05 1.39 9.03 0.05 34.66 6.62 9.76 46.89 14.29 0.11 65.36 13.10 94.25 15.66 15.48 1.01 146112-25 KG4-026 0.21 0.06 13.73 0.13 37.98 2.32 3.45 54.06 21.73 0.31 71.64 4.58 98.32 16.11 16.06 1.00 146112-26 KG4-027 0.95 0.13 18.71 0.56 31.61 3.12 4.64 51.62 29.61 1.32 59.61 6.18 96.84 15.72 15.56 1.01 146112-27 KG5-010 0.11 1.13 8.64 0.08 43.42 1.14 1.69 56.28 13.67 0.18 81.89 2.25 99.13 16.30 16.29 1.00 146112-28 KG5-011 -0.01 0.05 18.26 0.01 36.90 0.45 0.67 56.21 28.91 0.03 69.59 0.90 99.47 16.02 15.95 1.00 146112-29 KG5-012 -0.03 0.04 10.63 0.01 40.64 2.08 3.09 55.33 16.82 0.03 76.65 4.12 97.66 16.38 16.12 1.02 146112-30 KG5-013 -0.03 0.14 12.31 0.01 36.34 4.60 6.94 50.85 19.48 0.03 68.54 9.10 97.29 16.07 15.99 1.01 146112-31 KG5-014 0.01 65.67 0.30 0.01 3.51 9.13 13.48 4.36 0.47 0.02 6.61 18.08 90.85 4.60 4.46 1.03 146112-31dup KG5-014 0.01 65.67 0.30 0.01 3.51 9.13 13.48 4.33 0.47 0.02 6.61 18.08 90.85 4.59 4.46 1.03 146112-32 KG5-015 0.00 0.12 9.72 0.01 41.78 2.09 3.02 55.37 15.39 0.03 78.79 4.13 98.47 16.37 16.30 1.00 146112-33 KG5-016 -0.01 0.05 7.09 0.01 46.56 0.33 0.49 58.72 11.23 0.03 87.81 0.65 99.77 16.68 16.65 1.00 146112-34 KG5-017 0.00 0.03 9.22 0.02 43.97 0.60 0.89 57.89 14.59 0.06 82.92 1.18 98.77 16.55 16.37 1.01 146112-35 KG6-008 0.02 0.00 1.33 0.01 49.48 0.94 1.41 58.90 2.11 0.02 93.32 1.86 97.32 16.96 16.59 1.02 146112-36 KG6-009 0.02 4.84 1.56 0.01 37.06 7.56 11.26 44.61 2.46 0.03 69.90 14.97 92.19 15.40 14.99 1.03 146112-37 KG6-010 0.03 0.08 0.76 0.02 47.14 3.50 5.25 55.29 1.20 0.04 88.90 6.93 97.15 16.91 16.63 1.02 146112-38 KG6-011 0.01 0.02 19.96 0.01 32.97 1.30 1.92 54.42 31.59 0.03 62.19 2.57 96.39 15.83 15.35 1.03 146112-39 KG6-012 0.02 0.01 24.04 0.01 30.70 0.41 0.60 54.91 38.05 0.03 57.90 0.80 96.79 15.64 15.16 1.03 146112-40 KG6-013 0.01 0.02 14.05 0.01 36.40 2.59 3.88 53.75 22.25 0.03 68.64 5.12 96.06 16.13 15.66 1.03 146112-41 KG6-014 0.01 0.01 5.19 0.01 44.13 1.96 2.96 56.77 8.21 0.02 83.23 3.89 95.36 16.75 16.05 1.04 146112-41dup KG6-014 0.01 0.01 5.19 0.01 44.13 1.96 2.96 56.26 8.21 0.02 83.23 3.89 95.36 16.61 16.05 1.03 146112-42 KG6-015 0.27 5.65 14.41 0.16 36.27 0.69 0.99 53.29 22.81 0.38 68.41 1.36 98.60 15.28 15.09 1.01 146112-43 KG9-013 0.11 0.54 3.61 0.03 47.80 1.81 2.82 56.90 5.72 0.07 90.14 3.58 100.05 16.76 16.85 0.99 146112-44 KG9-014 0.03 0.07 8.54 0.01 44.81 1.57 2.45 56.57 13.51 0.02 84.51 3.11 101.23 16.57 16.84 0.98 146112-45 KG9-015 0.05 0.34 3.15 0.01 50.79 0.13 0.20 59.68 4.98 0.04 95.78 0.26 101.39 16.88 17.11 0.99 146112-46 KG9-016 0.07 0.22 12.93 0.02 37.47 4.10 6.23 51.97 20.46 0.04 70.67 8.12 99.50 16.22 16.31 0.99 146112-47 KG9-017 0.09 6.22 7.43 0.02 28.67 11.55 17.95 37.72 11.76 0.04 54.08 22.87 94.95 15.12 14.96 1.01 146112-48 KG9-018 0.06 0.11 11.50 0.02 42.99 0.91 1.39 56.83 18.20 0.04 81.08 1.80 101.23 16.38 16.65 0.98 146112-49 KG9-019 0.06 0.25 22.22 0.02 33.38 1.06 1.64 54.30 35.17 0.05 62.96 2.09 100.52 15.73 15.88 0.99 146112-50 KG9-020 0.37 7.03 10.40 0.16 40.24 0.58 0.85 53.56 16.47 0.38 75.88 1.14 100.91 15.32 15.48 0.99 146112-51 KG12-007 0.02 0.16 12.82 0.01 40.55 1.47 2.11 55.80 20.29 0.02 76.47 2.91 99.84 16.26 16.33 1.00 146112-51dup KG12-007 0.02 0.16 12.82 0.01 40.55 1.47 2.11 55.49 20.29 0.02 76.47 2.91 99.84 16.18 16.33 0.99 146112-52 KG12-008 0.05 0.07 0.29 0.01 48.94 2.97 4.30 56.17 0.45 0.02 92.29 5.87 98.70 16.92 16.91 1.00 146112-53 KG12-009 0.57 29.64 0.26 0.01 19.70 11.84 17.48 22.48 0.41 0.03 37.15 23.44 90.66 10.71 10.64 1.01 146112-54 KG12-010 0.06 0.42 12.72 0.02 40.34 1.05 1.47 56.33 20.14 0.04 76.07 2.07 98.74 16.25 16.10 1.01 146112-55 KG12-011 0.64 11.08 2.93 0.29 43.67 0.55 0.75 52.71 4.64 0.70 82.35 1.09 99.86 15.05 15.06 1.00 146112-56 KG12-012 0.35 6.22 15.53 0.14 36.19 0.11 0.12 53.72 24.58 0.34 68.26 0.21 99.61 15.18 15.09 1.01 146112-57 KG12-013 0.18 2.59 2.90 0.06 49.05 0.09 0.09 58.41 4.60 0.15 92.50 0.17 100.02 16.50 16.51 1.00

America West Potash Huffman Lab No. 146112 June 1 , 2012 Pat Avery Page 2 of 2 ANALYSIS BASIS 3 ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG ARG REPORTING BASIS 3 ARG GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF GMF H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2 O soluble H2O soluble H2O soluble H2O soluble H2O soluble H2 O soluble H2 O soluble H2 O soluble anion/cation moisture DI H2 O equivalent equivalent equivalent equivalent equivalent measured equivalent equivalent equivalent equivalent equiv chlorides measured measured measured Huffman Client LOD 105(o) C insolubles K as K2 O Mg as MgO Na as Na2 O Ca as CaO S as SO3 chloride K as KCl Mg as MgCl2 Na as NaCl Ca as CaCl2 plus insolubles chloride+sulfate K+Mg+Na+Ca meq/gram Sample No. Sample No. % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w % w/w sum % w/w meq/gram meq/gram ratio 146112-58 KG12-014 0.16 3.26 22.24 0.06 31.85 0.04 0.04 54.07 35.20 0.13 60.07 0.08 98.74 15.26 15.04 1.01 141511-01 SQ-01 14.82 0.21 19.37 9.74 20.10 0.07 0.04 54.38 30.65 23.00 37.91 0.15 91.92 15.35 15.46 0.99 141511-02 SQ-02 3.07 2.85 40.71 1.70 13.78 0.06 -0.04 50.03 64.43 4.01 25.98 0.12 97.40 14.10 13.95 1.01 141511-03 SQ-03 0.15 1.55 0.47 0.06 51.41 0.09 -0.03 59.51 0.74 0.14 96.96 0.18 99.56 16.78 16.75 1.00 141511-04 SQ-04 1.48 48.18 2.90 0.46 22.59 2.32 0.16 31.40 4.59 1.10 42.60 4.59 101.06 8.90 8.96 0.99 ANALYSIS AND REPORTING BASIS ARG = As received, pre-dried at 90 (o) C as needed for grinding, then ground sample basis. GMF = ARG sample basis calculated to dried, moisture free at 105 (o) C. As received samples were pre-dried as needed, crushed, split, and ground to nominal -200 mesh prior to all other analyses. Aliquots of the ground samples were dried overnight at 105 (o) C in air for loss on drying (moisture) determination, except for control sample SQ-01 which was dried overnight at 130 (o) C. Total insolubles and soluble K, Mg, Na, Ca, S, and Cl were determined from DI water leach at 30 (o) C, with agitation for 1 hour, and nominal weight to volume ratio of 1:100 (nominal 1. gram of sample to 100. ml of water). Water soluble K, Mg, Na, Ca, and S are reported as the equivalent oxides, and water soluble K, Mg, Na, and Ca are also reported as the equivalent chloride salts. In addition, the following calculated values are also reported. 1. The sum of the calculated metals equivalent chloride salts plus the measured insolubles 2. Measured chloride and sulfur converted to milliequivalents per gram and summed as the measured anions in meq/gram 3. Measured metal oxides converted to milliequivalents per gram and summed as the measured cations in meq/gram 4. The anion/cation balance as calculated from measured anions and measured cations in 2. and 3. above

NR North Rim American West Potash, LLC Holbrook Basin project 2012 Potash Resource Assessment Appendix D Metallurgical Testing Summary AMERICAN WEST POTASH

Well ID	Sample Number	From (ft)	To (ft)	Thickness (ft)	Total interval (ft)	From (m)	To (m)	Thickness (m)	Total interval (m)
KG2	KG2-021	1249.92	1250.51	0.59	6.07	380.98	381.16	0.18	1.85
	KG2-022	1250.51	1251.13	0.62		381.16	381.35	0.19	
	KG2-023	1251.13	1252.08	0.95		381.35	381.64	0.29	
	KG2-024	1252.08	1252.81	0.72		381.64	381.86	0.22	
	KG2-025	1252.81	1253.50	0.69		381.86	382.07	0.21	
	KG2-026	1253.50	1254.45	0.95		382.07	382.36	0.29	
	KG2-027	1254.45	1255.17	0.72		382.36	382.58	0.22	
	KG2-028	1255.17	1255.99	0.82		382.58	382.83	0.25	
KG3	KG3-020	1274.92	1275.58	0.66	6.04	388.60	388.80	0.20	1.84
	KG3-021	1275.58	1276.43	0.85		388.80	389.06	0.26	
	KG3-022	1276.43	1277.25	0.82		389.06	389.31	0.25	
	KG3-023	1277.25	1277.64	0.39		389.31	389.43	0.12	
	KG3-024	1277.64	1278.63	0.98		389.43	389.73	0.30	
	KG3-025	1278.63	1279.41	0.79		389.73	389.97	0.24	
	KG3-026	1279.41	1279.68	0.26		389.97	390.05	0.08	
	KG3-027	1279.68	1280.00	0.33		390.05	390.15	0.10	
	KG3-028	1280.00	1280.96	0.95		390.15	390.44	0.29	
KG4	KG4-019	1361.63	1362.65	1.02	6.36	415.03	415.34	0.31	1.94
	KG4-020	1362.65	1363.47	0.82		415.34	415.59	0.25	
	KG4-021	1363.47	1364.45	0.98		415.59	415.89	0.30	
	KG4-022	1364.45	1364.98	0.52		415.89	416.05	0.16	
	KG4-023	1364.98	1365.96	0.98		416.05	416.35	0.30	
	KG4-024	1365.96	1366.72	0.75		416.35	416.58	0.23	
	KG4-025	1366.72	1367.14	0.43		416.58	416.71	0.13	
	KG4-026	1367.14	1367.57	0.43		416.71	416.84	0.13	
	KG4-027	1367.57	1368.00	0.43		416.84	416.97	0.13	
KG5	KG5-010	1428.17	1428.82	0.66	6.30	435.31	435.51	0.20	1.92
	KG5-011	1428.82	1429.71	0.89		435.51	435.78	0.27	
	KG5-012	1429.71	1430.72	1.02		435.78	436.09	0.31	
	KG5-013	1430.72	1431.81	1.08		436.09	436.42	0.33	
	KG5-014	1431.81	1431.94	0.13		436.42	436.46	0.04	
	KG5-015	1431.94	1432.92	0.98		436.46	436.76	0.30	
	KG5-016	1432.92	1433.41	0.49		436.76	436.91	0.15	
	KG5-017	1433.41	1434.46	1.05		436.91	437.23	0.32	
KG6	KG6-008	1458.32	1459.37	1.05	5.48	444.50	444.82	0.32	1.67
	KG6-009	1459.37	1460.48	1.12		444.82	445.16	0.34	
	KG6-010	1460.48	1460.94	0.46		445.16	445.30	0.14	
	KG6-011	1460.94	1461.33	0.39		445.30	445.42	0.12	
	KG6-012	1461.33	1461.83	0.49		445.42	445.57	0.15	
	KG6-013	1461.83	1462.55	0.72		445.57	445.79	0.22	
	KG6-014	1462.55	1463.07	0.52		445.79	445.95	0.16	
	KG6-015	1463.07	1463.79	0.72		445.95	446.17	0.22	
KG9	KG9-013	1637.94	1638.46	0.52	5.77	499.25	499.41	0.16	1.76
	KG9-014	1638.46	1639.19	0.72		499.41	499.63	0.22	
	KG9-015	1639.19	1639.42	0.23		499.63	499.70	0.07	
	KG9-016	1639.42	1640.43	1.02		499.70	500.01	0.31	
	KG9-017	1640.43	1641.06	0.62		500.01	500.20	0.19	
	KG9-018	1641.06	1641.91	0.85		500.20	500.46	0.26	
	KG9-019	1641.91	1642.76	0.85		500.46	500.72	0.26	
	KG9-020	1642.76	1643.71	0.95		500.72	501.01	0.29	
KG12	KG12-007	1774.85	1775.90	1.05	6.07	540.98	541.30	0.32	1.85
	KG12-008	1775.90	1776.65	0.75		541.30	541.53	0.23	
	KG12-009	1776.65	1777.01	0.36		541.53	541.64	0.11	
	KG12-010	1777.01	1777.93	0.92		541.64	541.92	0.28	
	KG12-011	1777.93	1778.82	0.89		541.92	542.19	0.27	
	KG12-012	1778.82	1779.74	0.92		542.19	542.47	0.28	
	KG12-013	1779.74	1780.39	0.66		542.47	542.67	0.20	
	KG12-014	1780.39	1780.92	0.52		542.67	542.83	0.16

Well ID	Sample Number	From (ft)	To (ft)	Thickness (ft)	Total interval (ft)	From (m)	To (m)	Thickness (m)	Total interval (m)
	AWP15-006	1334.04	1334.47	0.43		406.62	406.75	0.13	
	AWP15-007	1334.47	1334.92	0.46		406.75	406.89	0.14	
	AWP15-008	1334.92	1335.12	0.20		406.89	406.95	0.06	
	AWP15-009	1335.12	1335.81	0.69		406.95	407.16	0.21	
	AWP15-010	1335.81	1336.11	0.30		407.16	407.25	0.09	
AWP-15	AWP15-011	1336.11	1336.89	0.79	5.97	407.25	407.49	0.24	1.82
	AWP15-012	1336.89	1337.45	0.56		407.49	407.66	0.17	
	AWP15-013	1337.45	1337.81	0.36		407.66	407.77	0.11	
	AWP15-014	1337.81	1338.44	0.62		407.77	407.96	0.19	
	AWP15-015	1338.44	1339.12	0.69		407.96	408.17	0.21	
	AWP15-016	1339.12	1340.01	0.89		408.17	408.44	0.27	
	AWP17-026	1449.98	1450.51	0.52		441.96	442.12	0.16	
	AWP17-027	1450.51	1451.03	0.52		442.12	442.28	0.16	
	AWP17-028	1451.03	1451.62	0.59		442.28	442.46	0.18	
	AWP17-029	1451.62	1451.98	0.36		442.46	442.57	0.11	
AWP-17	AWP17-030	1451.98	1452.87	0.89	6.10	442.57	442.84	0.27	1.86
	AWP17-031	1452.87	1453.79	0.92		442.84	443.12	0.28	
	AWP17-032	1453.79	1454.35	0.56		443.12	443.29	0.17	
	AWP17-033	1454.35	1454.44	0.10		443.29	443.32	0.03	
	AWP17-034	1454.44	1455.20	0.75		443.32	443.55	0.23	
	AWP17-035	1455.20	1456.08	0.89		443.55	443.82	0.27	
	AWP18-36	1610.18	1610.74	0.56		490.79	490.96	0.17	
	AWP18-37	1610.74	1611.33	0.59		490.96	491.14	0.18	
	AWP18-38	1611.33	1611.89	0.56		491.14	491.31	0.17	
	AWP18-39	1611.89	1612.28	0.39		491.31	491.43	0.12	
AWP-18	AWP18-40	1612.28	1612.94	0.66	5.58	491.43	491.63	0.2	1.7
	AWP18-41	1612.94	1613.46	0.52		491.63	491.79	0.16	
	AWP18-42	1613.46	1614.12	0.66		491.79	491.99	0.2	
	AWP18-43	1614.12	1615.07	0.95		491.99	492.28	0.29	
	AWP18-44	1615.07	1615.76	0.69		492.28	492.49	0.21	
	AWP22-017	1466.48	1467.27	0.79		446.99	447.23	0.24	
	AWP22-018	1467.27	1467.73	0.46		447.23	447.37	0.14	
	AWP22-019	1467.73	1468.45	0.72		447.37	447.59	0.22	
	AWP22-020	1468.45	1468.72	0.26		447.59	447.67	0.08	
AWP-22	AWP22-021	1468.72	1469.01	0.30	5.51	447.67	447.76	0.09	1.68
	AWP22-022	1469.01	1469.70	0.69		447.76	447.97	0.21	
	AWP22-023	1469.70	1470.65	0.95		447.97	448.26	0.29	
	AWP22-024	1470.65	1471.31	0.66		448.26	448.46	0.2	
	AWP22-025	1471.31	1472.00	0.69		448.46	448.67	0.21	
	AWP23-006	1523.90	1524.49	0.59		464.49	464.67	0.18	
	AWP23-007	1524.49	1525.44	0.95		464.67	464.96	0.29	
	AWP23-008	1525.44	1525.83	0.39		464.96	465.08	0.12	
	AWP23-009	1525.83	1526.29	0.46		465.08	465.22	0.14	
	AWP23-010	1526.29	1526.65	0.36		465.22	465.33	0.11	
AWP-23	AWP23-011	1526.65	1526.88	0.23	5.71	465.33	465.4	0.07	1.74
	AWP23-012	1526.88	1527.34	0.46		465.4	465.54	0.14	
	AWP23-013	1527.34	1528.07	0.72		465.54	465.76	0.22	
	AWP23-014	1528.07	1528.49	0.43		465.76	465.89	0.13	
	AWP23-015	1528.49	1528.95	0.46		465.89	466.03	0.14	
	AWP23-016	1528.95	1529.61	0.66		466.03	466.23	0.2	
	AWP27-009	1482.59	1483.41	0.82		451.9	452.15	0.25	
	AWP27-010	1483.41	1484.00	0.59		452.15	452.33	0.18	
	AWP27-011	1484.00	1484.89	0.89		452.33	452.6	0.27	
	AWP27-012	1484.89	1485.42	0.52		452.6	452.76	0.16	
	AWP27-013	1485.42	1485.91	0.49		452.76	452.91	0.15	
AWP-27	AWP27-014	1485.91	1486.37	0.46	5.68	452.91	453.05	0.14	1.73
	AWP27-015	1486.37	1486.79	0.43		453.05	453.18	0.13	
	AWP27-016	1486.79	1487.22	0.43		453.18	453.31	0.13	
	AWP27-017	1487.22	1487.35	0.13		453.31	453.35	0.04	
	AWP27-018	1487.35	1487.94	0.59		453.35	453.53	0.18	
	AWP27-019	1487.94	1488.27	0.33		453.53	453.63	0.1

NR North Rim American West Potash, LLC Holbrook Basin project 2012 Potash Resource Assessment Appendix E Drill Hole KR-1 and KR-2 Summaries AMERICAN WEST POTASH

Drill Hole Summary Table

Drill Hole	From (m)	To (m)	Thickness (m)	%K_2O	%Carnallite	%Insolubles	Grade x Thickness	(>12.191 GT)	Comments
KR-1									
01-17	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-18	0.00	0.00	0.00	0.0			0.00	×	No potash
01-22	0.00	0.00	0.00	0.0			0.00	×	No potash
01-23	465.13	466.42	1.29	14.5			18.71	✓	Yes (Inferred)
01-24	0.00	0.00	0.00	0.0			0.00	×	Unreliable data - Gamma Ray elevated
01-25	0.00	0.00	0.00	0.0			0.00	×	No potash
01-26	0.00	383.97	1.75	7.2			12.60	×	Duplicate data - KG-01 twinned well
01-27	394.34	396.56	2.22	21.6			47.95	✓	Yes (Inferred)
01-28	0.00	0.00	0.00	0.0			0.00	×	No potash
01-29	0.00	0.00	0.00	0.0			0.00	×	Unreliable data - historic assay, no logs
01-30	441.50	443.10	1.60	6.3			10.08	×	Unreliable data - gamma ray / LAS incorrect
01-32	0.00	0.00	0.00	0.0			0.00	×	No potash
01-35	0.00	0.00	0.00	0.0			0.00	×	No potash
01-36	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-40	0.00	0.00	0.00	0.0			0.00	×	No potash
01-41	0.00	0.00	0.00	0.0			0.00	×	No potash
01-42	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-43	0.00	0.00	0.00	0.0			0.00	×	No potash
01-44	412.01	414.07	2.06	6.7			13.80	✓	Yes (Inferred)
01-45	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-46	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-47	345.57	346.94	1.37	16.7			22.88	✓	Yes (Inferred)
01-48	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-49	0.00	0.00	0.00	0.0			0.00	×	Did not meet resource cutoffs - low grade / thickness
01-50	343.81	345.03	1.22	10.6			12.93	✓	Yes (Inferred)
01-51	365.15	365.38	0.23	3.5			0.81	×	Too thin - did not meet cutoff
01-52	0.00	0.00	0.00	0.0			0.00	×	No potash
01-53	508.86	509.70	0.84	6.9			5.80	×	Too thin - did not meet cutoff
01-54	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-55	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-56	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-58	0.00	0.00	0.00	0.0			0.00	×	No potash
0160	0.00	0.00	0.00	0.0			0.00	×	No potash
01-64	0.00	0.00	0.00	0.0			0.00	×	No potash
01-65	0.00	0.00	0.00	0.0			0.00	×	No potash
01-66	562.89	564.87	1.98	9.3			18.41	✓	Yes (Inferred)
01-67	0.00	0.00	0.00	0.0			0.00	×	No potash
01-68	552.53	553.29	0.76	4.7			3.57	×	No KR-1 member
01-69	0.00	0.00	0.00	0.0			0.00	×	No potash
01-70	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
01-71	0.00	0.00	0.00	0.0			0.00	×	No potash
01-72	0.00	0.00	0.00	0.0			0.00	×	No potash
01-73	0.00	0.00	0.00	0.0			0.00	×	No potash
623	0.00	0.00	0.00	0.0			0.00	×	No potash
624	505.00	506.68	1.68	7.5			12.60	✓	Yes (Inferred)
626	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
630	0.00	0.00	0.00	0.0			0.00	×	No potash
631	0.00	0.00	0.00	0.0			0.00	×	No potash
632	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
633	348.08	348.77	0.68	4.6			3.13	×	Did not meet cutoff - too thin and low grade
634	368.05	369.27	1.22	10.0			12.20	✓	Yes (Inferred)
636	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
641	449.89	453.54	3.65	13.7			50.01	✓	Yes (Inferred)
642	474.68	475.45	0.77	5.4			4.16	×	Did not meet cutoff - too thin and low grade
645	0.00	0.00	0.00	0.0			0.00	×	No potash
650	422.83	424.21	1.37	5.8			7.95	×	Did not meet cutoff - too thin and low grade
652	409.80	411.10	1.30	9.7			12.61	✓	Yes (Inferred)
664	0.00	0.00	0.00	0.0			0.00	×	Unreliable data - Gamma ray / neutron scales
665	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
673	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
675	551.92	553.52	1.60	8.6			13.76	✓	Yes (Inferred)
679	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
680	386.87	388.39	1.52	3.5			5.32	×	Did not meet cutoff - low grade
681	0.00	0.00	0.00	0.0			0.00	×	No KR-1 member
682	341.76	343.13	1.37	11.0			15.07	✓	Yes (Inferred)
American West Potash KG-1	383.32	384.54	1.22	20.40	32.30	0.00	24.89	✓	Yes (Inferred)
American West Potash KG-2	377.78	378.24	0.46	9.04	2.74	8.98	4.16	×	Did not meet cutoff - too thin and low grade
American West Potash KG-3	385.60	386.90	1.30	9.92	4.52	16.66	12.90	×	Insolubles over 16%
American West Potash KG-4	412.61	414.73	2.12	8.42	3.20	17.80	17.85	×	Insolubles over 17%
American West Potash KG-5	433.85	434.40	0.55	4.02	4.60	21.85	2.21	×	Insolubles over 21%; thin and low grade
American West Potash KG-6	442.60	443.15	0.55	4.98	3.38	15.16	2.74	×	Insolubles over 15%; thin and low grade
American West Potash KG-8	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash KG-9	497.17	498.17	1.00	6.71	0.19	1.03	6.71	×	Did not meet cutoff - too thin and low grade
American West Potash KG-10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No potash
American West Potash KG-12	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash KG-13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash KG-14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash AWP-15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash AWP-16	415.08	416.77	1.69	8.24	2.52	10.70	13.93	✓	Grade & GT OK; Insolubles over 10%
American West Potash AWP-17	437.65	439.39	1.74	3.79	3.76	23.56	6.59	×	Did not meet cutoff - low grade
American West Potash AWP-18	485.28	488.66	3.38	9.01	4.21	23.18	30.45	×	Insolubles over 23%
American West Potash AWP-20	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash AWP-22	446.99	449.60	2.61	16.88	4.64	7.90	44.06	✓	Yes
American West Potash AWP-23	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash AWP-24	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member
American West Potash AWP-25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No potash
American West Potash AWP-27	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No KR-1 member

Tonnage Table_July_31_12 FINAL.xlsx

Drill Hole Summary Table

Drill Hole	From (m)	To (m)	Thickness (m)	%K_2O	%Carnallite	%Insolubles	Grade x Thickness	(>12.191 GT)	Comments
KR-2									Comments
01-17	381.76	382.22	0.46	4.8			2.21	×	Did not meet resource cutoffs - thin and low grade
01-18	0.00	0.00	0.00	0.0			0.00	×	No potash
01-22	0.00	0.00	0.00	0.0			0.00	×	No potash
01-23	469.01	470.69	1.68	8.0			13.44	✓	Yes
01-24	403.25	406.07	2.82	17.7			49.91	×	Unreliable data - Gamma ray elevated
01-25	421.39	424.28	2.89	14.2			41.04	✓	Yes
01-26	0.00	385.80	1.29	4.2			5.42	×	Duplicate data - KG-01 twinned well
01-27	0.00	0.00	0.00	0.0			0.00	×	No KR-2 Member
01-28	0.00	0.00	0.00	0.0			0.00	×	No potash
01-29	431.51	433.52	2.01	8.4			16.88	✓	Unreliable data - Historic assay, no logs
01-30	445.16	448.29	3.12	8.5			26.52	×	Unreliable data - Gamma ray / LAS incorrect
01-32	0.00	0.00	0.00	0.0			0.00	×	No potash
01-35	0.00	0.00	0.00	0.0			0.00	×	No potash
01-36	268.15	270.74	2.58	4.8			12.38	×	Not within property boundary
01-40	0.00	0.00	0.00	0.0			0.00	×	No potash
01-41	0.00	0.00	0.00	0.0			0.00	×	No potash
01-42	253.75	254.97	1.22	12.6			15.37	✓	Yes
01-43	0.00	0.00	0.00	0.0			0.00	×	No potash
01-44	417.58	418.87	1.29	10.3			13.29	✓	Yes
01-45	326.06	327.74	1.67	13.3			22.21	✓	Yes
01-46	458.50	459.41	0.91	8.4			7.64	×	Did not meet resource cutoffs - thin and low grade
01-47	347.93	349.53	1.68	5.9			9.91	×	Did not meet resource cutoffs - low grade
01-48	410.79	412.78	1.99	21.2			42.19	✓	Yes
01-49	409.12	410.34	1.22	6.9			8.42	×	Did not meet resource cutoffs - thin and low grade
01-50	346.56	349.22	2.66	17.1			45.49	✓	Yes
01-51	368.05	369.57	1.52	14.1			21.43	✓	Yes
01-52	0.00	0.00	0.00	0.0			0.00	×	No potash
01-53	511.23	512.75	1.52	13.0			19.76	✓	Yes
01-54	435.56	438.38	2.82	5.4			15.23	✓	Yes
01-55	451.18	453.54	2.36	14.2			33.51	✓	Yes
01-56	549.33	551.31	1.98	6.4			12.67	✓	Yes
01-58	0.00	0.00	0.00	0.0			0.00	×	No potash
01-60	0.00	0.00	0.00	0.0			0.00	×	No potash
01-64	0.00	0.00	0.00	0.0			0.00	×	No potash
01-65	0.00	0.00	0.00	0.0			0.00	×	No potash
01-66	566.24	567.39	1.15	4.8			5.52	×	Did not meet resource cutoffs - low grade
01-67	0.00	0.00	0.00	0.0			0.00	×	No potash
01-68	555.04	556.57	1.52	11.2			17.02	✓	Yes
01-69	0.00	0.00	0.00	0.0			0.00	×	No potash
01-70	591.46	593.83	1.98	11.3			22.37	✓	Not within property boundary
01-71	0.00	0.00	0.00	0.0			0.00	×	No potash
01-72	0.00	0.00	0.00	0.0			0.00	×	No potash
01-73	0.00	0.00	0.00	0.0			0.00	×	No potash
623	0.00	0.00	0.00	0.0			0.00	×	No potash
624	507.80	510.39	2.59	10.4			26.94	✓	Yes
626	598.25	600.30	2.05	4.8			9.84	×	Did not meet resource cutoffs - low grade
630	0.00	0.00	0.00	0.0			0.00	×	No potash
631	0.00	0.00	0.00	0.0			0.00	×	No potash
632	379.48	381.00	1.52	12.4			18.85	✓	Yes
633	350.22	350.67	0.46	3.8			1.75	×	Did not meet resource cutoffs - thin; carnallite
634	369.88	371.55	1.75	7.0			12.25	✓	Yes
636	433.73	435.94	2.20	10.9			23.98	✓	Yes
641	454.61	455.83	1.22	13.7			16.71	✓	Yes
642	477.79	480.20	2.41	10.5			25.31	✓	Yes
645	0.00	0.00	0.00	0.0			0.00	×	No potash
650	427.03	428.85	1.82	3.8			6.92	×	Did not meet resource cutoffs - low grade
652	413.54	415.90	2.36	4.7			11.09	×	Did not meet resource cutoffs - low grade, high carnallite
664	0.00	0.00	0.00	0.0			0.00	×	Unreliable data - Gamma Ray / neutron incorrect
665	421.54	423.29	1.75	15.3			26.78	✓	Yes
673	358.29	359.51	1.22	10.2			12.44	✓	Yes
675	554.13	556.41	2.28	10.6			24.17	✓	Yes
679	411.86	413.00	1.14	6.5			7.41	×	Did not meet resource cutoffs - thin and low grade
680	389.46	392.66	3.19	11.1			35.41	✓	Yes
681	372.69	375.67	2.98	11.8			35.16	✓	Yes
682	343.97	346.71	2.74	15.5			42.47	✓	Yes
American West Potash KG-1	385.27	386.61	1.34	9.5			12.73	✓	Yes (Inferred Only)
American West Potash KG-2	380.79	382.83	2.04	9.86	9.07	3.96	20.11	✓	Yes
American West Potash KG-3	389.31	390.98	1.67	9.59	1.32	5.10	16.02	✓	Yes
American West Potash KG-4	415.03	416.97	1.94	9.56	0.61	0.70	18.55	✓	Yes
American West Potash KG-5	435.31	438.11	2.80	10.28	0.56	2.97	28.78	✓	Yes
American West Potash KG-6	445.30	446.52	1.22	11.48	0.70	4.94	14.01	✓	Yes
American West Potash KG-8	435.59	437.36	1.77	7.80			13.81	✓	Yes (Inferred Only)
American West Potash KG-9	499.41	501.60	2.19	11.16	0.45	2.83	24.44	✓	Yes
American West Potash KG-10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No potash
American West Potash KG-12	541.64	543.80	2.16	8.64	0.61	3.31	18.66	✓	Yes
American West Potash KG-13	538.22	538.90	0.68	11.34	0.00	0.09	7.71	×	Does not meet cutoff - too thin
American West Potash KG-14	539.64	540.28	0.64	7.88	0.05	0.09	5.04	×	Does not meet cutoff - too thin and low grade
American West Potash AWP-15	406.75	409.08	2.33	10.57	9.14	3.44	24.63	✓	Yes
American West Potash AWP-16	418.01	419.73	1.72	8.57	8.66	5.53	14.74	✓	Yes
American West Potash AWP-17	441.96	443.55	1.59	9.35	0.70	3.28	14.87	✓	Yes
American West Potash AWP-18	489.58	492.49	2.91	10.27	1.23	3.40	29.89	✓	Yes
American West Potash AWP-20	406.94	407.44	0.50	11.52	0.10	0.10	5.76	×	Does not meet cutoff - too thin
American West Potash AWP-22	450.24	451.83	1.59	11.61	9.36	4.17	18.46	✓	Yes
American West Potash AWP-23	464.49	466.95	2.46	11.83	0.26	2.27	29.10	✓	Yes
American West Potash AWP-24	459.16	459.52	0.36	8.08	0.42	2.14	2.91	×	Does not meet cutoff - too thin
American West Potash AWP-25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	×	No potash
American West Potash AWP-27	451.90	453.63	1.73	8.69	0.42	2.24	15.03	✓	Yes
							Total KR-1	15	
							Total KR-2	43	
							Total DH's	43	

Tonnage Table_July_31_12 FINAL.xlsx